As filed with the Securities and Exchange Commission on June 9, 2011
Registration No. 333-174291
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CENTURYLINK, INC.
(Exact name of registrant as specified in its charter)

Louisiana	4813	72-0651161
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 CenturyLink Drive
Monroe, Louisiana 71203
(318) 388-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stacey W. Goff, Esq.
Executive Vice President, General Counsel and Secretary
CenturyLink, Inc.
100 CenturyLink Drive
Monroe, Louisiana 71203
(318) 388-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric S. Robinson, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Peter J. Bazil, Esq. Vice President, General Counsel and Secretary SAVVIS, Inc. 1 Savvis Parkway Town & Country, Missouri 63017 (314) 628-7000	Larry W. Sonsini, Esq. Robert D. Sanchez, Esq. Wilson, Sonsini, Goodrich & Rosati, PC 650 Page Mill Road Palo Alto, California 94304 (650) 493-6811

Approximate date of commencement of the proposed sale of the securities to the public:   As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED JUNE 9, 2011

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear SAVVIS Stockholders:

The board of directors of SAVVIS, Inc., which we refer to as Savvis, has agreed to be acquired by CenturyLink, Inc., which we refer to as CenturyLink, under the terms of the Agreement and Plan of Merger, dated as of April 26, 2011, which we refer to as the merger agreement. Upon completion of the merger of a wholly owned subsidiary of CenturyLink with and into Savvis, CenturyLink will acquire Savvis, and Savvis will become a wholly owned subsidiary of CenturyLink. We refer to this transaction as the merger.

If the merger is completed, Savvis stockholders will have the right to receive, for each share of Savvis common stock held at the effective time of the merger (other than shares held by stockholders who properly exercise dissenters’ rights), (a) $30.00 in cash and (b) a fraction of a share of CenturyLink common stock (which we refer to as the stock consideration) equal to (x) $10.00 divided by (y) the volume-weighted average trading price of CenturyLink common stock over the 30 trading day period ending three trading days prior to the closing (which we refer to as the CenturyLink 30-day average price), except that if the CenturyLink 30-day average price is less than or equal to $34.42, each such Savvis share will be converted into the right to receive $30.00 in cash and 0.2905 of a CenturyLink share. The exchange ratio mechanism effectively provides for the stock consideration to have a fixed value (based on the CenturyLink 30-day average price) of $10.00 per share of Savvis common stock so long as the CenturyLink 30-day average price is at least $34.42. Cash will be paid in lieu of any fractional shares. CenturyLink common stock is traded on the New York Stock Exchange under the symbol “CTL.” Savvis common stock is traded on the NASDAQ Global Select Market under the symbol “SVVS.”

We cannot complete the merger unless the Savvis stockholders approve the adoption of the merger agreement, which approval we are seeking at the special meeting of stockholders of Savvis to be held on July 13, 2011. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Savvis special meeting in person, please vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) signing and returning all proxy cards that you receive in the postage-paid envelope provided, so that your shares may be represented and voted at the Savvis special meeting. A failure to vote your shares is the equivalent of a vote against the merger.

The Savvis board of directors unanimously recommends that the Savvis stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the named executive officer merger-related compensation proposal described in this document.

The obligations of CenturyLink and Savvis to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. More information about CenturyLink, Savvis and the merger is contained in this proxy statement/prospectus. We encourage you to read this entire proxy statement/prospectus carefully, including the section entitled “Risk Factors” beginning on page 12.

We look forward to the successful acquisition of Savvis by CenturyLink.

Sincerely,

James E. Ousley
Chairman and Chief Executive Officer
SAVVIS, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined that this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [ • ], 2011, and is first being mailed to Savvis stockholders on or about [ • ], 2011.

SAVVIS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 13, 2011

To the Stockholders of SAVVIS, Inc.:

We are pleased to invite you to attend a special meeting of stockholders of SAVVIS, Inc., a Delaware corporation, which we refer to as Savvis. The meeting will be held at 8:00 A.M., local time, on July 13, 2011 at 1 Savvis Parkway, Town & Country, Missouri 63017 in order:

•	to adopt the Agreement and Plan of Merger, dated as of April 26, 2011, among CenturyLink, Inc., which we refer to as CenturyLink, Mimi Acquisition Company, a wholly owned subsidiary of CenturyLink, and Savvis, pursuant to which Mimi Acquisition Company will be merged with and into Savvis and each outstanding share of common stock of Savvis (other than shares held by stockholders who properly exercise dissenters’ rights) will be converted into the right to receive $30.00 in cash and a fraction of a share of CenturyLink common stock equal to (x) $10.00 divided by (y) the volume weighted average trading price of CenturyLink common stock over the 30 trading day period ending three trading days prior to the closing, which we refer to as the CenturyLink 30-day average price, except that if the CenturyLink 30-day average price is less than or equal to $34.42, each such Savvis share will instead be converted into the right to receive $30.00 in cash and 0.2905 of a CenturyLink share, in each case with cash paid in lieu of fractional shares;

•	to approve an adjournment of the special meeting of stockholders of Savvis, which we refer to as the special meeting or the Savvis special meeting, if necessary or appropriate, in the view of the Savvis board of directors, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement; and

•	to approve, on a (non-binding) advisory basis, the compensation to be paid to Savvis’ named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger — Financial Interests of Savvis’ Directors and Executive Officers in the Merger — Potential Payments upon a Termination In Connection with a Change in Control” beginning on page 59.

Only stockholders of record at the close of business on June 7, 2011 are entitled to notice of, and may vote at, the special meeting and at any adjournment of the special meeting. A complete list of stockholders of record of Savvis entitled to vote at the Savvis special meeting will be available for the 10 days before the Savvis special meeting at Savvis’ executive offices and principal place of business at 1 Savvis Parkway, Town & Country, Missouri 63017 for inspection by stockholders of Savvis during ordinary business hours for any purpose germane to the Savvis special meeting. The list will also be available at the Savvis special meeting for examination by any stockholder of Savvis of record present at the special meeting.

In connection with Savvis’ solicitation of proxies for the special meeting, we began mailing the accompanying proxy statement/prospectus and proxy card on or about, [ • ], 2011. Whether or not you expect to attend the Savvis special meeting in person, please vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) signing and returning all proxy cards that you receive in the postage-paid envelope provided, so that your shares may be represented and voted at the Savvis special meeting.

Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of common stock entitled to vote on the proposal.

Your vote is very important. Please vote using one of the methods above to ensure that your vote will be counted. Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement/prospectus.

By Order of the Board of Directors,

Peter J. Bazil
Vice President, General Counsel and Secretary
SAVVIS, Inc.
Town & Country, Missouri
[ • ], 2011

i

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about CenturyLink and Savvis from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your request. You may obtain the documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

SAVVIS, Inc.	CenturyLink, Inc.
1 Savvis Parkway	100 CenturyLink Drive
Town & Country, Missouri 63017	Monroe, Louisiana 71203
(314) 628-7000	(318) 388-9000
Attn: Investor Relations	Attn: Investor Relations

The firm assisting Savvis with the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders call toll-free: (888) 750-5834
Banks and brokers call collect: (212) 750-5833

Investors may also consult Savvis’ and CenturyLink’s websites for more information concerning the merger described in this proxy statement/prospectus. Savvis’ website is www.savvis.com and CenturyLink’s website is www.centurylink.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

If you would like to request documents, please do so by July 6, 2011 in order to receive them before the special meeting.

For more information, see “Where You Can Find More Information” beginning on page 92.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, which we refer to as the SEC, by CenturyLink (File No. 333-174291), constitutes a prospectus of CenturyLink under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the CenturyLink common shares to be issued to Savvis stockholders as required by the merger agreement. This document also constitutes a proxy statement of Savvis under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, with respect to the special meeting of Savvis stockholders, at which Savvis stockholders will be asked to vote upon a proposal to adopt the merger agreement.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [ • ], 2011. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than the date on the front cover of those documents. Neither the mailing of this proxy statement/prospectus to Savvis stockholders nor the issuance by CenturyLink of common stock in connection with the merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding CenturyLink has been provided by CenturyLink and information contained in this proxy statement/prospectus regarding Savvis has been provided by Savvis.

QUESTIONS AND ANSWERS

The following are answers to some questions that you, as a stockholder of Savvis, may have regarding the merger and the other matters being considered at the stockholder meeting of Savvis (which we refer to as the special meeting or the Savvis special meeting). Savvis urges you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:	CenturyLink and Savvis have agreed to an acquisition of Savvis by CenturyLink under the terms of a merger agreement that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

In order to complete the merger, Savvis stockholders must vote to adopt the merger agreement, and all other conditions to the merger must be satisfied or waived.

Savvis will hold a special meeting to obtain this approval. This proxy statement/prospectus contains important information about the merger and the special meeting, and you should read it carefully. The enclosed proxy materials allow you to vote your shares without attending the special meeting.

You are also being asked to vote on a proposal to adjourn the Savvis special meeting, if necessary or appropriate, in the view of the Savvis board of directors, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement (which we refer to as the adjournment proposal). In addition, you are also being asked to vote on a proposal to approve, on a (non-binding) advisory basis, certain compensation payable to Savvis’ named executive officers that is based on or otherwise relates to the merger, which we refer to as the named executive officer merger-related compensation proposal.

Your vote is important. We encourage you to vote as soon as possible.

Q:	When and where will the meeting be held?

A:	The Savvis special meeting will be held at 8:00 A.M., local time, on July 13, 2011 at 1 Savvis Parkway, Town & Country, Missouri 63017.

Q:	How do I vote?

A:	If you are a stockholder of record of Savvis as of the record date for the special meeting, you may vote in person by attending the special meeting or, to ensure your shares are represented at the special meeting, you may vote by:

• accessing the Internet website specified on your proxy card;

• calling the toll-free number specified on your proxy card; or

• signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold Savvis shares in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at the special meeting.

Q:	How does the Savvis board of directors recommend that I vote?

A:	The Savvis board of directors unanimously recommends that holders of Savvis common stock vote “FOR” the proposal to adopt the merger agreement, “FOR” the adjournment proposal and “FOR” the named executive officer merger-related compensation proposal.

Q:	What vote is required to adopt each proposal?

A:	The proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Savvis common stock entitled to vote on the proposal.

The adjournment proposal and the (nonbinding) advisory vote on the named executive officer merger-related compensation proposal each requires the affirmative vote of holders of a majority of the shares of Savvis common stock entitled to vote on the proposal present or represented by proxy at the special meeting.

Q:	How many votes do I and others have?

A:	You are entitled to one vote for each share of Savvis common stock that you owned as of the record date. As of the close of business on June 7, 2011, there were 57,603,545 outstanding shares of Savvis common stock.

In connection with the execution of the merger agreement, Welsh, Carson, Anderson & Stowe VIII, L.P., which we refer to as WCAS, and certain related parties (which we refer to collectively with WCAS as the WCAS stockholders) entered into a voting agreement, dated as of April 26, 2011, with CenturyLink, which we refer to as the voting agreement. As of June 7, 2011, there were 13,105,304 shares, constituting approximately 22.8% of the outstanding common stock of Savvis, subject to the voting agreement. The WCAS stockholders have agreed in the voting agreement to vote all shares of Savvis common stock beneficially owned by them (i) in favor of the adoption of the merger agreement and any action reasonably requested by CenturyLink in furtherance thereof, (ii) against any action or agreement that would reasonably be expected to result in a breach of the merger agreement by Savvis or the voting agreement by any WCAS stockholder, (iii) against any change in the board of directors of Savvis and (iv) against any alternative takeover proposals with a third party and any action involving Savvis that is intended, or would reasonably be expected, to interfere with or delay the merger, among other things.

As of June 7, 2011, approximately 22.0% of the outstanding Savvis common shares were beneficially owned by the directors and executive officers of Savvis (some of whom are WCAS stockholders). Savvis currently expects that its directors and executive officers will vote their shares in favor of adoption of the merger agreement, but, other than Patrick J. Welsh and Thomas E. McInerney, who as WCAS stockholders are parties to the voting agreement with CenturyLink, none of Savvis’ directors or executive officers have entered into any agreement obligating them to do so.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	Your failure to vote, or failure to instruct your broker, bank or nominee to vote, will have the same effect as a vote against the proposal to adopt the merger agreement, but will have no effect on the adjournment proposal or the named executive officer merger-related compensation proposal. Your abstention from voting will have the same effect as a vote against the proposal to adopt the merger agreement, the adjournment proposal and the named executive officer merger-related compensation proposal.

Q:	What constitutes a quorum?

A:	Stockholders who hold at least a majority of the issued and outstanding Savvis common stock as of the close of business on the record date and who are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct the special meeting.

Q:	If my shares are held in street name by my broker, bank or nominee, will my broker, bank or nominee vote my shares for me?

A:	If you hold your shares in a stock brokerage account or if your shares are held by a broker, bank or nominee (that is, in street name), you must provide your broker, bank or nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Savvis or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Further, brokers, banks and nominees who hold shares of Savvis

v

common stock on behalf of their customers may not give a proxy to Savvis to vote those shares without specific instructions from their customers.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you sign and return your proxy card without indicating how to vote on any particular proposal, the Savvis common stock represented by your proxy will be voted in favor of that proposal.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

• you can grant a new, valid proxy bearing a later date;

• you can send a signed notice of revocation; or

• if you are a holder of record, you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of Savvis, no later than the beginning of the special meeting. If your shares are held in street name by your broker, bank or nominee, you should contact them to change your vote.

Q:	Do you expect the merger to be taxable to Savvis stockholders?

A:	Generally, yes. The receipt of the merger consideration for Savvis common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States holder who receives the merger consideration in exchange for shares of Savvis common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between (i) the fair market value of the CenturyLink common stock as of the effective time of the merger and the amount of cash received and (ii) the holder’s adjusted tax basis in the shares of Savvis common stock exchanged for the merger consideration pursuant to the merger.

You should read the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 51 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	When do you expect the merger to be completed?

A:	We hope to complete the merger in the second half of 2011. However, the merger is subject to various regulatory approvals and other conditions, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the Savvis special meeting and the completion of the merger. We hope to complete the merger as soon as reasonably practicable following the receipt of all required approvals.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes.

In order for your shares to be represented at the Savvis special meeting:

• you can vote through the Internet or by telephone by following the instructions included on your proxy card;

• you can indicate on the enclosed proxy card how you would like to vote and return the card in the accompanying pre-addressed postage paid envelope; or

• you can attend the special meeting in person.

Q:	Do I need to do anything with my Savvis common stock certificates now?

A:	No. After the merger is completed, if you held certificates representing shares of Savvis common stock prior to the merger, CenturyLink’s exchange agent will send you a letter of transmittal and instructions for exchanging your shares of Savvis common stock for the merger consideration. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, a Savvis stockholder will receive the merger consideration. Unless you specifically request to receive CenturyLink stock certificates, the shares of CenturyLink common stock you receive in the merger will be issued in book-entry form.

Q:	Do I need identification to attend the Savvis special meeting in person?

A:	Yes. Please bring proper identification, together with proof that you are a record owner of Savvis stock. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement stating or showing that you beneficially owned shares of Savvis common stock on the record date.

Q:	Who can help answer my questions?

A:	If you have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this proxy statement/prospectus or additional proxy cards, you should contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders Call Toll-Free: (888) 750-5834
Banks And Brokers Call Collect: (212) 750-5833

SUMMARY

This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all the information that is important to you. We urge you to read carefully the remainder of this proxy statement/prospectus, including the attached annexes, and the other documents to which we have referred you because this section does not provide all the information that might be important to you with respect to the merger and the related matters being considered at the Savvis special meeting. See also the section entitled “Where You Can Find More Information” on page 92. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

Savvis (See page 27)

SAVVIS, Inc.
1 Savvis Parkway
Town & Country, Missouri 63017
(314) 628-7000

Savvis provides information technology services including cloud services, managed hosting, managed security, colocation, professional services and network services through Savvis’ global infrastructure to businesses and government agencies around the world. Savvis’ suite of products can be purchased individually, in various combinations, or as part of a total or partial outsourcing arrangement. Savvis’ colocation solutions meet the specific needs of clients who require control of their physical assets, while Savvis’ managed hosting solution offerings provide clients with access to Savvis’ services and infrastructure without the upfront capital costs associated with equipment acquisition. Shares of Savvis common stock currently trade on the NASDAQ under the stock symbol “SVVS.”

Additional information about Savvis and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 92.

CenturyLink (See page 27)

CenturyLink, Inc.
100 CenturyLink Drive
Monroe, Louisiana 71203
(318) 388-9000

CenturyLink is an integrated communications company primarily engaged in providing an array of communications services, including local and long distance voice, data, Internet access, broadband, and satellite video services in select markets throughout a substantial portion of the continental United States. In certain local and regional markets, CenturyLink also sells communications equipment and provides fiber transport, competitive local exchange carrier, security monitoring, and other communications, professional and business information services. Shares of CenturyLink common stock trade on the New York Stock Exchange, which we refer to as the NYSE, under the stock symbol “CTL.”

On April 1, 2011, CenturyLink acquired Qwest Communications International Inc., which we refer to as Qwest, in a merger transaction, which substantially expanded the size and scope of its business. CenturyLink estimates that immediately following that merger it operated approximately 15.0 million access lines and served approximately 5.4 million broadband customers and 1.7 million satellite video subscribers, based upon operating data of CenturyLink and Qwest as of March 31, 2011.

Additional information about CenturyLink and its subsidiaries, including certain unaudited pro forma combined condensed financial information that gives effect to CenturyLink’s acquisition of Qwest, is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 92.

Mimi Acquisition Company (See page 27)

Mimi Acquisition Company, a wholly owned subsidiary of CenturyLink, is a Delaware corporation formed on April 26, 2011 for the purpose of effecting the merger.

Mimi Acquisition Company has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

The Merger and the Merger Agreement

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger.

Effects of the Merger (See page 31)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Mimi Acquisition Company will merge with and into Savvis. Savvis will survive the merger as a wholly owned subsidiary of CenturyLink.

In the merger, each share of Savvis common stock, other than shares held by holders who properly exercise dissenters’ rights, will be converted into the right to receive (i) $30.00 in cash and (ii) a fraction of a share of CenturyLink common stock equal to (x) $10.00 divided by (y) the volume-weighted average trading price of CenturyLink common stock (which we also refer to as CenturyLink common shares) over the 30 trading day period ending three trading days prior to the closing, which we refer to as the CenturyLink 30-day average price, except that if the CenturyLink 30-day average price is less than or equal to $34.42, each such Savvis share will be converted into the right to receive $30.00 in cash and 0.2905 of a CenturyLink share. The exchange ratio mechanism effectively provides for the stock consideration to have a fixed value (based on the CenturyLink 30-day average price) of $10.00 per share of Savvis common stock so long as the CenturyLink 30-day average price is at least $34.42. As a result of the exchange ratio mechanism, if the CenturyLink 30-day average price of CenturyLink common stock is below $34.42, the exchange ratio will be fixed at 0.2905 under the merger agreement, and the value of the stock consideration for each share of Savvis common stock held by non-dissenting Savvis stockholders, based on such average price, will be less than $10.00. Cash will be paid in lieu of any fractional shares.

Treatment of Savvis Equity Awards (See page 54)

Treatment of Stock Options.  Pursuant to, and as further described in, the merger agreement, at the effective time of the merger, each option to purchase Savvis common stock under the Savvis stock plans outstanding immediately prior to the effective time will be assumed by CenturyLink and be converted into a vested option (whether or not previously vested) to purchase a number of CenturyLink common shares equal to the product of (i) the number of shares of Savvis common stock subject to the option and (ii) the stock award exchange ratio, as defined below, rounded down to the nearest whole share. The per share exercise price of such assumed stock option will be equal to (i) the per share exercise price of the Savvis stock option divided by (ii) the stock award exchange ratio, rounded up to the nearest whole cent. Except as set forth above, each assumed stock option will be subject to the same terms and conditions as were applicable to the corresponding option to purchase Savvis common stock immediately prior to the effective time of the merger.

Treatment of Restricted Stock Units Other Than Restricted Stock Units Granted Under the Annual Incentive Plan.  Pursuant to, and as further described in, the merger agreement, with respect to the unvested restricted stock units outstanding immediately prior to the effective time of the merger under the Savvis stock plans, other than those granted pursuant to the Savvis annual incentive plan, 50% of such restricted stock units held by each holder thereof will become vested, without regard to any applicable performance targets, at the effective time of the merger and be converted into the right to receive cash and CenturyLink common shares on the same terms as shares of Savvis common stock, subject to applicable tax withholdings.

The remaining 50% of such restricted stock units will be assumed by CenturyLink and converted at the effective time of the merger into CenturyLink restricted stock units, on the same terms and conditions as were applicable under such restricted stock units immediately prior to the effective time of the merger (other than with respect to any performance goals, which will cease to apply), reflecting the right to receive a number of CenturyLink common shares rounded to the nearest whole share, equal to the product of (a) the applicable number of shares of Savvis common stock subject to the restricted stock units multiplied by (b) the stock award exchange ratio, except that the restricted stock units that do not vest at the effective time of the merger will vest, subject to the holder’s continued employment, on the later of the first anniversary of the closing date or December 31, 2012 (unless the holder’s employment is terminated without “cause” (as defined in the Savvis 2003 Incentive Compensation Plan) or the holder resigns for “good reason” (as defined in the merger agreement) prior to the vesting date, in which case the converted restricted stock units will immediately vest and settle upon the date of such holder’s termination of employment).

Treatment of Restricted Stock Units Granted Pursuant to the Annual Incentive Plan.  Pursuant to, and as further described in, the merger agreement, each unvested restricted stock unit outstanding immediately prior to the effective time of the merger under the Savvis annual incentive plan for the performance year in which the effective time of the merger occurs will be converted into the right to receive a cash payment equal to the product of (a) the number of shares of Savvis common stock earned based on the actual achievement of the applicable performance measures as of the effective time of the merger in accordance with the Savvis annual incentive plan (prorated for the portion of the year prior to the closing date), multiplied by (b) the sum of $30 plus 25% of the closing price per share of CenturyLink common shares on the NYSE on the last trading day immediately preceding the closing date, multiplied by (c) the quotient of the number of days in the applicable performance year through the closing date divided by 365.

For the purposes of the conversion of the Savvis stock options and Savvis restricted stock units described above, the stock award exchange ratio is the sum of (a) the exchange ratio and (b) the quotient of $30.00 divided by the closing price per share for CenturyLink common shares on the NYSE on the last trading day immediately preceding the closing date of the merger.

Treatment of Restricted Stock.  Pursuant to, and as further described in, the merger agreement, each Savvis restricted stock award will vest in full immediately prior to the effective time of the merger and be converted into a right to receive cash and CenturyLink common shares on the same terms as other shares of Savvis common stock.

Material U.S. Federal Income Tax Consequences of the Merger (See page 51)

The receipt of the merger consideration in exchange for shares of Savvis common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States holder who receives the merger consideration in exchange for shares of Savvis common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between (i) the fair market value of the CenturyLink common stock as of the effective time of the merger and the amount of cash received and (ii) the holder’s adjusted tax basis in the shares of Savvis common stock exchanged for the merger consideration pursuant to the merger. Any gain or loss would be long-term capital gain or loss if the holding period for the shares of Savvis common stock exceeds one year at the effective time of the merger. Long-term capital gains of noncorporate United States holders (including individuals) generally are eligible for preferential rates of United States federal income tax. There are limitations on the deductibility of capital losses under the Internal Revenue Code.

A United States holder’s aggregate tax basis in CenturyLink common stock received in the merger will equal the fair market value of the stock as of the effective time of the merger. The holding period of the CenturyLink common stock received in the merger will begin on the day after the merger.

Recommendations of the Board of Directors of Savvis (See page 28)

After careful consideration, the Savvis board of directors, on April 26, 2011, approved the merger agreement by a unanimous vote of the directors present. For the factors considered by the Savvis board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger — Savvis’ Reasons for the Merger and Recommendation of the Savvis Board of Directors” beginning on page 40. The Savvis board of directors unanimously recommends that the Savvis stockholders vote “FOR” the proposal to adopt the merger agreement at the Savvis special meeting, “FOR” the adjournment proposal and “FOR” the named executive officer merger-related compensation proposal.

Opinion of Morgan Stanley & Co. Incorporated (See page 43)

In connection with the execution of the merger agreement, the Savvis board of directors received an opinion, dated April 26, 2011, from Savvis’ financial advisor, Morgan Stanley & Co. Incorporated, which we refer to as Morgan Stanley, as to the fairness from a financial point of view of the consideration to be received by holders of shares of Savvis common stock (other than holders of certain excluded shares) pursuant to the merger agreement, as of the date of the opinion. The full text of the written opinion of Morgan Stanley dated April 26, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the scope of the review undertaken by Morgan Stanley in connection with rendering its opinion, is included as Annex B to this document and is incorporated by reference herein in its entirety. You are encouraged to read the opinion and the description beginning on page 43 carefully in their entirety. This summary and the description of the opinion beginning on page 43 are qualified in their entirety by reference to the full text of the opinion. Morgan Stanley provided its written opinion to the Savvis board of directors in connection with and for purposes of its evaluation of the consideration to be received by holders of shares of Savvis common stock (other than holders of certain excluded shares) pursuant to the merger agreement. Morgan Stanley’s opinion addressed only the fairness, from a financial point of view, of the consideration to be received by holders of shares of Savvis common stock (other than holders of certain excluded shares) pursuant to the merger agreement, as of April 26, 2011, and Morgan Stanley expressed no opinion as to any other matter. The opinion does not constitute a recommendation to any stockholder as to how any stockholder should vote with respect to the adoption of the merger agreement or whether to take any other action with respect to the merger.

Financial Interests of Savvis’ Directors and Executive Officers in the Merger (See page 54)

In considering the recommendation of the Savvis board of directors to adopt the merger agreement, Savvis stockholders should be aware that certain Savvis directors and executive officers have interests in the merger that are different from, or in addition to, those of Savvis stockholders generally. These interests, which may create actual or potential conflicts of interest, are, to the extent material, described in the section entitled “The Merger — Financial Interests of Savvis’ Executive Officers and Directors in the Merger.” The Savvis board of directors was aware of these potential conflicts of interest and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to Savvis stockholders that the merger agreement be adopted. These interests include the following:

•	The merger agreement provides that a portion of outstanding restricted stock units, all outstanding stock options and all outstanding shares of restricted stock, including those held by executive officers of Savvis, vest in connection with the completion of the merger.

•	Each executive officer of Savvis is party to an employment arrangement with Savvis that provides for severance and other benefits following a change in control of Savvis, such as the merger, and a qualifying termination of the executive officer’s employment.

•	Savvis directors and officers are entitled to continued indemnification and insurance coverage pursuant to the merger agreement.

Directors and Management After the Merger (See page 50)

Upon completion of the merger, the board of directors and executive officers of CenturyLink are expected to remain unchanged, except that Mr. James E. Ousley, currently the Chairman and Chief Executive Officer of Savvis, is expected to serve as an executive officer of CenturyLink for approximately one year after the closing of the merger. For information on CenturyLink’s current directors and executive officers, please see CenturyLink’s proxy statement dated April 4, 2011. See “Where You Can Find More Information” beginning on page 92.

Regulatory Approvals Required for the Merger (See page 53)

HSR Act and Antitrust.  The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, which prevents CenturyLink and Savvis from completing the merger until required information and materials are furnished to the Antitrust Division of the Department of Justice, which we refer to as the DOJ, and the Federal Trade Commission, which we refer to as the FTC, and the HSR Act’s waiting period is terminated or expires. On May 16, 2011, CenturyLink and Savvis filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. The waiting period will expire at 11:59 p.m. on June 15, 2011, unless early terminated by the FTC. The DOJ or the FTC may extend the waiting period by requesting additional information or documentary material or the parties may otherwise agree to extend the waiting period. If the antitrust agencies make such a “second request” for information, the waiting period will expire at 11:59 p.m. on the thirtieth day after CenturyLink and Savvis have substantially complied with this request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. If the waiting period expires on a Saturday, Sunday or legal public holiday, then the period is extended until 11:59 p.m. the next day that is not a Saturday, Sunday or legal public holiday. The DOJ, the FTC and others may challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the merger, any of the DOJ, the FTC or others could take action under the antitrust laws, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not succeed.

FCC Approval.  The Federal Communications Act of 1934, as amended, requires the approval of the Federal Communications Commission, which we refer to as the FCC, prior to any transfer of control of certain types of licenses and other authorizations issued by the FCC. On May 19, 2011, CenturyLink and Savvis filed the required applications for FCC consent to the transfer of control to CenturyLink of the FCC licenses and authorizations held by Savvis and one of its subsidiaries. On June 7, 2011, the FCC issued a public notice acknowledging receipt of those applications and requesting public comments on the applications by June 21, 2011, and replies to any such comments by June 28, 2011.

Other Regulatory Matters.  CenturyLink and Savvis have provided or expect to provide shortly required notification of the merger or supplemental information to certain domestic and foreign regulatory bodies.

Completion of the Merger (See page 63)

We currently expect to complete the merger in the second half of 2011, subject to receipt of required stockholder and regulatory approvals and to the satisfaction or waiver of the other closing conditions summarized below.

Conditions to Completion of the Merger (See page 63)

As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, receipt of the requisite approval of Savvis stockholders, the expiration or early termination of the waiting period under the HSR Act, the receipt of all required regulatory approvals from the FCC, the receipt of any required approvals from all other regulators (subject to certain materiality standards), the approval for listing on the New York Stock Exchange, which we refer to as the NYSE, of the CenturyLink common stock to be issued as stock consideration in the merger, the absence of any law or order prohibiting the merger or having certain material effects on one or more of the parties to the merger, the correctness of all representations and warranties made by the parties in the merger agreement and performance by the parties of their obligations under the merger agreement (subject in each case to certain materiality standards).

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (See page 65)

CenturyLink and Savvis may mutually agree to terminate the merger agreement before completing the merger, even after adoption of the merger agreement by the Savvis stockholders.

In addition, either CenturyLink or Savvis may decide to terminate the merger agreement if:

•	the merger is not consummated by January 31, 2012, subject to one or more extensions, up to three months in the aggregate and possible further extensions, under certain circumstances;

•	a court or other governmental entity issues a final and nonappealable order prohibiting the merger or having certain material effects on one or more parties to the merger agreement;

•	Savvis stockholders fail to adopt the merger agreement; or

•	the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach.

CenturyLink may also terminate the merger agreement if, prior to obtaining the approval of the Savvis stockholders required to consummate the merger, the board of directors of Savvis withdraws, modifies in a manner adverse to CenturyLink or proposes publicly to withdraw or modify in a manner adverse to CenturyLink its approval or recommendation with respect to the merger agreement or approves, recommends or proposes publicly to approve or recommend any alternative takeover proposal with a third party.

Expenses and Termination Fees (See page 66)

Generally, all fees and expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. The merger agreement further provides that, upon termination of the merger agreement under certain circumstances, Savvis may be obligated to pay CenturyLink a termination fee of $85 million. See the section entitled “The Merger — The Merger Agreement — Expenses and Termination Fees” beginning on page 66 for a discussion of the circumstances under which Savvis will be required to pay a termination fee.

Accounting Treatment (See page 52)

CenturyLink prepares its financial statements in accordance with U.S. generally accepted accounting principals, or GAAP. The merger will be accounted for by applying the acquisition method using the accounting guidance for business combinations (referred to as Accounting Standards Codification 805, or ASC 805) which requires the determination of the acquirer, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. Based on the guidance of ASC 805, CenturyLink will be the acquirer of Savvis for accounting purposes. This means that CenturyLink will allocate the purchase price to the fair value of Savvis’ assets and liabilities at the acquisition date, with any excess purchase price being recorded as goodwill.

Appraisal Rights (See page 87)

Under the Delaware General Corporation Law, which we refer to as the DGCL, Savvis stockholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply with all requirements of the DGCL, which are summarized in this proxy statement/prospectus. This appraisal amount could be more than, the same as, or less than the value of the merger consideration. Any Savvis stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Savvis prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal right, we encourage you to seek the advice of your own legal counsel.

The Savvis Special Meeting (See page 28)

The special meeting of Savvis stockholders is scheduled to be held at 8:00 A.M., local time, on July 13, 2011 at 1 Savvis Parkway, Town & Country, Missouri 63017. At the Savvis special meeting stockholders of Savvis will be asked:

•	to adopt the Agreement and Plan of Merger, dated as of April 26, 2011, among CenturyLink, Mimi Acquisition Company, a wholly owned subsidiary of CenturyLink, and Savvis, pursuant to which Mimi Acquisition Company will be merged with and into Savvis and each outstanding share of common stock of Savvis will be converted into the right to receive $30.00 in cash, and a fraction of a share of CenturyLink common stock equal to (x) $10.00 divided by (y) the CenturyLink 30-day average price, except if the CenturyLink 30-day average price is less than or equal to $34.42, each such Savvis share will instead be converted into the right to receive $30.00 in cash and 0.2905 of a CenturyLink share, in each case with cash paid in lieu of fractional shares;

•	to approve an adjournment of the Savvis special meeting, if necessary or appropriate, in the view of the Savvis board of directors, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement; and

•	to approve, on a (non-binding) advisory basis, the compensation to be paid to Savvis’ named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger — Financial Interests of Savvis’ Directors and Executive Officers in the Merger — Potential Payments upon a Termination In Connection with a Change in Control” beginning on page 59.

You may vote at the Savvis special meeting if you owned common stock of Savvis at the close of business on the record date, June 7, 2011. On that date, there were 57,603,545 shares of common stock of Savvis outstanding and entitled to vote.

You may cast one vote for each share of common stock of Savvis that you owned on the record date.

The affirmative vote of record holders of a majority of the outstanding shares of Savvis common stock on the record date is required to adopt the merger agreement. The affirmative vote of holders of a majority of the shares of Savvis common stock entitled to vote on the proposal present or represented by proxy at the Savvis special meeting is required to approve each of the adjournment proposal and the named executive officer merger-related compensation proposal.

As of the record date for the Savvis’ special meeting, the directors and executive officers of Savvis as a group owned and were entitled to vote 12,687,533 shares of the common stock of Savvis, or approximately 22.0% of the outstanding shares of the common stock of Savvis on that date. Savvis currently expects that its directors and executive officers will vote their shares in favor of adoption of the merger agreement, but, other than Patrick J. Welsh and Thomas E. McInerney, who, as WCAS stockholders, are parties to the voting agreement with CenturyLink described below, none of Savvis’ directors or executive officers have entered into any agreement obligating them to do so.

Voting Agreement (See page 74)

In connection with the execution of the merger agreement, Welsh, Carson, Anderson & Stowe VIII, L.P. and certain related parties, which we refer to as the WCAS stockholders, have entered into a voting agreement, dated as of April 26, 2011. As of June 7, 2011, there were 13,105,304 shares, constituting approximately 22.8% of the outstanding common stock of Savvis, subject to the voting agreement.

The WCAS stockholders have agreed in the voting agreement to vote all shares of Savvis common stock owned by them (i) in favor of the adoption of the merger agreement and any action reasonably requested by CenturyLink in furtherance thereof, (ii) against any action or agreement that would reasonably be expected to result in a breach of the merger agreement by Savvis or the voting agreement by any WCAS stockholder, (iii) against any change in the board of directors of Savvis and (iv) against any alternative takeover proposals with a third party and any action involving Savvis that is intended, or would reasonably be expected, to interfere with or delay the merger, among other things. The voting agreement also prohibits the WCAS stockholders from soliciting, or participating in discussions or negotiations or providing information with respect to, alternative takeover proposals, subject to certain exceptions. The WCAS stockholders also have agreed to comply with restrictions on the disposition and encumbrance of their shares and to refrain from taking certain other actions. The WCAS stockholders have waived their dissenters’ rights with respect to the merger. For additional information on the voting agreement, see the section entitled “The Merger — The Voting Agreement.”

Description of the Debt Financing (See page 75)

In connection with the merger, CenturyLink has entered into a commitment letter with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, which we refer to as the lenders. Pursuant to this commitment letter, the lenders committed to provide, under certain circumstances, up to $2.0 billion in new senior unsecured term loans. On June 9, 2011, in connection with the financing of the merger, CenturyLink commenced a public offering of three series of its senior notes, with an expected total aggregate principal amount of $2.0 billion, which we refer to as the CenturyLink senior notes offering. As a result of this offering, CenturyLink expects to forego use of the bridge debt facilities contemplated by the commitment letter. The CenturyLink senior notes offering is expected to consist of: $400 million aggregate principal amount of 7.600% Series P senior notes due 2039, $350 million aggregate principal amount of 5.150% Series R senior notes due 2017 and $1.250 billion aggregate principal amount of 6.450% Series S senior notes due 2021. CenturyLink anticipates using the net proceeds from the CenturyLink senior notes offering, together with cash on hand and any necessary borrowings under CenturyLink’s credit facility, to fund the payment of the cash portion of the merger consideration, to refinance Savvis’ credit facility debt and to pay fees and expenses in connection with the merger. CenturyLink expects to receive the net proceeds of the CenturyLink senior notes offering on June 16, 2011. For a more complete description of the CenturyLink senior notes offering, please see the definitive prospectus supplement relating to that offering when filed with the SEC. For a more complete description of the financing for the merger, see the section entitled “Description of the Debt Financing” beginning on page 75 of this proxy statement/prospectus. The merger is not conditioned on the availability of the financing described above. For a discussion of certain risks related to CenturyLink’s financing, please see “Risk Factors — Other Risks” beginning on page 23.

In the event that the proceeds of the debt financing are not available to CenturyLink for any reason, CenturyLink would seek alternative financing arrangements in connection with the merger. Such alternative financing may not be available on acceptable terms, in a timely manner or at all. The potential alternative financing arrangements may include one or more bank financings or credit facilities or additional or new attempts to sell debt securities of CenturyLink or its subsidiaries. As of the date of this proxy statement/prospectus, no alternative financing arrangements or alternative financing plans have been made in the event the proceeds of the CenturyLink senior notes offering are not received as anticipated and CenturyLink cannot borrow funds as contemplated in the commitment letter.

Risk Factors (See page 12)

Before voting at the Savvis special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, as well as the specific factors under the section entitled “Risk Factors” beginning on page 12.

Selected Historical Financial Data of CenturyLink

The following tables set forth selected consolidated financial information for CenturyLink. The selected statement of operations data for the three months ended March 31, 2011 and 2010 and the selected balance sheet data as of March 31, 2011 and 2010 have been derived from CenturyLink’s unaudited consolidated financial statements. In the opinion of CenturyLink’s management, all adjustments considered necessary for a fair presentation of the interim March 31 financial information have been included. The selected statement of operations data for each of the years ended December 31, 2010, 2009, 2008, 2007 and 2006 and the selected balance sheet data as of December 31, 2010, 2009, 2008, 2007 and 2006 have been derived from CenturyLink’s consolidated financial statements that were audited by KPMG LLP, except as noted below. The following information should be read together with CenturyLink’s consolidated financial statements, the notes related thereto and management’s related reports on CenturyLink’s financial condition and performance, all of which are contained in CenturyLink’s reports filed with the SEC and incorporated herein by reference. See “Where You Can Find More Information” beginning on page 92. The operating results for the three months ended March 31, 2011 are not necessarily indicative of the results to be expected for any future period.

On April 1, 2011, CenturyLink acquired Qwest in a stock-for-stock transaction which significantly expanded the scope of CenturyLink’s operations and the amount of its outstanding common stock and debt. Qwest’s financial results and balance sheet and operating data are not included in the table below. For further information on Qwest and the impact of the Qwest acquisition on CenturyLink, see (i) the reports filed by Qwest with the SEC and (ii) pro forma financial information filed by CenturyLink with the SEC that reflects the effects of the Qwest acquisition. See “Where You Can Find More Information” beginning on page 92.

	Three Months
	Ended March 31,		Years Ended December 31,
	2011	2010	2010	2009(1)	2008	2007	2006
	(Unaudited)
	(In millions, except per-share amounts)

Selected Statement of Operations Data
Operating revenues	$1,696	$1,800	$7,042	$4,974	$2,600	$2,656	$2,448
Operating income	$464	$545	$2,060	$1,233	$721	$793	$666
Net income attributable to CenturyLink, Inc.	$211	$253	$948	$647	$366	$418	$370
Earnings per common share
Basic	$0.69	$0.84	$3.13	$3.23	$3.53	$3.79	$3.15
Diluted	$0.69	$0.84	$3.13	$3.23	$3.52	$3.71	$3.07	(2)
Dividends per common share	$0.725	$0.725	$2.90	$2.80	$2.1675	$0.26	$0.25
Weighted average basic shares outstanding	303.8	299.4	300.6	198.8	102.3	109.4	116.7
Weighted average diluted shares outstanding	304.5	300.0	301.3	199.1	102.6	112.8	122.0	(2)

	March 31		December 31,
	2011	2010	2010	2009(1)	2008	2007	2006
	(Unaudited)
	(In millions)

Selected Balance Sheet Data
Net property, plant and equipment	$8,649	$8,970	$8,754	$9,097	$2,896	$3,108	$3,109
Goodwill	$10,261	$10,252	$10,261	$10,252	$4,016	$4,011	$3,431
Total assets	$21,901	$22,322	$22,038	$22,563	$8,254	$8,185	$7,441
Long-term debt, including current portion	$7,180	$7,721	$7,328	$7,754	$3,315	$3,014	$2,591
Shareholders’ equity	$9,659	$9,501	$9,647	$9,467	$3,168	$3,416	$3,199
Selected Operating Data (unaudited)
Telephone access lines	6.397	6.913	6.504	7.039	2.025	2.135	2.094
High-speed Internet customers	2.446	2.306	2.394	2.236	0.641	0.555	0.369

(1)	On July 1, 2009, CenturyLink acquired Embarq Corporation, which we refer to as Embarq, in a stock-for-stock transaction which significantly expanded the scope of CenturyLink’s operations and the amount of its outstanding common stock and debt. Embarq’s financial results and balance sheet and operating data are included in the above table for periods or dates subsequent to the July 1, 2009 acquisition date.

(2)	These numbers reflect the retrospective application of Emerging Issues Task Force 03-06-1, which CenturyLink adopted January 1, 2009; therefore, these numbers are unaudited.

Selected Historical Financial Data of Savvis

The following tables set forth selected consolidated financial information for Savvis. The selected statement of operations data for the three months ended March 31, 2011 and 2010 and the selected balance sheet data as of March 31, 2011 and 2010 have been derived from Savvis’ unaudited consolidated financial statements. In the opinion of Savvis’ management, all adjustments considered necessary for a fair presentation of the interim March 31 financial information have been included. The selected statement of operations data for each of the years ended December 31, 2010, 2009, 2008, 2007 and 2006 and the selected balance sheet data as of December 31, 2010, 2009, 2008, 2007 and 2006 have been derived from Savvis’ consolidated financial statements that were audited by Ernst & Young LLP. The following information should be read together with Savvis’ consolidated financial statements, the notes related thereto and management’s related reports on Savvis’ financial condition and performance, all of which are contained in Savvis’ reports filed with the SEC and incorporated herein by reference. See “Where You Can Find More Information” beginning on page 92. The operating results for the three months ended March 31, 2011 are not necessarily indicative of the results to be expected for any future period.

	Three Months
	Ended March 31,		Years Ended December 31,
	2011	2010	2010	2009	2008	2007(1)	2006
	(Unaudited)
	(In millions, except per-share amounts)

Selected Statement of Operations Data
Operating revenues	$257	$217	$933	$874	$857	$794	$764
Operating income	$17	$5	$24	$40	$27	$338	$25
Net income (loss) attributable to Savvis, Inc.	$(2)	$(11)	$(54)	$(21)	$(22)	$243	$(44)
Earnings (loss) per common share
Basic	$(0.03)	$(0.21)	$(0.98)	$(0.39)	$(0.41)	$4.61	$(9.54)
Diluted	$(0.03)	$(0.21)	$(0.98)	$(0.39)	$(0.41)	$4.51	$(9.54)
Dividends per common share	—	—	—	—	—	—	—
Weighted average basic shares outstanding	56.9	54.5	55.3	53.8	53.3	52.7	32.2
Weighted average diluted shares outstanding	56.9	54.5	55.3	53.8	53.3	57.2	32.2

	March 31		December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Unaudited)
				(Dollars in millions)

Selected Balance Sheet Data
Net property, plant and equipment(2)	$848	$792	$844	$784	$737	$617	$284
Goodwill	$78	—	$76	—	—	—	—
Total assets	$1,203	$1,031	$1,184	$1,025	$950	$888	$467
Long-term debt, including current portion(3)	$535	$381	$536	$383	$367	$287	$269
Shareholders’ equity (deficit)	$203	$208	$186	$210	$200	$217	$(138)

(1)	The significant changes in 2007 reflect the impact of gains on sale of certain data center assets of $180.5 million in June 2007 and content delivery network assets of $125.2 million in January 2007 and the impact of the loss on debt extinguishment of $45.1 million in June 2007 related to Savvis’ subordinated notes.

(2)	The significant increase in 2007 is a result of $225.8 million spent for the development or expansion of ten data centers, which Savvis opened during 2007 and 2008. The significant increase in 2010 is a result of $49.9 million spent for the expansion of four data centers and the $23.7 million in assets acquired in Savvis’ June 2010 acquisition of Fusepoint, Inc.

(3)	The significant increase in 2008 is a result of $47.9 million of proceeds from borrowings on Savvis’ Lombard loan agreement and $13.2 million in accretion on Savvis’ convertible notes. The significant increase in 2010 is a result of an additional $110.0 million in borrowings to finance Savvis’ acquisition of Fusepoint, Inc., in addition to the $14.2 million net impact of a debt refinancing transaction.

Equivalent and Comparative Per Share Information

The following table sets forth, for the three months ended March 31, 2011 and the year ended December 31, 2010, selected per share information for CenturyLink common stock on a historical and pro forma combined basis and for Savvis common stock on a historical and pro forma equivalent basis. Except for the historical information as of and for the year ended December 31, 2010, the information in the table is unaudited. You should read the table below together with the historical consolidated financial statements and related notes of CenturyLink, Qwest and Savvis contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2010 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011, as well as pro forma financial information filed by CenturyLink with the SEC that reflects the impact of the Qwest acquisition, all of which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 92.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions (including preliminary allocations of the Qwest and Savvis purchase price to the tangible and intangible assets of each company), does not reflect the impact of possible revenue enhancements or expense efficiencies, among other factors, that could result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods. The CenturyLink pro forma combined information for the three months ended March 31, 2011 and the year ended December 31, 2010 combines the historical income per share data of CenturyLink, Qwest and Savvis giving effect to both the Savvis merger and the Qwest merger as if the mergers had become effective on January 1, 2010, using the purchase method of accounting. The CenturyLink pro forma combined cash dividends per common share represent CenturyLink’s historical cash dividends per common share. The CenturyLink pro forma combined book value per share was calculated by dividing total combined CenturyLink, Qwest and Savvis common shareholders’ equity by pro forma equivalent common shares. The Savvis pro forma equivalent per common share amounts were calculated by multiplying the CenturyLink pro forma combined per share amounts by an assumed exchange ratio of 0.2401.

	CenturyLink		Savvis
		Pro Forma		Pro Forma
	Historical	Combined(1)	Historical	Equivalent

Basic earnings per common share before extraordinary items and discontinued operations
Three months ended March 31, 2011	$0.69	$0.61	$(0.03)	$0.15
Year ended December 31, 2010	$3.13	$1.13	$(0.98)	$0.27
Diluted earnings per common share before extraordinary items and discontinued operations
Three months ended March 31, 2011	$0.69	$0.60	$(0.03)	$0.14
Year ended December 31, 2010	$3.13	$1.13	$(0.98)	$0.27
Cash dividends declared per common share
Three months ended March 31, 2011	$0.725	$0.725	—	$0.17
Year ended December 31, 2010	$2.90	$2.90	—	$0.70
Book value per common share
As of March 31, 2011	$31.57	$36.64	$3.54	$8.80

(1)	The assumed exchange ratio used to calculate the CenturyLink pro forma combined financial information, 0.2401, was calculated by dividing $10.00 by $41.6529, the volume-weighted average trading price of CenturyLink common stock as reported by the NYSE over the 30 trading day period ended June 7, 2011. The actual exchange ratio at closing will be determined based on the CenturyLink 30-day average price, which is measured over a period ending three trading days prior to the closing.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25, you should carefully consider the following risks before deciding whether to vote for adoption of the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of CenturyLink and Savvis because these risks will also affect the combined company. A description of these risks can be found in the Annual Reports on Form 10-K for the fiscal year ended December 31, 2010 for each of CenturyLink, Qwest and Savvis, as updated by any subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. You should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 92.

Risk Factors Relating to the Merger

Savvis stockholders could under certain circumstances receive stock consideration valued at less than $10.00 per share of Savvis common stock, and the value of the stock consideration (based on the CenturyLink 30-day average price) will not be greater than $10.00 per share of Savvis common stock even if the price per share of CenturyLink common stock increases between execution of the merger agreement and completion of the merger.

Upon completion of the merger, each share of Savvis common stock, other than shares held by holders who properly exercise dissenters’ rights, will be converted into the right to receive (i) $30.00 in cash and (ii) a fraction of a share of CenturyLink common stock equal to (x) $10.00 divided by (y) the volume-weighted average trading price of CenturyLink common stock over the 30 trading day period ending three trading days prior to the closing, which we refer to as the CenturyLink 30-day average price, except that if the CenturyLink 30-day average price is less than or equal to $34.42, each such Savvis share will be converted into the right to receive $30.00 in cash and 0.2905 of a CenturyLink share. The exchange ratio mechanism effectively provides for the stock consideration to have a fixed value (based on the CenturyLink 30-day average price) of $10.00 per share of Savvis common stock so long as the CenturyLink 30-day average price is at least $34.42. As a result of the exchange ratio mechanism, Savvis stockholders have some protection against declines in the price per share of CenturyLink common stock between execution of the merger agreement and completion of the merger, because a lower CenturyLink 30-day average price will (so long as it is not less than $34.42) result in a greater fraction of a share of CenturyLink common stock being issuable as stock consideration. However, if the CenturyLink 30-day average price is below $34.42, the exchange ratio will be fixed at 0.2905 under the merger agreement. In such event, the value of the stock consideration for each share of Savvis common stock held by non-dissenting Savvis stockholders, based on the CenturyLink 30-day average price, will be less than $10.00. In addition, the value of the stock consideration (based on the CenturyLink 30-day average price) will not be greater than $10.00 per share of Savvis common stock even if the price per share of CenturyLink common stock increases between execution of the merger agreement and completion of the merger, because a higher CenturyLink 30-day average price will result in a smaller fraction of a share of CenturyLink common stock being issuable as stock consideration. Moreover, the value of such stock consideration, based on the actual trading price per share of CenturyLink common stock at the time of closing, could be less (or more) than $10.00 due to potential variances between the CenturyLink 30-day average price and the actual trading price per share of CenturyLink common stock at closing.

The market price of CenturyLink common stock will likely be different, and may be lower, on the date Savvis stockholders receive their shares of CenturyLink common stock than the market price of CenturyLink common stock on the date the merger agreement was executed or the date of this proxy statement/prospectus. Differences in the market price of CenturyLink common stock may be the result of changes in the business, operations or prospects of CenturyLink, market reactions to the proposed merger and market assessments of its likelihood of being completed, regulatory considerations or developments, general market or economic conditions or other factors. As noted above, changes in the market price of CenturyLink common stock may cause the fraction of a share issuable as stock consideration to fluctuate.

Because the merger will be completed later than the time of the Savvis special meeting, Savvis stockholders will not know the exact fraction of a share of CenturyLink common stock that will be issued in the merger as stock consideration or its value, and the exact value of the CenturyLink common stock issued as stock consideration in the merger may be less than it would have been had the merger occurred on the date of the special meeting. Savvis and CenturyLink encourage you to obtain current market quotations for CenturyLink common stock before you vote your shares.

During the twelve-month period ending on June 7, 2011, the record date for the special meeting of Savvis stockholders, the closing price of CenturyLink common stock varied from a low of $32.98 to a high of $46.87, and ended that period at $40.34.

The completion of the merger is subject to the receipt of consents and approvals from government entities, which may impose conditions that could have an adverse effect on CenturyLink or Savvis or could cause either CenturyLink or Savvis to abandon the merger.

CenturyLink and Savvis are unable to complete the merger until after the applicable waiting period under the HSR Act expires or terminates and approvals are received from the FCC. In addition, CenturyLink and Savvis have provided required notification of the merger or supplemental information to the public utility commissions of two states in the United States and expect to provide shortly required notification of the merger to certain regulatory bodies in various foreign countries where Savvis holds licenses. Regulatory entities may oppose the merger or impose certain requirements or obligations as conditions for their approval or in connection with their review. Regulatory approvals of the merger may not be obtained on a timely basis or at all, and such approvals may include conditions that could be detrimental or result in the abandonment of the merger.

The merger agreement may require CenturyLink to accept conditions from these regulators that could adversely impact CenturyLink after the merger without either of CenturyLink or Savvis having the right to refuse to close the merger on the basis of those regulatory conditions. Neither CenturyLink nor Savvis can provide any assurance that they will obtain the necessary approvals or that any required conditions will not have a material adverse effect on CenturyLink following the merger. In addition, CenturyLink and Savvis can provide no assurance that these conditions will not result in the abandonment of the merger. See “The Merger — Regulatory Approvals Required for the Merger” beginning on page 53 and “The Merger — The Merger Agreement — Conditions to Completion of the Merger” beginning on page 63.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Savvis.

The completion of the merger is subject to the satisfaction of a number of conditions in addition to the regulatory conditions described in the risk factor above, and may not occur, even if the approval of Savvis’ stockholders is received. For a discussion of the conditions to completion of the merger, see “The Merger — The Merger Agreement — Conditions to Completion of the Merger” beginning on page 63. If the merger is not completed, the ongoing business of Savvis may be adversely affected and Savvis will be subject to several risks, including the following:

•	having to pay certain costs relating to the proposed merger, such as legal, accounting, financial advisor, filing, printing and mailing fees; and

•	focusing Savvis’ management on the merger instead of on pursuing other opportunities that could be beneficial to Savvis, without realizing any of the benefits of having the merger completed.

In addition to the above risks, Savvis may be required, under certain circumstances, to pay to CenturyLink a termination fee of $85 million which may materially adversely affect Savvis’ financial condition.

If the merger is not completed, Savvis cannot assure its stockholders that these risks will not materialize and will not materially affect its business, financial results and stock price.

The merger agreement contains provisions that could discourage a potential competing acquirer of Savvis or could result in any competing proposal being at a lower price than it might otherwise be.

The merger agreement contains “no shop” provisions that, subject to certain exceptions, restrict Savvis’ ability to solicit, encourage, facilitate or discuss competing third-party proposals to acquire all or a significant part of Savvis. Further, even if the Savvis board of directors withdraws or qualifies its recommendation in favor of adopting the merger agreement, Savvis will still be required to submit the matter to a vote of their stockholders at the Savvis special meeting. In addition, CenturyLink generally has an opportunity to offer to modify the terms of the proposed merger in response to any competing acquisition proposal that may be made before the Savvis board of directors may withdraw or qualify its recommendation. In some circumstances upon termination of the merger agreement, Savvis may be required to pay to CenturyLink a termination fee of $85 million. See “The Merger — The Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 64, “— Termination of the Merger Agreement” beginning on page 65 and “— Expenses and Termination Fees” beginning on page 66.

These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Savvis from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

The pendency of the merger could adversely affect the business and operations of CenturyLink and Savvis.

In connection with the pending merger, some customers or vendors of each of CenturyLink and Savvis may delay or defer decisions, which could negatively impact the revenues, earnings, cash flows and expenses of CenturyLink and Savvis, regardless of whether the merger is completed. Similarly, current and prospective employees of CenturyLink and Savvis may experience uncertainty about their future roles with CenturyLink following the merger, which may materially adversely affect the ability of each of CenturyLink and Savvis to attract, retain and motivate key personnel during the pendency of the merger and which may materially adversely divert attention from the daily activities of CenturyLink’s and Savvis’ existing employees. In addition, due to operating covenants in the merger agreement, Savvis may be unable, during the pendency of the merger, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial.

Certain executive officers of Savvis may have interests in the merger that may differ from, or be in addition to, the interests of Savvis stockholders.

Executive officers of Savvis negotiated the terms of the merger agreement with their counterparts at CenturyLink, and the Savvis board of directors determined that entering into the merger agreement was in the best interests of Savvis and its stockholders, declared the merger agreement advisable and recommended that Savvis stockholders adopt the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Savvis’ executive officers and directors may have financial interests in the merger that may be different from, or in addition to, the interests of Savvis stockholders. For a detailed discussion of the interests that Savvis’ directors and executive officers may have in the merger, please see “The Merger — Financial Interests of Savvis’ Directors and Executive Officers of Savvis in the Merger.”

The market price of CenturyLink common stock after the merger may be affected by factors different from those currently affecting the shares of CenturyLink or Savvis.

Upon completion of the merger, holders of Savvis common stock will become holders of CenturyLink common stock. The business of CenturyLink differs from that of Savvis in important respects and,

accordingly, the results of operations of the combined company and the market price of shares of CenturyLink common stock following the merger may be affected by factors different from those currently affecting the independent operations of CenturyLink and Savvis. For a discussion of the businesses of CenturyLink and Savvis and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus referred to under “Where You Can Find Additional Information” beginning on page 92 of this proxy statement/prospectus.

Savvis stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Savvis stockholders currently have the right to vote in the election of directors of Savvis and on certain other matters affecting Savvis. Following the merger, each Savvis stockholder will become a shareholder of CenturyLink with a percentage ownership of the combined company that is much smaller than the stockholder’s percentage ownership of Savvis. It is expected that the former stockholders of Savvis as a group will own less than 4.0% of the outstanding shares of CenturyLink immediately after the completion of the merger. Because of this, Savvis’ stockholders will have substantially less influence on the management and policies of CenturyLink than they now have with respect to the management and policies of Savvis.

Several lawsuits have been filed against Savvis, the members of the Savvis board of directors, CenturyLink and Mimi Acquisition Company, and an adverse judgment in such lawsuits may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

Savvis, the members of the Savvis board of directors, CenturyLink and Mimi Acquisition Company are named as defendants in purported class action lawsuits brought by Savvis stockholders challenging the proposed merger, seeking, among other things, to enjoin defendants from completing the merger on the agreed-upon terms. If the plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the merger on the agreed-upon terms, the injunction may prevent the completion of the merger in the expected timeframe (or altogether).

Risk Factors Relating to CenturyLink Following the Merger

Operational Risks

CenturyLink expects to incur substantial expenses related to the merger.

CenturyLink expects to incur relatively significant expenses in connection with completing the merger and integrating many of the operations, networks, systems, technologies, policies and procedures of Savvis with those of CenturyLink. There are a large number of systems that must be integrated, including accounting, finance, payroll, benefits and other human resource functions. The decision to integrate other systems, such as quoting, ordering, provisioning and billing systems, will be evaluated by CenturyLink over time. While CenturyLink has assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of its integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Moreover, CenturyLink expects to commence these integration initiatives before it has completed a comprehensive integration of its business with the businesses of Embarq and Qwest, acquired in 2009 and 2011, respectively, which could cause each of these integration initiatives to be delayed or rendered more costly or disruptive than would otherwise be the case. Due to these factors, the transaction and integration expenses associated with the Savvis merger could, particularly in the near term, exceed the savings that CenturyLink expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the merger. As a result of these expenses, CenturyLink expects to take charges against its earnings before and after the completion of the merger. The charges taken after the merger are expected to be substantial, although the aggregate amount and timing of such charges are uncertain at present.

Following the merger, CenturyLink may be unable to successfully integrate Savvis’ business and realize the anticipated benefits of the merger.

CenturyLink and Savvis currently operate as independent public companies. After the merger, CenturyLink will be required to devote significant management attention and resources to integrating the business practices and operations of Savvis. Potential difficulties CenturyLink may encounter in the integration process include the following:

•	the inability to successfully combine the businesses of CenturyLink and Savvis and meet the capital requirements of the combined business, in a manner that permits CenturyLink to achieve the cost savings or revenue enhancements anticipated to result from the merger, which would result in the anticipated benefits of the merger not being realized in the time frame currently anticipated or at all;

•	lost sales and customers as a result of certain customers of either of the two companies deciding not to do business with CenturyLink after the merger;

•	the complexities associated with managing CenturyLink out of several different locations and integrating personnel from Savvis, while at the same time attempting to provide consistent, high quality products and services;

•	the additional complexities of integrating a company with different core products, services, markets and customers, and initiating this process before CenturyLink has fully completed the integration of its operations with those of Embarq and Qwest;

•	the failure to retain key employees of either Savvis or CenturyLink;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger; and

•	performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention caused by completing the merger and integrating Savvis’ operations.

For all these reasons, you should be aware that it is possible that the integration process following the merger could result in the distraction of CenturyLink’s management, the disruption of CenturyLink’s ongoing business or inconsistencies in its products, services, standards, controls, procedures and policies, any of which could adversely affect the ability of CenturyLink to maintain relationships with customers, vendors and employees or to achieve the anticipated benefits of the merger, or could otherwise adversely affect the business and financial results of CenturyLink.

As a result of the merger, CenturyLink may be unable to retain key employees.

The success of CenturyLink after the merger will depend in part upon its ability to retain key CenturyLink and Savvis employees. Key employees may depart because of a variety of reasons relating to the merger. If CenturyLink and Savvis are unable to retain personnel, including Savvis’ key management, technical and sales personnel, who are critical to the successful integration and future operations of the combined company, CenturyLink could face disruptions in its operations, loss of existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the merger.

If CenturyLink continues to experience access line losses similar to the past several years, CenturyLink’s revenues, earnings and cash flows may be adversely impacted.

CenturyLink’s business generates a substantial portion of its revenues by delivering voice and data services over access lines. CenturyLink has experienced substantial access line losses over the past several years due to a number of factors, including increased competition and wireless and broadband substitution. CenturyLink expects to continue to experience access line losses following the merger. CenturyLink’s inability to retain access lines could adversely impact its revenues, earnings and cash flow from operations.

CenturyLink and Savvis face competition, which is expected to intensify and which may reduce the market share and profits of CenturyLink after the merger.

As a result of various technological, regulatory and other changes, the communications industry has become increasingly competitive. CenturyLink faces competition from (i) wireless telephone services, which is expected to increase as wireless providers continue to expand and improve their network coverage and offer enhanced services, (ii) cable television operators, (iii) competitive local exchange carriers, (iv) providers of Voice over Internet Protocol, which we refer to as VoIP, or broadband services, (v) alternative networks or non-carrier systems designed to reduce demand for CenturyLink’s switching or access services and (vi) resellers, sales agents and facilities-based providers that either use their own networks or lease parts of CenturyLink’s networks. Over time, CenturyLink expects to face additional local exchange competition from electric utilities, satellite communications providers and municipalities. The recent proliferation of companies offering integrated service offerings has intensified competition in Internet, long distance and data services markets, and CenturyLink expects that competition will further intensify in these markets. The markets for Savvis’ hosting, network and professional services are also extremely competitive.

Some of the current and potential competitors of CenturyLink and Savvis (i) offer a more comprehensive range of communications products and services, (ii) have substantially greater market presence, engineering and technical capabilities, and financial and other resources, (iii) own larger and more diverse networks, (iv) conduct operations or raise capital at a lower cost, (v) are subject to less regulation, (vi) offer greater online content services or (vii) have substantially stronger brand names. Consequently, these competitors may be better equipped to charge lower prices for their products and services, to provide more attractive offerings, to develop and expand their communications and network infrastructures more quickly, to adapt more swiftly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the marketing and sale of their products and services.

Following the merger, CenturyLink’s competitive position could be weakened by strategic alliances or consolidation within the communications industry or the development of new technologies. CenturyLink’s ability to compete successfully will depend on how well it markets its products and services and on its ability to anticipate and respond to various competitive and technological factors affecting the industry, including changes in regulation (which may affect CenturyLink differently from its competitors), changes in consumer preferences or demographics, and changes in the product offerings or pricing strategies of CenturyLink’s competitors.

After the merger, competition could adversely impact CenturyLink in several ways, including (i) the loss of customers and market share, (ii) the possibility of customers reducing their usage of CenturyLink’s services or shifting to less profitable services, (iii) reduced traffic on CenturyLink’s networks, (iv) CenturyLink’s need to expend substantial time or money on new capital improvement projects, (v) CenturyLink’s need to lower prices or increase marketing expenses to remain competitive and (vi) CenturyLink’s inability to diversify by successfully offering new products or services.

CenturyLink could be harmed by rapid changes in technology.

The communications industry is experiencing significant technological changes, particularly in the areas of VoIP, data and video transmission and electronic and wireless communications, and these changes are expected to continue after the merger. The growing prevalence of electronic mail and other non-voice communications continues to reduce demand for many of CenturyLink’s incumbent products and services. Similarly, CenturyLink’s successful integration of Savvis depends on its ability to operate successfully in an industry characterized by rapid technological change and frequent introduction of new products and services. Other changes in technology could result in the development of additional products or services that compete with or displace those to be offered by CenturyLink after the merger, or that enable current customers to reduce or bypass use of CenturyLink’s networks, infrastructure or services. Some of CenturyLink’s competitors may enjoy infrastructure advantages that will enable them to provide services that have a greater market acceptance than those of CenturyLink. Technological change could also require CenturyLink to expend capital or other resources in excess of currently contemplated levels, or to forego the development or provision of products or services that others can provide more efficiently. CenturyLink cannot predict with certainty which technological changes will provide the greatest threat to its competitive position. CenturyLink may not be able to obtain timely access to new technology on satisfactory terms or incorporate new technology into its systems in a cost effective manner, or at all. If CenturyLink cannot develop new products to keep pace with technological advances, or if such products are not widely embraced by its customers, CenturyLink could be adversely impacted.

CenturyLink cannot assure you that its diversification efforts will be successful.

The telephone industry has recently experienced a decline in access lines and intrastate minutes of use, which, coupled with the other changes resulting from competitive, technological and regulatory developments, could materially adversely affect CenturyLink’s incumbent business and future prospects. As explained in greater detail elsewhere in the reports that CenturyLink has filed with the SEC, CenturyLink’s access lines (excluding the effect of acquisitions) have decreased in number over the last several years, and CenturyLink expects this trend to continue. CenturyLink has also earned less network access revenues in recent years due to reductions in access rates and minutes of use (partially due to the displacement of minutes of use by wireless, electronic mail, text messaging, arbitrage and other optional calling services). CenturyLink believes that its access rates and minutes of use will continue to decline, although the magnitude of such decrease is uncertain.

Prior to entering into the merger agreement with Savvis, CenturyLink broadened the scope of its service bundles by offering satellite television provided by DIRECTV and wireless voice services provided by Verizon Wireless. CenturyLink’s reliance on other companies and their networks to provide these services could constrain its flexibility and limit the profitability of these new offerings. CenturyLink also provides facilities-based digital video services to select markets, and, through its Qwest subsidiary, offers many of the same services currently offered by Savvis. Following the merger, CenturyLink may initiate other new service or product offerings. CenturyLink anticipates that most of these new offerings will generate lower profit margins than many of its traditional services. Moreover, CenturyLink’s new product or service offerings could be constrained by intellectual property rights held by others, or could subject CenturyLink to the risk of infringement claims brought against it by others. For these and other reasons, CenturyLink cannot assure you that its recent or future diversification efforts will be successful.

CenturyLink may not be able to continue to grow through acquisitions.

In the past, CenturyLink has sought growth largely through acquisitions of properties similar to those currently operated by it, such as those acquired through the acquisitions of Embarq in 2009 and Qwest in 2011. In the future, CenturyLink may pursue growth opportunities through acquisitions of properties that are not directly similar to those currently operated by it, much like the proposed merger with Savvis. However, following the merger, CenturyLink cannot assure you that properties will be available for purchase on terms attractive to it. Moreover, CenturyLink cannot assure you that it will be able to arrange financing on terms acceptable to it or to obtain timely federal and state governmental approvals on terms acceptable to it, or at all.

CenturyLink’s future results will suffer if it does not effectively manage its expanded operations following the merger.

CenturyLink’s acquisitions of Embarq and Qwest significantly changed the composition of its markets and product mix. Completion of the proposed merger with Savvis will further alter CenturyLink’s markets and product mix, and substantially expand its exposure to international operations. CenturyLink’s future success depends, in part, on its ability to retrain its staff to acquire or strengthen skills necessary to address these changes, and, where necessary, to attract and retain new personnel that possess these skills.

Following the merger, CenturyLink may continue to expand its operations through additional acquisitions, other strategic transactions, and new product and service offerings, some of which could involve complex technical, engineering, and operational challenges. CenturyLink’s future success depends, in part, upon its ability to manage its expansion opportunities, which pose substantial challenges for CenturyLink to integrate new operations into its existing business in an efficient and timely manner, to successfully monitor its operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. CenturyLink cannot assure you that its expansion or acquisition opportunities will be successful, or that it will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

Following the merger, CenturyLink’s relationships with other communications companies will continue to be material to its operations and will expose it to a number of risks.

Following the merger, CenturyLink will continue to originate and terminate calls for long distance carriers and other interexchange carriers over its networks in exchange for access charges that will continue to represent a significant portion of CenturyLink’s revenues. If these carriers go bankrupt or experience substantial financial difficulties, or are unable or otherwise unwilling to pay CenturyLink’s access charges, CenturyLink’s inability to timely collect access charges from them could have a negative effect on its business and results of operations.

In addition, certain of CenturyLink’s operations will continue to carry a significant amount of voice and data traffic for larger communications companies. As these larger communications companies consolidate or expand their networks, it is possible that they could transfer a significant portion of this traffic from CenturyLink’s fiber network to their networks, which could have a negative effect on CenturyLink’s business and results of operations.

Following completion of the merger, it is expected that CenturyLink will continue to rely on certain reseller, capacity and sales agency arrangements with other companies to provide some of the communications services that it will sell to its customers. If CenturyLink fails to extend or renegotiate these arrangements as they expire from time to time or if these other companies fail to fulfill their contractual obligations, CenturyLink may have difficulty finding alternative arrangements. In addition, as a reseller or sales agent, CenturyLink will not control the availability, retail price, design, function, quality, reliability, customer service or branding of these products and services, nor will it directly control all of the marketing and promotion of these products and services. To the extent that these other companies make decisions that negatively impact the ability of CenturyLink to market and sell its products and services, its business plans and reputation could be negatively impacted.

Following the merger, CenturyLink will rely on various other key suppliers, vendors, landlords and other third parties to operate its business.

Following the merger, CenturyLink will depend on a limited number of suppliers and vendors for equipment and services relating to its network and systems infrastructure. CenturyLink’s local exchange carrier networks consist of central office and remote sites, all with advanced digital switches. If any of these suppliers experience interruptions or other problems delivering or servicing these network components on a timely basis, CenturyLink’s operations could suffer significantly. To the extent that proprietary technology of a supplier is an integral component of CenturyLink’s infrastructure, CenturyLink may have limited flexibility to purchase key network components from alternative suppliers. Similarly, CenturyLink’s data center operations after the merger will be materially reliant on leasing space from landlords and power services from utility companies, and being able to renew these arrangements from time to time on favorable terms. CenturyLink also relies on a limited number of software vendors to support its systems. In the event it becomes necessary to seek alternative suppliers and vendors with respect to any of its current operations, CenturyLink may be unable to obtain satisfactory replacement supplies, services, space or utilities on economically attractive terms, on a timely basis, or at all, which could increase costs or cause disruptions in its services.

Network disruptions or system failures could adversely affect CenturyLink’s operating results and financial condition.

To be successful, CenturyLink will need to continue providing its customers with reliable and secure network and systems infrastructure. Some of the risks to CenturyLink’s networks and other infrastructure include:

•	breaches of security, including sabotage, tampering, computer viruses and break-ins;

•	power losses or physical damage, whether caused by fire, adverse weather conditions, terrorism or otherwise;

•	capacity limitations;

•	software and hardware defects or malfunctions, or component or system failure;

•	programming, processing or other human error; and

•	other disruptions that may or may not be within CenturyLink’s control.

Disruptions or system failures may cause interruptions in service or reduced capacity for customers. If service is not restored in a timely manner, agreements with CenturyLink’s customers or service standards set by state regulatory commissions could obligate CenturyLink to provide credits or other remedies, or permit customers to terminate their agreements with CenturyLink. If network security is breached, confidential information of CenturyLink’s customers or others could be lost or misappropriated, and CenturyLink may be required to expend additional resources modifying network security to remediate vulnerabilities. The occurrence of any disruption or system failure may result in a loss of business, increase expenses, damage CenturyLink’s reputation, subject CenturyLink to additional regulatory scrutiny or expose CenturyLink to litigation and possible financial losses, any of which could have a material adverse effect on its results of operations and financial condition.

Consummation of the merger will increase CenturyLink’s exposure to the risks of operating internationally.

Prior to acquiring Qwest on April 1, 2011, substantially all of CenturyLink’s operations were historically conducted within the continental United States. Although Qwest has historically conducted operations overseas, the acquisition of Savvis will increase the importance of international operations to CenturyLink’s future operations, growth and prospects.

In addition to the international regulatory risks noted immediately below under “— Regulatory and Legal Risks”, some of the risks inherent in conducting business internationally include:

•	tax, licensing, currency, political or other business restrictions or requirements;

•	longer payment cycles and problems collecting accounts receivable;

•	additional U.S. regulation of non-domestic operations, including regulation under the Foreign Corrupt Practices Act, which we refer to as the FCPA, of certain payments made to governmental officials for the purpose of obtaining or keeping business;

•	fluctuations in currency exchange rates;

•	the ability to secure and maintain the necessary physical and telecommunications infrastructure; and

•	challenges in staffing and managing foreign operations.

Any one or more of these factors could adversely affect CenturyLink’s international operations.

Moreover, in order to effectively compete in certain foreign jurisdictions, it is frequently necessary or required to establish joint ventures, strategic alliances or marketing arrangements with local operators, partners or agents. Reliance on local operators, partners or agents could expose CenturyLink to the risk of being unable to control the scope or quality of its overseas services or products, or being held liable under the FCPA for actions taken by its strategic or local partners or agents even though these partners or agents may not themselves be subject to the FCPA. Any determination that the combined company has violated the FCPA could have a material adverse effect on its business, results of operations, or prospects.

Regulatory and Legal Risks

CenturyLink’s revenues could be materially reduced or its expenses materially increased by changes in regulations, including those recently proposed by the FCC.

The majority of CenturyLink’s revenues are substantially dependent upon regulations which, if changed, could result in material revenue reductions. Laws and regulations applicable to CenturyLink and its competitors have been and are likely to continue to be subject to changes and court challenges, which could also affect CenturyLink’s financial performance.

Risk of loss or reduction of network access charge revenues or support fund payments.  A significant portion of CenturyLink’s revenues is derived from switched or special access charge revenues that are paid to CenturyLink by other carriers based largely on rates set by federal and state regulatory bodies. Interexchange carriers have filed complaints in various forums requesting reductions in CenturyLink’s access rates. In addition, several long distance providers have begun disputing amounts owed to CenturyLink for carrying VoIP traffic, or refusing to pay such amounts. Several state public service commissions are investigating intrastate access rates and the ultimate outcome and impact of such investigations are uncertain.

The FCC regulates tariffs for interstate switched access, special access and subscriber line charges, all of which are components of CenturyLink’s revenue. The FCC has been considering comprehensive reform of its intercarrier compensation rules for several years, including proposals included in its recently-released National Broadband Plan that, as proposed, are likely to reduce network access payments. Any reform eventually adopted by the FCC will likely involve significant changes in the current access charge system and could potentially result in a significant decrease or elimination of access charges altogether. In addition, CenturyLink could be harmed if carriers that use its access services become financially distressed or bypass CenturyLink’s networks, either due to changes in regulation or other factors. Action or inaction by the FCC on intercarrier compensation could lead to disputes with other carriers that delay or prevent CenturyLink from collecting the full amount of its established access charges.

The FCC and Congress may take actions that would impact CenturyLink’s video programming access and pricing, which could adversely affect CenturyLink’s ability to continue to expand its video business and to strengthen its competitive position in its existing video markets.

CenturyLink receives revenues from the federal Universal Service Fund, or USF, and, to a lesser extent, intrastate support funds. These governmental programs are reviewed and amended from time to time, and CenturyLink cannot provide assurance that they will not be changed or impacted in a manner adverse to CenturyLink. Over the past few years, high cost support fund payments to CenturyLink’s operating subsidiaries have decreased due to increases in the nationwide average cost per loop factor used to determine payments to program participants, as well as declines in the overall size of the high cost support fund. In addition, the number of eligible telecommunications carriers receiving support payments from this program has increased substantially in recent years, which, coupled with other factors, has placed additional financial pressure on the amount of money that is available to provide support payments to all eligible recipients, including CenturyLink. For several years, the FCC and others have considered comprehensive reforms of the federal USF contribution and distribution rules. In April 2010, the FCC proposed to replace the USF with a broadband “Connect America” fund, the impact of which on CenturyLink is currently unclear.

The FCC’s National Broadband Plan released on March 16, 2010 seeks comprehensive changes in federal communications regulations and programs that could, among other things, reduce or eliminate USF and access revenues for CenturyLink’s local exchange companies. CenturyLink cannot predict the ultimate outcome of this plan or provide any assurances that its implementation will not have a material adverse effect on its business, operating results or financial condition.

Risks posed by state regulations.  CenturyLink is also subject to the authority of state regulatory commissions which have the power to regulate intrastate rates and services, including local, in-state long-distance and network access services. Under certain circumstances, CenturyLink’s incumbent local exchange carriers could be ordered to reduce rates or could experience rate reductions following the lapse of regulatory plans currently in effect. CenturyLink’s business could also be materially adversely affected by the adoption of new laws, policies and regulations or changes to existing state regulations. In particular, CenturyLink cannot assure you that it will succeed in obtaining or maintaining all requisite state regulatory approvals for its operations without the imposition of adverse conditions on its business that impose additional costs or limit its revenues.

Risks posed by international laws and regulations.  Following the merger, CenturyLink’s non-domestic operations will be subject to varying degrees of regulation in each of the jurisdictions in which it provides services. Local laws and regulations, and their interpretation and enforcement, differ significantly among those jurisdictions, and can change significantly over time. Future regulatory, judicial and legislative changes or interpretations may have a material adverse effect on CenturyLink’s ability to deliver services within various jurisdictions. Many of these foreign laws and regulations relating to communications services are more restrictive than U.S. laws and regulations, particularly those relating to content distributed over the Internet. For example, the European Union has enacted a data retention system that, once implemented by individual member states, will involve requirements to retain certain Internet protocol, or IP, data that could have an impact on CenturyLink’s operations in Europe. Moreover, national regulatory frameworks that are consistent with the policies and requirements of the World Trade Organization have only recently been, or are still being, enacted in many countries. Accordingly, many countries are still in the early stages of providing for and adapting to a liberalized telecommunications market. As a result, in these markets CenturyLink may encounter more protracted and difficult procedures to obtain licenses.

Risks posed by costs of regulatory compliance.  Regulations continue to create significant compliance costs for CenturyLink. Challenges to CenturyLink’s tariffs by regulators or third parties or delays in obtaining certifications and regulatory approvals could cause CenturyLink to incur substantial legal and administrative expenses, and, if successful, such challenges could adversely affect the rates that CenturyLink is able to charge its customers. CenturyLink’s business also may be impacted by legislation and regulation imposing new or greater obligations related to enhancing privacy, bolstering homeland security, increasing disaster recovery requirements, minimizing environmental impacts, or addressing other issues that impact CenturyLink’s business, including the Communications Assistance for Law Enforcement Act (which requires communications carriers to ensure that their equipment, facilities, and services are able to facilitate authorized electronic surveillance), and laws governing local number portability and customer proprietary network information requirements. CenturyLink expects its compliance costs to increase if future laws or regulations continue to increase its obligations to assist other governmental agencies.

Any adverse outcome of the KPNQwest litigation or other material litigation of CenturyLink or Savvis could have a material adverse impact on the financial condition and operating results of CenturyLink following the merger.

As described in further detail in CenturyLink’s reports filed with the SEC, the pending Dutch proceedings relating to the bankruptcy of KPNQwest, N.V., which we refer to as the KPNQwest litigation, present material and significant risks to CenturyLink. In the aggregate, the plaintiffs in these matters have sought billions of dollars in damages.

There are other proceedings pending against CenturyLink and Savvis, the most significant of which are described in their respective reports filed with the SEC. Depending on their outcome, any of these matters could have a material adverse effect on the financial position or operating results of CenturyLink following the merger. Neither CenturyLink nor Savvis can give any assurances as to the impacts on their operating results or financial conditions as a result of these proceedings pending against them.

Counterparties to certain significant agreements with Savvis may exercise contractual rights to terminate such agreements following the merger.

Savvis is a party to certain agreements with landlords, vendors or customers that could potentially be construed to give the counterparty a right to terminate the agreement following a “change in control” of Savvis. In addition, certain Savvis customer contracts allow the customer to terminate the contract at any time for convenience or upon payment of a termination fee, which would allow the customer to terminate its contract before, at or after the closing of the merger. Any such counterparty may request modifications of their respective agreements as a condition to their agreement not to terminate. There is no assurance that such agreements will not be terminated, that any such terminations will not result in a material adverse effect, or that any modifications of such agreements to avoid termination will not result in a material adverse effect.

Other Risks

CenturyLink is planning to finance the cash portion of the merger consideration, to repay certain outstanding indebtedness of Savvis and to pay fees and expenses incurred in connection with the merger, in whole or in part, with funds obtained through a public offering of CenturyLink senior debt securities. As of the date of this proxy statement/prospectus, the CenturyLink senior notes offering had not yet closed and CenturyLink cannot guarantee that it will receive the necessary funds on favorable terms or at all.

In connection with the financing of the merger, CenturyLink has commenced a public offering of three series of its senior notes with an expected aggregate principal amount of $2.0 billion. As a result of this offering, CenturyLink expects to forego use of the bridge debt facilities contemplated by the commitment letter. CenturyLink anticipates using the net proceeds from the CenturyLink senior notes offering, together with cash on hand and any necessary borrowings under CenturyLink’s credit facility, to fund the payment of the cash portion of the merger consideration, to refinance Savvis’ credit facility debt and to pay fees and expenses in connection with the merger. Although the CenturyLink senior notes offering was commenced on June 9, 2011, as of the date of this proxy statement/prospectus, the issuance of the CenturyLink senior notes had not been completed and CenturyLink had not yet received the proceeds of the issuance. CenturyLink cannot assure you that the CenturyLink senior notes offering will close or that CenturyLink will receive the proceeds from the CenturyLink senior notes offering. For a more complete description of the CenturyLink senior notes offering, please see the definitive prospectus supplement relating to that offering when filed with the SEC. The completion of the merger is not conditioned on the availability of the financing described above. See “Description of the Debt Financing” on page 75.

CenturyLink’s business and financial alternatives could be constrained by its current debt, its additional debt incurred in connection with the merger, and any future borrowings.

As a result of additional borrowings in connection with the merger, CenturyLink will become more leveraged. This could have material adverse consequences for CenturyLink following the merger, including (i) reducing CenturyLink’s credit ratings and thereby raising its borrowing costs, (ii) hindering CenturyLink’s ability to adjust to changing market, industry or economic conditions, (iii) limiting CenturyLink’s ability to access the capital markets to refinance maturing debt or to fund acquisitions or emerging businesses, (iv) limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses, (v) making CenturyLink more vulnerable to economic or industry downturns, including interest rate increases, and (vi) placing CenturyLink at a competitive disadvantage compared to less leveraged competitors.

In connection with executing CenturyLink’s business strategies following the merger, CenturyLink expects to continue to evaluate the possibility of acquiring additional communications assets and making strategic investments, and CenturyLink may elect to finance these endeavors by incurring additional indebtedness. Moreover, to respond to competitive challenges, CenturyLink may be required to raise substantial additional capital to finance new product or service offerings. CenturyLink’s ability to arrange additional financing will depend on, among other factors, its financial position and performance, as well as prevailing market conditions and other factors beyond CenturyLink’s control. CenturyLink cannot assure you that it will be able to obtain additional financing on terms acceptable to it or at all. If CenturyLink is able to obtain additional financing, its credit ratings could be further adversely affected, which could further raise CenturyLink’s borrowing costs and further limit its future access to capital and its ability to satisfy its obligations under its indebtedness.

Adverse changes in the value of assets or obligations associated with CenturyLink’s employee benefit plans could negatively impact its financial results or financial position.

Following the merger, CenturyLink will maintain multiple qualified pension plans, non-qualified pension plans and post-retirement benefit plans, several of which are currently underfunded. Adverse changes in interest rates or market conditions, among other assumptions and factors, could cause a significant increase in the benefit obligations under these plans or a significant decrease in the value of plan assets. With respect to the qualified pension plans, adverse changes could require CenturyLink to contribute a material amount of cash to the plans or could accelerate the timing of any required cash payments. The process of calculating benefit obligations is complex. The amount of required contributions to these plans in future years will depend on earnings on investments, discount rates, changes in the plans and funding laws and regulations. Any future material cash contributions could have a negative impact on CenturyLink’s financial results or financial position.

CenturyLink has a significant amount of goodwill and other intangible assets on its balance sheet, and these amounts will increase as a result of the merger. If its goodwill or other intangible assets become impaired in the future, CenturyLink may be required to record a significant, non-cash charge to earnings and reduce its shareholders’ equity.

Under GAAP, intangible assets are reviewed for impairment on an annual basis or more frequently whenever events or circumstances indicate that its carrying value may not be recoverable. If CenturyLink’s intangible assets are determined to be impaired in the future, CenturyLink may be required to record a significant, non-cash charge to earnings during the period in which the impairment is determined.

CenturyLink cannot assure you that it will be able to continue paying dividends at the current rate.

As noted elsewhere in this proxy statement/prospectus, CenturyLink plans to continue its current dividend practices following the merger. However, you should be aware that CenturyLink shareholders may not receive the same dividends following the merger for reasons that may include any of the following factors:

•	CenturyLink may not have enough cash to pay such dividends due to changes in CenturyLink’s cash requirements, capital spending plans, cash flow or financial position;

•	decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the CenturyLink board of directors, which reserves the right to change CenturyLink’s dividend practices at any time and for any reason;

•	the effects of regulatory reform, including any changes to inter-carrier compensation and the USF or special access rules;

•	CenturyLink’s desire to maintain or improve the credit ratings on its senior debt;

•	the amount of dividends that CenturyLink may distribute to its shareholders is subject to restrictions under Louisiana law and is limited by restricted payment and leverage covenants in CenturyLink’s credit facilities and, potentially, the terms of any future indebtedness that CenturyLink may incur; and

•	the amount of dividends that CenturyLink’s subsidiaries may distribute to CenturyLink is subject to restrictions imposed by state law or state regulators, and restrictions imposed by the terms of credit facilities applicable to certain subsidiaries and, potentially, the terms of any future indebtedness that these subsidiaries may incur.

CenturyLink’s common shareholders should be aware that they have no contractual or other legal right to dividends that have not been declared.

CenturyLink faces other risks.

The risks listed above are not exhaustive, and you should be aware that following the merger CenturyLink will face various other risks, including those discussed in reports filed by CenturyLink, Qwest and Savvis with the SEC.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain certain forecasts and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, revenue enhancements, and competitive positions, growth opportunities, plans and objectives of the management of each of CenturyLink and Savvis, the merger and the markets for CenturyLink and Savvis common stock and other matters. Statements in this proxy statement/prospectus and the documents incorporated by reference herein that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income of CenturyLink and Savvis, wherever they occur in this proxy statement/prospectus or the documents incorporated by reference herein, are necessarily estimates reflecting the best judgment of the respective managements of CenturyLink and Savvis and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in and incorporated by reference into this proxy statement/prospectus.

Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “may,” “could” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus, including in the section entitled “Risk Factors” beginning on page 12. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include those set forth in CenturyLink’s, Qwest’s and Savvis’ filings with the SEC, including their respective Annual Reports on Form 10-K for 2010, as updated by any subsequent Quarterly Reports on Form 10-Q. These important factors also include those set forth under “Risk Factors,” beginning on page 12, as well as, among others, risks and uncertainties relating to:

•	the ability of the parties to timely and successfully receive the required approvals for or in connection with the merger from (i) regulatory agencies free of conditions materially adverse to the parties, (ii) the stockholders of Savvis and (iii) certain of Savvis’ vendors or customers;

•	the possibility that the anticipated benefits from the merger cannot be fully realized or may take longer to realize than expected;

•	the possibility that costs, difficulties or disruptions related to the integration of Savvis’ operations into CenturyLink will be greater than expected, particularly in light of CenturyLink’s currently pending integration of the operations of Embarq and Qwest into CenturyLink’s operations;

•	the ability of CenturyLink to retain and hire key personnel;

•	the timing, success and overall effects of competition from a wide variety of competitive providers;

•	the risks inherent in rapid technological change;

•	the effects of ongoing changes in the regulation of the communications industry, including changes recently proposed by the FCC;

•	the ability of CenturyLink following the merger to (i) effectively adjust to changes in the communications industry, (ii) effectively adjust to changes in the composition of its markets and product mix resulting from recently completed or pending acquisitions, including those associated with offering new services and operations in new markets as a result of acquiring Savvis, and (iii) successfully introduce other new product or service offerings on a timely and cost-effective basis;

•	continued access to credit markets on acceptable terms;

•	the outcome of pending litigation, including (i) litigation relating to the merger agreement that could delay or impede the completion of the merger and (ii) KPNQwest litigation matters in which the plaintiffs have sought from Qwest, in the aggregate, billions of dollars in damages;

•	changes in the future cash requirements of CenturyLink following the merger, whether caused by unanticipated increases in capital expenditures, increases in pension funding requirements or otherwise; and

•	general market, labor and economic and related uncertainties.

Due to these risks and uncertainties, there can be no assurances that the results anticipated by the forward-looking statements of CenturyLink or the forecasts or other forward-looking statements of Savvis will occur, that their respective judgments or assumptions will prove correct, or that unforeseen developments will not occur. Accordingly, you are cautioned not to place undue reliance upon any forecasts or other forward-looking statements of CenturyLink or Savvis, which speak only as of the date made. CenturyLink and Savvis undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

THE COMPANIES

Savvis

SAVVIS, Inc.
1 Savvis Parkway
Town & Country, Missouri 63017
(314) 628-7000

Savvis provides information technology services including cloud services, managed hosting, managed security, colocation, professional services and network services through Savvis’ global infrastructure to businesses and government agencies around the world. Savvis’ suite of products can be purchased individually, in various combinations, or as part of a total or partial outsourcing arrangement. Savvis’ colocation solutions meet the specific needs of clients who require control of their physical assets, while Savvis’ managed hosting solution offerings provide clients with access to Savvis’ services and infrastructure without the upfront capital costs associated with equipment acquisition. Shares of Savvis common stock currently trade on the NASDAQ under the stock symbol “SVVS.”

Additional information about Savvis and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 92.

CenturyLink

CenturyLink, Inc.
100 CenturyLink Drive
Monroe, Louisiana 71203
(318) 388-9000

CenturyLink is an integrated communications company primarily engaged in providing an array of communications services, including local and long distance voice, data, Internet access, broadband, and satellite video services in select markets throughout a substantial portion of the continental United States. In certain local and regional markets, CenturyLink also sells communications equipment and provides fiber transport, competitive local exchange carrier, security monitoring, and other communications, professional and business information services. Shares of CenturyLink common stock trade on the NYSE under the stock symbol “CTL.”

On April 1, 2011, CenturyLink acquired Qwest in a merger transaction, which substantially expanded the size and scope of its business. CenturyLink estimates that immediately following that merger it operated approximately 15.0 million access lines and served approximately 5.4 million broadband customers and 1.7 million satellite video subscribers, based upon operating data of CenturyLink and Qwest as of March 31, 2011.

Additional information about CenturyLink and its subsidiaries, including certain unaudited pro forma combined condensed financial information that gives effect to Century Link’s acquisition of Qwest, is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 92.

Mimi Acquisition Company

Mimi Acquisition Company, a wholly owned subsidiary of CenturyLink, is a Delaware corporation formed on April 26, 2011 for the purpose of effecting the merger. Upon completion of the merger, Mimi Acquisition Company will be merged with and into Savvis and the name of the resulting company will be SAVVIS, Inc.

Mimi Acquisition Company has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

THE SAVVIS SPECIAL MEETING

Date, Time and Place

The special meeting of Savvis stockholders is scheduled to be held at 8:00 A.M., local time, on July 13, 2011 at 1 Savvis Parkway, Town & Country, Missouri 63017.

Purpose of the Savvis Special Meeting

The special meeting of Savvis stockholders is being held:

•	to adopt the Agreement and Plan of Merger, dated as of April 26, 2011, among CenturyLink, Mimi Acquisition Company, a wholly owned subsidiary of CenturyLink, and Savvis, pursuant to which Mimi Acquisition Company will be merged with and into Savvis and each outstanding share of common stock of Savvis (other than shares held by stockholders who properly exercise dissenters’ rights) will be converted into the right to receive $30.00 in cash, and a fraction of a share of CenturyLink common stock equal to (x) $10.00 divided by (y) the volume weighted average trading price of CenturyLink common stock over the 30 trading day period ending three trading days prior to the closing, which we refer to as the CenturyLink 30-day average price, except that if the CenturyLink 30-day average price is less than or equal to $34.42, each such Savvis share will instead be converted into the right to receive $30.00 in cash and 0.2905 of a CenturyLink share, in each case with cash paid in lieu of fractional shares;

•	to vote upon an adjournment of the special meeting of Savvis stockholders, if necessary or appropriate, in the view of the Savvis board of directors, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement; and

•	to approve, on a (non-binding) advisory basis, the compensation to be paid to Savvis’ named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger — Financial Interests of Savvis’ Directors and Executive Officers in the Merger — Potential Payments upon a Termination In Connection with a Change in Control” beginning on page 59.

Recommendations of the Board of Directors of Savvis

The Savvis board of directors has determined that entering into the merger agreement was in the best interests of Savvis and its stockholders and declared the merger agreement advisable.

The Savvis board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the adjournment proposal and “FOR” the named executive officer merger-related compensation proposal.

Record Date; Stock Entitled to Vote

Only holders of record of shares of Savvis common stock at the close of business on June 7, 2011 are entitled to notice of, and to vote at, the Savvis special meeting and at an adjournment of the meeting. We refer to this date as the record date for the meeting. A complete list of stockholders of record of Savvis entitled to vote at the Savvis special meeting will be available for the 10 days before the Savvis special meeting at Savvis’ executive offices and principal place of business at 1 Savvis Parkway, Town & Country, Missouri 63017 for inspection by stockholders of Savvis during ordinary business hours for any purpose germane to the Savvis special meeting. The list will also be available at the Savvis special meeting for examination by any stockholder of Savvis of record present at the special meeting.

In connection with the execution of the merger agreement, Welsh, Carson, Anderson & Stowe VIII, L.P., which we refer to as WCAS, and certain related parties (which we refer to collectively with WCAS as the WCAS stockholders) have entered into a voting agreement, dated as of April 26, 2011, with CenturyLink. As of June 7, 2011, there were 13,105,304 shares, constituting approximately 22.8% of the outstanding common stock of Savvis, subject to the voting agreement. The WCAS stockholders have agreed in the voting agreement to vote all shares of Savvis common stock beneficially owned by them (i) in favor of the adoption of the merger agreement and any action reasonably requested by CenturyLink in furtherance thereof, (ii) against any action or agreement that would reasonably be expected to result in a breach of the merger agreement by Savvis or the voting agreement by any WCAS stockholder, (iii) against any change in the board of directors of Savvis and (iv) against any alternative takeover proposals with a third party and any action involving Savvis that is intended, or would reasonably be expected, to interfere with or delay the merger, among other things.

As of the record date for the Savvis’ special meeting, the directors and executive officers of Savvis as a group owned and were entitled to vote 12,687,533 shares of the common stock of Savvis, or approximately 22.0% of the outstanding shares of the common stock of Savvis on that date. Savvis currently expects that its directors and executive officers will vote their shares in favor of adoption of the merger agreement, but, other than Patrick J. Welsh and Thomas E. McInerney, who, as WCAS stockholders, are parties to the voting agreement with CenturyLink, none of Savvis’ directors or executive officers have entered into any agreement obligating them to do so.

Quorum

A quorum is necessary to hold a valid special meeting of Savvis stockholders. A quorum will be present at the Savvis special meeting if the holders of a majority of the outstanding shares of the common stock of Savvis entitled to vote on the record date are present, in person or by proxy. If a quorum is not present at the Savvis special meeting, Savvis expects the presiding officer to adjourn the special meeting in order to solicit additional proxies. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present.

Required Vote

The adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of common stock of Savvis entitled to vote on the proposal. The adjournment proposal and the named executive officer merger-related compensation proposal each requires the affirmative vote of holders of a majority of the shares of Savvis common stock entitled to vote on the proposal present or represented by proxy at the special meeting.

Abstentions and Broker Non-Votes

Your failure to vote, or failure to instruct your broker, bank or nominee to vote, will have the same effect as a vote against the proposal to adopt the merger agreement, but will have no effect on the adjournment proposal or the named executive officer merger-related compensation proposal. Your abstention from voting will have the same effect as a vote against the proposal to adopt the merger agreement, the adjournment proposal and the named executive officer merger-related compensation proposal.

Voting at the Special Meeting

Whether or not you plan to attend the Savvis special meeting, please promptly vote your shares of Savvis common stock by proxy to ensure your shares are represented at the meeting. You may also vote in person at the Savvis special meeting.

Voting in Person

If you plan to attend the Savvis special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares of Savvis common stock are held in “street name,” which means your shares of Savvis common stock are held of record by a broker, bank or other nominee, and you wish to vote at the Savvis special meeting, you must bring to the Savvis special meeting a proxy from the record holder (your broker, bank or nominee) of the shares of Savvis common stock authorizing you to vote at the Savvis special meeting.

Voting by Proxy

You should vote your proxy even if you plan to attend the Savvis special meeting. You can always change your vote at the Savvis special meeting.

Your enclosed proxy card includes specific instructions for voting your shares of Savvis common stock. Savvis’ electronic voting procedures are designed to authenticate your identity and to ensure that your votes are accurately recorded. When the accompanying proxy is returned properly executed, the shares of Savvis common stock represented by it will be voted at the Savvis special meeting or any adjournment thereof in accordance with the instructions contained in the proxy.

If you return your signed proxy card without indicating how you want your shares of Savvis common stock to be voted with regard to a particular proposal, your shares of Savvis common stock will be voted in favor of each such proposal. Proxy cards that are returned without a signature will not be counted as present at the Savvis special meeting and cannot be voted.

If your shares of Savvis common stock are held in an account with a broker, bank or other nominee, you have received a separate voting instruction card in lieu of a proxy card and you must follow those instructions in order to vote.

Revocation of Proxies or Voting Instructions

You have the power to revoke your proxy at any time before your proxy is voted at the Savvis special meeting. You can revoke your proxy or voting instructions in one of four ways:

•	you can grant a new, valid proxy bearing a later date;

•	you can send a signed notice of revocation;

•	if you are a holder of record of Savvis common stock on the record date for the Savvis special meeting, you can attend the Savvis special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given; or

•	if your shares of Savvis common stock are held in an account with a broker, bank or other nominee, you must follow the instructions on the voting instruction card you received in order to change or revoke your instructions.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by Savvis’ Corporate Secretary at 1 Savvis Parkway, Town & Country, Missouri 63017 no later than the beginning of the Savvis special meeting.

Solicitation of Proxies

In accordance with the merger agreement, the cost of proxy solicitation for the Savvis special meeting will be borne by Savvis. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Savvis, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Savvis will also request brokers, banks and nominees to forward proxy materials to the beneficial owners of shares of Savvis common stock held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Savvis has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $25,000, plus reasonable expenses, for these services.

THE MERGER

Effects of the Merger

Upon completion of the merger, Mimi Acquisition Company, a wholly owned subsidiary of CenturyLink formed for the purpose of effecting the merger, will merge with and into Savvis. Savvis will be the surviving corporation in the merger and will thereby become a wholly owned subsidiary of CenturyLink.

In the merger, each outstanding share of Savvis common stock (other than shares owned by Savvis, CenturyLink, or Mimi Acquisition Company, which will be cancelled, and other than shares held by holders who properly exercise dissenters’ rights) will be converted on the effective date of the merger into the right to receive (i) $30.00 in cash and (ii) a fraction of a share of CenturyLink common stock at an exchange ratio equal to (x) $10.00 divided by (y) the volume-weighted average trading price of CenturyLink common stock over the 30 trading day period ending three trading days prior to the closing (which we refer to as the CenturyLink 30-day average price), except that if the CenturyLink 30-day average price is less than or equal to $34.42, each such Savvis share will be converted into the right to receive $30.00 in cash and 0.2905 of a CenturyLink share. The exchange ratio mechanism effectively provides for the stock consideration to have a fixed value (based on the CenturyLink 30-day average price) of $10.00 per share of Savvis common stock so long as the CenturyLink 30-day average price is at least $34.42. Cash will be paid in lieu of any fractional shares.

See “Comparison of Shareholder Rights” beginning on page 79 for a summary of the material differences between the rights of holders of CenturyLink common stock and the rights of holders of Savvis common stock.

Background of the Merger

Savvis operates in a rapidly changing, capital-intensive industry that is increasingly characterized by larger competitors with a lower cost of capital and greater resources. Savvis’ board of directors and management periodically reviews and assesses its position in the market, as well as financial and strategic alternatives that would maximize stockholder value.

As part of these periodic reviews, the Savvis board of directors regularly discussed the prospects of Savvis’ network business, including the portions of Savvis’ network services that are either in slower growth or declining markets or are not directly tied to the future growth of Savvis’ network and hosting businesses, which portions we refer to as the sustaining network business. In particular, the Savvis board of directors has previously evaluated the impact of Savvis’ sustaining network business on the company’s overall growth profile, and considered whether to divest the sustaining network business or its entire network business as well as other strategic alternatives. But for several reasons, including the difficulty of separating out the portions of the network business that are necessary to support the hosting business, the Savvis board of directors believed that such a divestiture was not a feasible strategy.

Over the past year, the hosting industry has seen rapid and significant consolidation, as new well-capitalized entrants have invested in the industry and existing competitors have sought to lower their operating costs by combining operations. Amidst this consolidation and increasing competitive pressure caused by larger competitors with lower cost of capital, the Savvis board of directors continued to focus on ways to maximize stockholder value, including evaluating various potential strategic alternatives, such as raising capital to fund organic growth or acquisitions, joint ventures, divesting Savvis’ sustaining network business, and a potential sale of all of the stock or assets of Savvis.

At a meeting of the Savvis board of directors held on August 4, 2010, Barclays Capital, which had been invited to present to the Savvis board of directors in connection with the board’s evaluation of ways to maximize Savvis stockholder value, gave a detailed presentation on numerous topics, including Savvis’ competitive position, market perception, current market environment, current market value, relevant strategic transactions, and how Savvis could continue to create incremental value for its stockholders. Barclays Capital did not enter into an engagement letter with Savvis with respect to a possible transaction. The Savvis board of directors reviewed the company’s record of executing against the existing management plan, and evaluated and discussed several strategic options including acquisition opportunities, partial divestitures and a potential sale of Savvis.

Following the board meeting, Savvis’ Chairman and Chief Executive Officer, James E. Ousley, and Chief Financial Officer, Gregory W. Freiberg, had ongoing, periodic discussions with several large investment banking firms and boutique financial advisory firms to discuss Savvis’ existing valuation, market position and the prospects for either a sale of Savvis or a strategic transaction to support its long-term growth in the hosting industry.

In November of 2010, Savvis’ largest stockholder, Welsh, Carson, Anderson & Stowe, VIII, L.P., which we refer to as WCAS, informed Mr. Ousley of its intent to explore opportunities to exit its long term, mature investment in Savvis. On November 26, 2010, Savvis entered into a non-disclosure agreement with a significant stockholder of Savvis, which we refer to as Company A. Company A requested that Savvis provide Company A with certain investor rights in connection with a proposed purchase by Company A of a block of Savvis’ common stock from WCAS. In connection with considering Company A’s request, the Savvis board of directors sought appropriate safeguards to protect value for all Savvis’ stockholders, including a standstill agreement. Discussions with respect to this proposed transaction were terminated in December 2010 as the parties ultimately could not reach agreement on certain terms.

On December 7, 2010, WCAS distributed 5 million shares of Savvis, or approximately one quarter of its equity stake at that time, to its general and limited partners.

In early January 2011, Company A approached Savvis again, this time to discuss a substantial direct equity investment in Savvis combined with a purchase of Savvis shares then held by WCAS. The Savvis board of directors considered using the proceeds of this proposed issuance for various capital expenditures and to fund international expansion or selective acquisitions that would further Savvis’ ability to compete in a consolidating industry with significant capital expenditure requirements.

On January 13, 2011, Company A provided Savvis with an indicative term sheet setting forth the proposed terms of the equity issuance. The Savvis board of directors considered this offer, but did not reach agreement with Company A due to valuation concerns, and authorized Mr. Ousley to continue to negotiate in an effort to increase the valuation offered by Company A. As negotiations progressed, Mr. Ousley had discussions with several large investment banking firms and boutique financial advisory firms in an effort to evaluate the value that would be delivered by the proposed transaction with Company A.

As part of the efforts to evaluate value, in late January 2011, Savvis began exploratory discussions regarding several potential strategic transactions.

On January 23, 2011, Mr. Ousley and Mr. Freiberg met with members of management of CenturyLink, including Glen F. Post, III, its Chief Executive Officer and President, R. Stewart Ewing, Jr., its Chief Financial Officer, and Stacey W. Goff, its Executive Vice President, General Counsel and Secretary. Also at the meeting were representatives of Barclays Capital, who had arranged the meeting between Savvis and CenturyLink representatives. CenturyLink had from time to time over the past several years assessed strategic opportunities in the hosting sector, including possible acquisitions of hosting companies, and Barclays Capital had previously discussed with CenturyLink possible acquisition opportunities in the hosting sector, including at a meeting of the CenturyLink board of directors in November 2010. At the January 23, 2011 meeting, the parties discussed the benefits of potential strategic alternatives, such as potential commercial arrangements as well as a possible business combination. No specific proposal was made, however, and the parties agreed to continue discussions of possible strategic alternatives.

On January 24, 2011, Mr. Ousley met with representatives of another potential strategic buyer, which we refer to as Company B, to discuss potential strategic alternatives. The parties discussed the consolidation in the industry and the strategic advantages of a possible combination between Savvis and Company B.

On January 25, 2011, the Savvis board of directors held a telephonic meeting. During this meeting, the Savvis board of directors discussed the proposed terms of the equity investment by Company A. Mr. Ousley also provided the Savvis board of directors with an update regarding initial discussions with CenturyLink and Company B regarding a potential strategic transaction. The Savvis board of directors failed to reach agreement on Company A’s proposal, but authorized Mr. Ousley to continue negotiations with Company A to increase the valuation proposed by Company A. Shortly thereafter, Mr. Ousley resumed discussions with Company A, but Mr. Ousley and Company A could not reach agreement on valuation and certain other terms, and as a result both parties agreed to defer negotiations of the proposed term sheet and definitive transaction documentation until after Savvis released its fiscal year 2010 financial results on February 8, 2011.

On January 27, 2011, Terremark Worldwide, Inc., a competitor of Savvis and one of the leading managed hosting companies in the industry, announced it had entered into a definitive merger agreement with Verizon Communications, Inc. In the days following this announcement, Savvis experienced significant appreciation in its stock price, which Savvis believed to be the result of market anticipation that Savvis would also become an acquisition target.

On January 28, 2011, Mr. Ousley and Mr. Post spoke again and discussed several different potential strategic transaction structures and the possible benefits of a potential strategic transaction, including the creation of an enhanced network platform with growth opportunities in the hosting business. Mr. Post indicated that CenturyLink would be willing to consider an acquisition of Savvis at a premium to current market prices.

On January 31, 2011, Company B approached Savvis with an interest to pursue more detailed discussions regarding a potential strategic transaction. In connection with Company B’s expression of interest, Company B delivered a draft non-disclosure agreement that would protect the confidentiality of any such discussions. After negotiation, on February 3, 2011 Savvis signed a non-disclosure agreement with Company B and provided Company B with initial information regarding Savvis.

On February 1, 2011, NaviSite, Inc., another competitor of Savvis and a managed hosting company, announced it had entered into a definitive merger agreement with Time Warner Cable Inc. Following this announcement, Savvis experienced further appreciation in its stock price, which Savvis believed to be the result of continued speculation that Savvis would also become an acquisition target.

On February 1, 2011, Mr. Ousley received a call from a representative of an international telecommunications company and existing partner of Savvis, which we refer to as Company C, who expressed interest in exploring strategic options with Savvis. The parties agreed to draft a non-disclosure agreement to facilitate further discussions.

During the month of February, Savvis met with a number of large investment banking firms, including Morgan Stanley, and boutique financial advisory firms, in connection with its consideration of potential financial advisors to assist it regarding the evaluation of strategic options, including by assessing the competitive landscape, exploring alternative financing options and developing a list of potential candidates to contact regarding a potential acquisition of Savvis.

From February 4, 2011 through February 11, 2011, Savvis negotiated a non-disclosure agreement with CenturyLink. On February 11, 2011, Savvis entered into a non-disclosure agreement with a subsidiary of CenturyLink, CenturyTel Service Group, LLC, and Qwest. Qwest had previously entered into a merger agreement with CenturyLink, and the merger was expected to be completed shortly.

On February 9, 2011, Mr. Ousley and Mr. Freiberg met with several representatives of another financial advisory firm to discuss Savvis’ valuation, the strategic landscape in the hosting industry and the prospects for an acquisition of Savvis.

On February 11, 2011, representatives of CenturyLink led by Dennis Huber, Executive Vice President, Network Services, had a discussion with representatives of Savvis, including Mr. Freiberg, Michael A. Taylor, Vice President, Network Engineering and Operations, Jens P. Teagan, Vice President, Corporate Development, Bryan S. Doerr, Chief Technology Officer and William D. Fathers, President, regarding business due diligence on Savvis’ network business. After the meeting, the parties agreed to continue discussions.

On February 16, 2011, representatives of Savvis, including Messrs. Ousley, Doerr, Fathers, Freiberg and Teagan, and Brian Klingbeil, General Manager, met with representatives from Company B to provide Company B with an overview of Savvis’ business. After the meeting, the parties agreed to continue discussions.

On February 17, 2011, Savvis met with representatives of Morgan Stanley to consider whether to retain Morgan Stanley as its financial advisor. Savvis also interviewed other large investment banking firms and boutique financial advisory firms in connection with its search for a financial advisor to assist it in exploring potential strategic options.

Also on February 17, 2011, Savvis entered into a non-disclosure agreement with Company C and representatives of Savvis engaged in initial discussions with Company C regarding various strategic transaction structures. Such discussions did not result in any proposal by Company C regarding a potential transaction.

In the middle of February, Company A indicated that it was no longer interested in a strategic investment in Savvis due to the significant appreciation in Savvis’ stock price from the time that Company A initially began negotiations with Savvis.

On February 22, 2011, at the request of CenturyLink, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we also refer to as BofA Merrill Lynch, which had been a financial advisor to CenturyLink in its merger transaction with Embarq, made a presentation to the CenturyLink board of directors regarding the hosting industry, CenturyLink’s competitive and strategic position in the hosting segment, various potential strategic targets, including Savvis, and a specific evaluation of Savvis as a potential acquisition candidate.

On February 23, 2011, Mr. Ousley and Mr. Fathers met with representatives from Company B to discuss a potential strategic transaction in greater detail. During this discussion, the parties also followed up on their most recent diligence meeting and discussed next steps.

Later in the day on February 23, 2011, Mr. Ousley and Mr. Post continued discussions regarding a potential strategic transaction between Savvis and CenturyLink. At this meeting, the parties also followed up on their most recent diligence meeting and discussed next steps.

On February 24, 2011, at a meeting of the Savvis board of directors, Morgan Stanley reviewed with the board various potential alternatives for maximizing Savvis stockholder value, including potential strategic transactions for Savvis, such as the potential sale of Savvis, potential acquirers, and a preliminary valuation framework including implied valuations for Savvis based on customary methodologies. Also at this meeting, the Savvis board of directors evaluated and considered a spectrum of strategic options including an equity investment by or sale of the entire company to potential strategic or financial acquirers, refinancing Savvis’ existing debt and raising additional debt to finance acquisitions by Savvis or organic international expansion capital expenditures. Based on Morgan Stanley’s presentation and a presentation of the chairman of the Savvis board of directors in executive session, the Savvis board of directors considered both potential strategic and financial acquirers, with an emphasis on acquirers with a strategic rationale to acquire Savvis that would maximize valuation. At that time, the Savvis board of directors evaluated the alternatives and authorized continued discussions with the two potential acquirers that had already begun due diligence, CenturyLink and Company B, as well as additional potential buyers. The Savvis board of directors also authorized Savvis’ management to pursue a process to maximize stockholder value with the assistance of Morgan Stanley.

On March 2, Mr. Ousley updated the board of directors on discussions with CenturyLink and Company B as well as the results to date of Morgan Stanley’s ongoing consideration of potential buyers.

On March 9, 2011, Mr. Ousley and Mr. Post met and discussed a potential transaction, including the strategic advantages of combining the two companies.

On March 10, 2011, Morgan Stanley contacted Company B to determine whether Company B was interested in further discussing a potential transaction with Savvis. Company B indicated that it was interested in continuing to review information and pursuing discussions.

On March 11, 2011, Savvis discussed a potential transaction with another potential strategic acquirer, which we refer to as Company D, and the parties agreed to continue discussions. Such discussions did not result in any proposal by Company D regarding a potential transaction.

On March 15, 2011, Savvis executed a non-disclosure agreement with another potential strategic acquirer, which we refer to as Company E, to facilitate Company E’s due diligence on Savvis and exploration of a potential transaction.

On March 15, 2011, Mr. Ousley briefed the Savvis board of directors on discussions with CenturyLink and Company B, including the results of and feedback from in person diligence sessions that had been conducted with each, as well as the non-disclosure agreement and initial information provided to Company E.

In mid-March, at the direction of Savvis, Morgan Stanley contacted Company D again, as well as two other potential strategic acquirers, which we refer to as Company F and Company G, to assess their interest in a potential transaction with or acquisition of Savvis.

On March 16, 2011, Morgan Stanley briefed Savvis’ management about its discussions with Company F and indicated that, based on Company F’s response, it did not appear that an acquisition proposal on attractive terms was a likely outcome. As a result, Savvis instructed Morgan Stanley to keep Company F apprised of developments but to prioritize other potential buyers who had expressed stronger interest in a potential transaction. At the direction of Savvis, Morgan Stanley also engaged in additional efforts to solicit interest from Company E in a potential transaction with Savvis.

On March 22, 2011, Morgan Stanley reported that a potential strategic acquirer, which we refer to as Company H, had requested a meeting to determine whether to move forward with a potential strategic transaction. Savvis instructed Morgan Stanley to arrange such a meeting.

On March 23, 2011, representatives from CenturyLink, including Mr. Ewing, attended in-depth business presentations from the Savvis leadership team, including Messrs. Fathers, Doerr, Freiberg, Klingbeil and Teagan and Jeffrey H. Von Deylen, Senior Vice President, Global Operations and Global Client Services. At this meeting, CenturyLink provided Savvis with information on its hosting business and the anticipated structure of CenturyLink following the closing of its acquisition of Qwest. Savvis gave a comprehensive presentation about its business, potential growth opportunities, a financial overview and the benefits and possible cost and revenue synergies that might result from a strategic transaction with CenturyLink. In the meeting, CenturyLink representatives indicated that they thought Savvis was a good cultural fit, and that CenturyLink was prepared to further pursue a potential transaction. As a result of the meeting, Savvis determined that CenturyLink was seriously interested in pursuing a potential transaction, but at that time was focused on the closing of the Qwest transaction.

At a meeting of the CenturyLink board of directors, also on March 23, 2011, Mr. Post provided an update to the board regarding discussions held to date between the managements of CenturyLink and Savvis, preliminary due diligence findings, timing considerations, certain strategic considerations, and certain risks associated with such a transaction.

Also on March 23, 2011, at the direction of Savvis, Morgan Stanley spoke with Company E and Company H. Each of these companies later indicated that it was unwilling to pursue a potential transaction.

On March 24, 2011, at the direction of Savvis, Morgan Stanley talked with certain senior management of Company F about a potential transaction. Company F did not indicate any interest in pursuing a potential transaction.

On March 25, 2011, Mr. Post communicated to Mr. Ousley that CenturyLink would like to continue discussions regarding a potential transaction.

On March 29, 2011, Company E confirmed to Morgan Stanley that it had decided not to pursue a potential transaction with Savvis. Also on that date, Morgan Stanley spoke with Mr. Ewing of CenturyLink, who indicated that CenturyLink was interested in additional discussions with Savvis following the closing of the Qwest acquisition, which was scheduled for April 1, 2011.

On March 31, 2011, CenturyLink requested that Barclays Capital, which had been a financial advisor to CenturyLink in its merger transactions with Embarq and Qwest, serve as its financial advisor, along with BofA Merrill Lynch, in connection with the potential transaction with Savvis.

In the course of discussions in late March and early April, CenturyLink proposed a merger with consideration of $38.00 per share of which 75% would be cash and 25% would be stock, based on a fixed exchange ratio.

On April 4, 2011, executive officers of Savvis and CenturyLink engaged in discussions regarding the potential valuation of Savvis in the context of an acquisition of Savvis by CenturyLink. At that time, the parties were unable to agree on valuation.

On April 7, 2011, a representative of Morgan Stanley spoke with Mr. Post who reaffirmed that he strongly believed in the strategic logic of the transaction, but remained concerned about valuation. In response to questions from the representative of Morgan Stanley, Mr. Post indicated that valuation was the principal issue regarding a potential transaction.

On April 8, 2011, Mr. Freiberg and Mr. Teagan from Savvis and Mr. Ewing and Bryan Taylor, Vice President, Corporate Development of CenturyLink had a call to discuss the potential transaction. On this call, CenturyLink made extensive diligence requests in order to better understand Savvis and Savvis indicated that it would not provide CenturyLink access to further due diligence data until CenturyLink could confirm that it was authorized to, and did in fact, increase its proposed price for Savvis. Also on April 8, 2011, Company G informed Morgan Stanley that it had decided not to pursue a potential transaction with Savvis.

On April 12, 2011, Mr. Post and Mr. Ousley discussed a potential price of $40.00 per share. At this point, Savvis agreed to provide CenturyLink with access to its due diligence dataroom, which was opened to CenturyLink on April 15, 2011. On April 13, 2011, Barclays Capital conveyed on behalf of CenturyLink to Morgan Stanley a request that Savvis enter into a 35-day exclusivity agreement, which Savvis declined. However, CenturyLink continued its due diligence efforts.

On April 13, 2011, at the direction of Savvis, Morgan Stanley contacted another potential strategic acquirer, which we refer to as Company I, who asked for additional information, including some of Savvis’ public filings. On April 16, 2011, Company I indicated that it was not interested in pursuing a transaction with Savvis.

On April 14, 2011, Peter J. Bazil, Savvis’ Vice President, General Counsel and Secretary, and Mr. Goff of CenturyLink had an initial discussion regarding the potential transaction. During the call, Mr. Goff informed Mr. Bazil that he had instructed Wachtell, Lipton, Rosen & Katz, counsel to CenturyLink, which we refer to as Wachtell Lipton, to begin drafting a merger agreement.

On April 15, 2011, on a call among representatives of CenturyLink, Wachtell Lipton, Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P., which we refer to as Jones Walker, also counsel to CenturyLink, Savvis and Wilson Sonsini Goodrich & Rosati, which we refer to as WSGR, counsel to Savvis, the parties began preliminary discussion and negotiation of certain key terms of a potential transaction, including, price and structure, financing, regulatory matters, diligence and timing, exclusivity, deal protection features, treatment of equity awards and closing conditions. With respect to price and structure, CenturyLink proposed a merger with consideration of $40.00 per share of which 75% would be cash and 25% would be stock, based on a fixed exchange ratio. Savvis indicated that the structure of the exchange ratio for any equity component of the merger consideration would require further discussion, in order to minimize price risk to Savvis stockholders. In regards to timing, Savvis suggested the parties work towards signing a definitive agreement by April 27, 2011, the date of Savvis’ planned release of its first quarter earnings. CenturyLink requested that Savvis enter into a 35-day exclusivity agreement commencing on April 19 after meetings of the respective boards of directors. The representative of Wachtell Lipton previewed certain terms that CenturyLink proposed to include in its draft merger agreement, including that the closing of the transaction be conditioned upon certain key employees of Savvis remaining in place at closing pursuant to employment agreements to be entered into with CenturyLink at the time of execution of the merger agreement, a termination fee equal to 3.5% of the equity value of the proposed transaction, a “force the vote” provision requiring Savvis to hold its stockholder meeting to approve the proposed transaction even if the Savvis board of directors were to change its recommendation with respect to the proposed transaction, and a requirement that WCAS and certain related parties, which we refer to collectively with WCAS as the WCAS stockholders, enter into a voting agreement in connection with the transaction, which we refer to as the voting agreement. The representative of WSGR indicated that all of these proposed terms would require further discussion and negotiation between the parties.

On April 17, 2011, the Savvis board of directors held a special meeting, at which meeting Savvis’ senior management and representatives from WSGR and Morgan Stanley were present. A representative of Morgan Stanley provided an overview of CenturyLink’s preliminary proposal and reviewed a preliminary valuation analysis of Savvis and CenturyLink. Morgan Stanley also reported on the status of their discussions with potential acquirers, including Company B’s lack of interest in taking further steps to pursue a potential strategic transaction with Savvis despite an ongoing dialogue with Company B and Morgan Stanley concerning such steps. The representative of WSGR then reviewed the fiduciary duties of the board of directors in connection with a potential transaction, including considerations relating to the request by CenturyLink for an exclusivity agreement. At the meeting, the Savvis board of directors resolved to establish a Mergers and Acquisitions Committee to facilitate effective communications and for administrative convenience, which we refer to as the Mergers and Acquisitions Committee or the Committee, chaired by Dr. Pellow and consisting of Dr. Pellow, Mr. Heintzelman and Mr. McInerney, all of whom are independent directors and one of whom (Mr. McInerney) is associated with WCAS. The Savvis board of directors also authorized management to enter into an exclusivity agreement with CenturyLink, with an exclusivity period not to exceed 14 days, with other specific terms as approved by the Mergers and Acquisitions Committee.

On April 19, 2011, at a meeting of the CenturyLink board of directors, the board received a presentation regarding Savvis from Messrs. Ousley, Fathers and Von Deylen and a presentation, including preliminary financial analyses, from Barclays Capital and BofA Merrill Lynch. The CenturyLink board discussed a proposed transaction with Savvis and authorized management to continue negotiations. Following the board meeting, Mr. Ousley and Mr. Post discussed the status of the transaction, and Savvis’ interest in seeking to enter into and announce a transaction as soon as practicable. Also on that day, Wachtell Lipton delivered a draft merger agreement to WSGR. Among other things, the merger agreement reflected a fixed exchange ratio, a “force-the-vote” provision, the voting agreement, an $85 million termination fee, which was equal to approximately 3.5% of the equity value of the proposed transaction, a provision giving CenturyLink five business days to match any superior proposal submitted by a third party before the Savvis board could change its recommendation with respect to the CenturyLink transaction, a provision permitting either party to terminate the agreement if the closing did not occur by January 31, 2012 (subject to possible extension in certain circumstances), a requirement for certain key employees to agree to employment arrangements with CenturyLink at signing and be in place following the closing, no financing contingency, a commitment to pursue required regulatory approvals, a definition of “material adverse effect” with numerous exceptions to what constitutes a material adverse effect, and rollover of Savvis equity awards into CenturyLink equity awards.

On April 20, 2011, the Mergers and Acquisitions Committee held a meeting at which Mr. Ousley and Mr. Bazil were present. Mr. Bazil reviewed the terms of the draft merger agreement provided by CenturyLink, which Mr. Bazil had provided to the Committee. In his review, Mr. Bazil reviewed CenturyLink’s proposed fixed exchange ratio and the cash and stock nature of CenturyLink’s proposal. Mr. Bazil also reviewed certain key deal protection measures, including the proposed “force-the-vote” provision, the voting agreement, $85 million termination fee, and the request by CenturyLink for a five business day right to match any superior proposal submitted by a third party. Mr. Bazil then reviewed matters impacting the likelihood that the transaction would close including the proposed conditions to closing of the merger, the requirement that certain key executives remain employed at closing, regulatory matters, and the financing of the transaction. Mr. Bazil also discussed the potential treatment of equity awards in the transaction, including the potential impact of such treatment on employee retention for the period between signing of the merger agreement and closing of the transaction and the effect that failing to retain key employees may have in the event that the transaction was not consummated. The members of the Mergers and Acquisitions Committee discussed the draft agreement and authorized management to provide a revised draft of the merger agreement to

CenturyLink and instructed management and WSGR to discuss and negotiate the draft agreement with CenturyLink and Wachtell Lipton. The Mergers and Acquisitions Committee discussed the proposed terms of the draft exclusivity agreement presented by CenturyLink. After discussion and consideration of factors relevant to entering into an exclusivity arrangement, including the relatively brief duration of the exclusivity agreement, the lack of responses or inquiries from other third parties notwithstanding the efforts by Savvis to solicit other business combination proposals from strategic buyers, and the terms and conditions of the CenturyLink proposal, the Mergers and Acquisitions Committee authorized Savvis to enter into the exclusivity agreement with an expiration date of May 3, 2011 and certain other terms more favorable to Savvis than the draft provided by CenturyLink.

On April 21, 2011, the exclusivity agreement between Savvis and CenturyLink was executed, which provided for an exclusivity period through May 3, 2011.

Also on April 21, 2011, Wachtell Lipton delivered a draft of the voting agreement to WCAS, Savvis and Ropes & Gray, counsel to WCAS.

On April 22, 2011, Ropes & Gray delivered a revised draft of the voting agreement to CenturyLink and Wachtell Lipton, which provided that the voting agreement would terminate in the event that the Savvis board of directors changed its recommendation in response to a superior proposal. Also on April 22, 2011, Wachtell Lipton delivered to Savvis draft employment agreements to be entered into by Messrs. Ousley, Fathers, Doerr and Von Deylen that were substantially similar to their existing employment agreements with Savvis.

On April 23, 2011, the Mergers and Acquisitions Committee held a meeting at which Savvis’ senior management and outside legal counsel, WSGR, and financial advisors, Morgan Stanley, were present. A representative of WSGR reviewed the terms of the most recent draft of the Merger Agreement received from CenturyLink, including a review of the parties’ respective positions with regard to certain key terms. A representative of Morgan Stanley then updated the Committee on Morgan Stanley’s discussions with BofA Merrill Lynch and Barclays Capital, the financial advisors to CenturyLink, regarding the exchange ratio for the portion of the purchase price that would be paid in stock, which CenturyLink continued to insist should be fixed in order to provide certainty as to the number of shares issuable in the transaction. The members of the Committee discussed the terms of the draft Merger Agreement. The Committee then discussed retention of key management during the period between signing of the merger agreement and closing of the transaction and the effect that failing to retain key employees may have in the event that the transaction was not consummated, and noted the importance of the treatment of employee equity awards to retaining key management during the period between signing and closing. The Committee authorized management to continue to negotiate the terms of the proposed merger agreement.

Throughout this period, CenturyLink and Savvis and their respective advisors engaged in discussions on the terms of the merger agreement and CenturyLink, Savvis, WCAS and their respective advisors engaged in discussions on the terms of the voting agreement, and the parties exchanged drafts of these agreements reflecting these negotiations. On April 25, 2011, representatives of CenturyLink and Savvis reached an agreement at a meeting in St. Louis on terms to propose to their respective boards of directors. Regarding the stock component of the merger consideration, the parties agreed to a floating exchange ratio based on the volume-weighted average trading price of CenturyLink common stock over a 30 trading day period prior to closing, subject to a downside collar pursuant to which the exchange ratio would cease to increase if such average price fell more than 15% from the volume-weighted average trading price of CenturyLink’s common stock over the 30 trading day period ending on April 25, 2011. The parties also agreed on deal protection mechanisms as well as the treatment of Savvis’ outstanding equity awards in the merger.

In addition, although the parties had held discussions concerning the possible continued employment of Messrs. Ousley, Fathers, Doerr and Von Deylen following the closing of the merger and providing such executive officers with retention awards either pursuant to the new employment agreements or as stand-alone arrangements, CenturyLink determined to defer any further discussions with respect to these matters until after execution of the merger agreement.

Also on April 25, 2011, Wachtell Lipton delivered a revised draft of the voting agreement to WCAS, Ropes & Gray, Savvis and WSGR, providing that such voting agreement would terminate in the event that the Savvis board of directors changed its recommendation in response to a superior proposal.

On April 26, 2011, CenturyLink, Wachtell Lipton and Jones Walker and Savvis and WSGR continued to negotiate the terms of the merger agreement. Wachtell Lipton then delivered a revised draft of the merger agreement to Savvis and WSGR.

On April 26, 2011, the Mergers and Acquisitions Committee met. Messrs. Ousley and Bazil and representatives of WSGR and Morgan Stanley were also present. Mr. Ousley reviewed the terms of the most recent draft merger agreement provided by CenturyLink, as well as the proposed resolution of certain key terms based upon discussions between Mr. Ousley and Mr. Bazil and their counterparts Mr. Post and Mr. Goff, at CenturyLink. Mr. Ousley reviewed the proposed terms resulting from negotiation with CenturyLink, including the proposed floating exchange ratio, subject to up to 15% downside collar protection, equity award treatment, “force-the-vote” provision, the voting agreement, including that such agreement would terminate upon a board change of recommendation in response to a superior proposal, $85 million termination fee, and lack of any closing conditions requiring certain key executives to be in place at closing. The Mergers and Acquisitions Committee then reviewed the results and progress in negotiations with CenturyLink, the results of the efforts by Savvis and its financial advisor to solicit alternative proposals prior to the exclusivity period, and the financial terms of the proposed transaction with CenturyLink. After discussion, the Committee unanimously resolved to recommend that the board of directors of Savvis adopt and approve the draft Merger Agreement.

On April 26, 2011, CenturyLink’s board of directors met to consider the negotiated terms of the proposed transaction. Mr. Post provided an update on and overview of the transaction to the board, following which members of CenturyLink management summarized the due diligence conducted by CenturyLink and its advisors on Savvis. A representative of Wachtell Lipton then reviewed the directors’ fiduciary duties in connection with their consideration of the transaction.Mr. Ewing then discussed the potential synergies of the transaction, following which representatives of BofA Merrill Lynch and Barclays Capital provided a presentation regarding the transaction. A representative of Wachtell Lipton and Mr. Goff then reviewed the terms of the merger agreement and voting agreement, and discussed employee matters in connection with the transaction. Following discussion, CenturyLink’s board of directors declared by unanimous vote of the directors present that the merger and the other transactions contemplated by the merger agreement were advisable and in the best interests of CenturyLink and its shareholders and approved the merger agreement.

On April 26, 2011, the Savvis board of directors met. Messrs. Ousley, Freiberg and Bazil as well as representatives of WSGR and Morgan Stanley were present. A representative of Morgan Stanley summarized the due diligence conducted by Savvis and its advisors on CenturyLink, including short-term and long-term estimates of CenturyLink’s financial results derived from public sources, and CenturyLink’s integration of Qwest. The representatives of Morgan Stanley then summarized the key terms of the proposed transaction and provided an overview of the process conducted by Savvis and its financial advisor. The representatives of Morgan Stanley then reviewed with the board of directors its financial analyses regarding the proposed transaction with CenturyLink, following which the representatives of Morgan Stanley delivered to the board of directors of Savvis its oral opinion that, as of such date, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, the consideration to be received by holders of shares of Savvis common stock (other than holders of certain excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Morgan Stanley subsequently confirmed this opinion in writing. See “The Merger — Opinion of Morgan Stanley & Co. Incorporated.” A representative of WSGR reviewed the directors’ fiduciary duties. Prior to the meeting, the board of directors was provided with a full written presentation regarding the directors’ fiduciary duties and a detailed summary of the terms of the transaction and the proposed merger agreement. Representatives of WSGR then reviewed the terms of the proposed merger agreement as well as the results of the legal due diligence conducted by WSGR with respect to CenturyLink. Dr. Pellow provided an overview of the Mergers and Acquisitions Committee’s process and discussed the efforts previously undertaken to solicit business combination proposals from other potential acquirers. Dr. Pellow, on behalf of the Mergers and Acquisition

Committee, presented the Mergers and Acquisitions Committee’s formal unanimous recommendation that the board of directors approve the merger agreement. Following discussion, the Savvis board of directors declared by unanimous vote of all directors present that the merger agreement and the merger with CenturyLink were advisable and in the best interests of Savvis’ stockholders, approved the merger agreement and the merger and recommended that Savvis’ stockholders adopt the merger agreement.

Following the board meetings, CenturyLink and Savvis and their respective legal advisors finalized the merger agreement, the terms of which are more fully described below under the section entitled “The Merger — The Merger Agreement” beginning on page 62, and CenturyLink, Savvis and Mimi Acquisition Company executed the merger agreement. CenturyLink and Savvis issued a joint press release before the market opened on April 27, 2011 announcing the entry into the merger agreement.

Savvis’ Reasons for the Merger and Recommendation of the Savvis Board of Directors

In reaching its conclusion that the merger agreement is advisable and in the best interests of Savvis and its stockholders, the Savvis board of directors consulted with management and legal, financial and other advisors, and considered a variety of factors weighing in favor of or relevant to the merger, including the factors and reasons described below.

•	Based on the closing price of Savvis’ common stock as of April 26, 2011, the last full trading day immediately prior to the meeting of the Savvis board of directors held on the evening of April 26, 2011, the merger consideration represented at that time a premium of approximately 11% to Savvis’ stockholders over the closing price of Savvis’ common stock on April 26, 2011 and 51% over the closing price on January 26, 2011, the day prior to the announcement of the proposed acquisition of Terremark Worldwide by Verizon Communications, after which Savvis’ stock price increased substantially due principally, Savvis believes, to market anticipation that Savvis would also become an acquisition target;

•	The certainty of value and liquidity to Savvis’ stockholders from the fact that approximately 75% of the consideration is in cash and that the exchange ratio for the stock consideration is designed to offer a fixed value as long as the CenturyLink 30-day average price is at least $34.42, as described more fully in the section entitled “The Merger — The Merger Agreement” beginning on page 62) and the liquidity offered by CenturyLink’s common stock;

•	Savvis’ stockholders will receive a portion of the merger consideration in the form of shares of CenturyLink common stock, which will allow Savvis’ stockholders to share in growth and other opportunities of the combined company;

•	Savvis’ financial outlook and prospects if it were to remain an independent company, including the risks associated with successfully executing Savvis’ business plan and strategy, the impact of general economic conditions, market trends and competition on Savvis’ operations, and the general risks of market conditions that could reduce the trading price of the shares of Savvis common stock, as well as the other risks and uncertainties discussed in Savvis’ public filings with the SEC;

•	The fact that Savvis, as a stand-alone company, would need to grow organically given the limited acquisition opportunities available to Savvis to accelerate realization of Savvis’ strategic cloud computing emphasis and enhancement of stockholder value;

•	The limited number of strategic buyers willing and able to purchase and integrate Savvis’ global network and the possibility that the number of potentially interested strategic buyers could decrease over time as they pursued their own internal or external growth plans;

•	Savvis’ worsening prospects due to industry consolidation if it proceeded on a stand-alone basis;

•	The difficulties posed by divesting the Company’s network business generally or the sustaining network business which is not core to Savvis’ future growth in its hosting and network business;

•	The limited strategic alternatives available to Savvis and worsening prospects due to industry consolidation if Savvis engaged in alternative transactions such as international acquisitions or a sale of equity in Savvis;

•	Savvis’ need in a highly capital intensive business to potentially supplement operating cash flows with external debt or equity financing, which, depending on market conditions, may not be available to Savvis on terms that are commercially reasonable or at a cost of capital comparable to that of its competitors;

•	The oral opinion of Morgan Stanley to the Savvis board of directors on April 26, 2011 (which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion) that, as of such date, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in the written opinion, the consideration to be received by holders of shares of the Savvis common stock (other than holders of certain excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders;

•	The inherent uncertainty of attaining management’s internal financial projections, including those set forth in the section entitled “Certain Forecasts Prepared by the Management of Savvis” beginning on page 61, including management’s qualifications thereof and management’s statements with respect to the inherent uncertainty of, and risks in achieving, such projections and the facts that Savvis’ actual financial results in future periods could differ materially from management’s forecasted results;

•	Savvis’ management’s view of the expected realization of synergies following the combination of CenturyLink and Savvis, the strength of the combined company’s network and balance sheet, and its ability to pursue opportunities that may not be available to Savvis as a stand-alone company;

•	The achievability of the publicly available forecasts relating to CenturyLink’s stand-alone business;

•	The structure of the merger and the terms and conditions of the merger agreement, including the provisions requiring both CenturyLink and Savvis to use efforts to obtain required approvals and satisfy the closing conditions to the merger (see the section entitled “The Merger — The Merger Agreement” beginning on page 62);

•	The strategic review process undertaken by the Savvis board of directors and its Mergers and Acquisitions Committee, in which numerous potential parties were contacted;

•	That the merger agreement permits Savvis under certain circumstances to have negotiations with respect to unsolicited alternative proposals and that the voting agreement terminates in the event that the Savvis board of directors changes its recommendation in response to a superior proposal;

•	The recent and historical market prices of Savvis’ common stock;

•	The likelihood that the merger would be completed based on, among other things (not in any relative order of importance): the reputation of CenturyLink, the absence of a financing condition in the merger agreement, Savvis’ ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement, and that the provision of the merger agreement permitting either party to terminate if the closing did not occur by January 31, 2012 (subject to possible extension in certain circumstances) provided sufficient time to consummate the merger;

•	Savvis’ understanding of CenturyLink’s management, business, operations, financial condition and prospects as supplemented by information provided by representatives of CenturyLink and the due diligence investigation of CenturyLink by Savvis’ management and financial and other advisors; and

•	The similarity of the corporate cultures of CenturyLink and Savvis.

In the course of its deliberations, the Savvis board of directors also considered a variety of risks and countervailing factors related to entering into the merger agreement and the proposed merger, including:

•	Completion of the merger will preclude Savvis’ stockholders from having the opportunity to participate fully in Savvis’ future earnings growth and the future appreciation of the value of its capital stock that could be expected if its strategic plan were successfully implemented on a stand-alone basis;

•	The conditions to the merger agreement requiring receipt of certain regulatory approvals and clearances;

•	The risk that the merger may not be consummated despite the parties’ efforts or that consummation may be unduly delayed, even if the requisite approval is obtained from Savvis’ stockholders, including the possibility that conditions to the parties’ obligations, including with respect to required antitrust and other regulatory approvals, to complete the merger may not be satisfied;

•	The risk that Savvis’ stockholders could under certain circumstances receive stock consideration valued at less than $10.00 per share of Savvis common stock, and that the value of the stock consideration (based on the CenturyLink 30-day average price) will not be greater than $10.00 per share of Savvis common stock even if the price per share of CenturyLink common stock increases between execution of the merger agreement and completion of the merger;

•	The costs involved in connection with entering into and completing the merger and the time and effort of management required to complete the merger and related disruptions to the operation of Savvis’ business;

•	The restrictions on the conduct of Savvis’ business prior to the completion of the proposed merger, which may delay or prevent Savvis from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Savvis pending completion of the proposed merger;

•	The risks and costs to Savvis if the proposed merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	Terms of the merger agreement that may deter others from proposing an alternative transaction that may be more advantageous to Savvis’ stockholders, including those providing CenturyLink with four business days to match superior proposals, obligating Savvis to hold its special meeting to adopt the merger agreement even if a third party had made an alternative proposal to acquire Savvis prior to the special meeting or the Savvis board of directors had changed its recommendation to its stockholders to vote for the proposal to adopt the merger agreement prior to the special meeting, and obligating Savvis to pay a termination fee of $85 million if the merger agreement is terminated in certain circumstances;

•	The fact that the transaction will be taxable to Savvis’ stockholders that are United States holders for United States federal income tax purposes;

•	The fact that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally, as described in the section entitled “The Merger — Financial Interests of Savvis’ Directors and Executive Officers in the Merger”;

•	The risks associated with successful implementation of the combined company’s long term business plan and strategy;

•	The risk of not capturing all of the anticipated synergies between CenturyLink and Savvis and the risk that other anticipated benefits may not be fully realized;

•	The risk that integration of the two businesses may be more costly, and may divert management attention for a greater period of time, than anticipated;

•	The fact that CenturyLink has recently acquired Embarq and Qwest in July 2009 and April 2011, respectively, that its integration of these companies has not been fully completed, and that the completion of these integration efforts may be more costly than expected and divert management’s attention from both operating the combined company and the integration efforts related to Savvis;

•	The risk that changes in the regulatory landscape may adversely affect the benefits anticipated to result from the merger, including the possibility that such changes could disproportionately impact CenturyLink in an adverse manner; and

•	The other risks described in the sections entitled “Risk Factors” beginning on page 12 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25.

While the Savvis board of directors considered potentially negative and potentially positive factors, the Savvis board of directors concluded that, overall, the potentially positive factors outweighed the potentially negative factors.

The foregoing discussion summarizes the material information and factors considered by the Savvis board of directors in its consideration of the merger, but is not intended to be exhaustive and may not include all of the factors considered by the Savvis board of directors. The Savvis board of directors reached the decision to approve the merger agreement in light of the factors described above and other factors that each member of the Savvis board of directors voting on approval of the merger agreement felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the Savvis board of directors as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall analysis of the transaction. Individual members of the Savvis board of directors may have given different relative considerations to different factors. It should be noted that this explanation of the reasoning of the Savvis board of directors and certain information presented in this section is forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement-prospectus, beginning on page 25.

The Savvis board of directors has determined that the terms of the merger are advisable and in the best interest of Savvis and its stockholders, has approved the terms of the merger agreement and the merger, and unanimously recommends that the stockholders of Savvis vote “FOR” the proposal to adopt the merger agreement.

Opinion of Morgan Stanley & Co. Incorporated

Savvis retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with a possible merger, sale or other strategic business combination. Savvis selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Savvis. At a telephonic meeting of the Savvis board of directors on April 26, 2011, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of April 26, 2011, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in the written opinion, the consideration to be received by holders of shares of Savvis common stock (other than holders of certain excluded shares, namely, shares owned by Savvis, CenturyLink, or Mimi Acquisition Company, which will be cancelled, and shares held by holders who properly exercise dissenters’ rights) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated as of April 26, 2011, is attached to this proxy statement as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Savvis board of directors and addresses only the fairness from a financial point of view of the consideration to be received by holders of shares of Savvis common stock (other than holders of certain excluded shares) pursuant to the merger agreement, as of the date of the opinion. It does not address any other aspects of the merger or the prices at which the CenturyLink common stock will trade at any time, and does not constitute a recommendation to any holder of Savvis common stock as to how to vote at any stockholder’s meeting held in connection with the merger or whether to take any other action with respect to the merger. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Savvis and CenturyLink, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Savvis and CenturyLink, respectively;

•	reviewed certain financial projections prepared by the management of Savvis, including those described in “Certain Forecasts Prepared by the Management of Savvis” beginning on page 61;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of Savvis;

•	discussed the past and current operations and financial condition and the prospects of Savvis, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Savvis;

•	discussed the past and current operations and financial condition and the prospects of CenturyLink;

•	reviewed the pro forma impact of the merger on CenturyLink’s cash flow, consolidated capitalization and financial ratios;

•	reviewed the reported prices and trading activity for Savvis common stock and the CenturyLink common stock;

•	compared the financial performance of Savvis and CenturyLink and the prices and trading activity of Savvis common stock and the CenturyLink common stock with that of certain other publicly traded companies comparable with Savvis and CenturyLink, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of Savvis and CenturyLink and certain parties and their financial and legal advisors;

•	reviewed the merger agreement, the voting agreement and certain related documents; and

•	performed such other analyses and reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, with the consent of the Savvis board of directors and without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Savvis and CenturyLink and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed, with the consent of the Savvis board of directors, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Savvis and CenturyLink of the future financial performance of Savvis and CenturyLink. In addition, Morgan Stanley assumed, with the consent of the Savvis board of directors, that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, that the definitive merger agreement would not differ in any material respect from the draft furnished to Morgan Stanley and that CenturyLink will have sufficient committed financing for purposes of consummating the merger. Morgan Stanley assumed, with the consent of the Savvis board of directors, that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger.

Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Savvis and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no view on, and its opinion did not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into in connection with the merger, including, without limitation, the voting agreement, or the fairness of the transactions contemplated thereby to or any consideration received in connection therewith by, the holders of any class of securities or instruments, creditors or other constituencies of Savvis. Morgan Stanley also expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Savvis’ officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Savvis common stock in the merger. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or were available. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Savvis or CenturyLink nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, April 26, 2011. Events occurring after April 26, 2011 may affect its opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated April 26, 2011. The various analyses summarized below were based on the closing price of $37.08 per share of Savvis common stock as of April 25, 2011, the last full trading day prior to the date of the meeting of the Savvis board of directors to consider and approve the execution of the merger agreement. For purposes of its analyses, Morgan Stanley assumed that the consideration per share of Savvis common stock pursuant to the merger agreement had a value of $40.00. Certain of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Historical Trading Prices

Morgan Stanley performed a trading range analysis with respect to the historical share prices of Savvis common stock. Morgan Stanley reviewed the range of closing prices of Savvis common stock for various periods ending on April 25, 2011. Morgan Stanley observed the following:

Period Ending April 25, 2011	Range of Closing Prices

Beginning October 21, 2010	$21.10 — 37.68
Trailing 12 months	$14.75 — 37.68

Morgan Stanley observed that Savvis common stock closed at $37.08 on April 25, 2011 (the last full trading day prior to the date of the meeting of the Savvis board of directors to consider and approve the execution of the merger agreement) and closed at $36.02 on April 26, 2011 (the last full trading day prior to the announcement of execution of the merger agreement and prior to the meeting of the Savvis board of directors). Morgan Stanley noted that the assumed value of the consideration per share of Savvis common stock of $40.00 pursuant to the merger agreement reflected a 8.0% and 11.0% premium to the respective closing price per share of Savvis common stock as of April 25, 2011 and April 26, 2011, respectively.

Equity Research Analysts’ Future Price Targets

Morgan Stanley reviewed and analyzed future public market trading price targets for Savvis common stock prepared and published by equity research analysts following February 8, 2011 and prior to April 25, 2011. These one-year forward targets reflected each analyst’s estimate of the future public market trading price of Savvis common stock and are not discounted to reflect present values. The range of undiscounted analyst price targets for Savvis common stock was $32.00 to $45.00 per share as of April 25, 2011 and

Morgan Stanley noted that the median undiscounted analyst price target was $38.00 per share. The range of analyst price targets per share for Savvis common stock discounted at 11.0% to reflect Savvis’ estimated cost of equity capital was $28.83 to $40.54 per share as of April 25, 2011, and Morgan Stanley noted that the median discounted analyst price target was $34.23 per share.

Morgan Stanley noted that the research price targets have risen over the past six months as strategic acquisition activity in the sector has accelerated. Therefore, Morgan Stanley also reviewed and analyzed those future public market trading price targets for Savvis common stock prepared and published by equity research analysts prior to the announcement of the acquisition of Terremark Worldwide, Inc. by Verizon Communications Inc. on January 27, 2011. The range of these undiscounted analyst price targets for Savvis common stock prior to January 27, 2011 was $25.00 to $35.00 per share and Morgan Stanley noted that the median undiscounted analyst price target prior to January 27, 2011 was $30.00 per share. The median discounted analysts price target for Savvis common stock prior to January 27, 2011 discounted at 11% to reflect Savvis’ estimated cost of equity capital was $27.03 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Savvis common stock and these estimates are subject to uncertainties, including the future financial performance of Savvis and future financial market conditions.

Public Trading Comparables Analysis

Morgan Stanley performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley compared certain financial information of Savvis with comparable publicly available consensus equity research estimates for companies that share similar business characteristics such as those that provide cloud hosting and networking information technology services, which we refer to as the comparable companies. The comparable companies were:

•	Rackspace Hosting, Inc.

•	Equinix, Inc.

•	Internap Network Services Corporation

For purposes of this comparative analysis, Morgan Stanley analyzed for each of these comparable companies the multiple of market capitalization plus total debt less cash and cash equivalents, which we refer to as aggregate value, to estimated earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, for calendar years 2011 and 2012 (in each case, based on publicly available consensus estimates).

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected representative ranges of financial multiples and applied these ranges of multiples to the relevant Savvis financial statistic. For purposes of estimated calendar year 2011 EBITDA, Morgan Stanley utilized publicly available estimates prepared by equity research analysts and available to Morgan Stanley as of April 25, 2011, which we refer to as the research case.

Based on the number of shares of Savvis’ common stock outstanding on a fully diluted basis (including outstanding options, restricted stock units, and convertible debt) as of April 25, 2011, Morgan Stanley calculated the estimated implied value per share of common stock of Savvis as of April 25, 2011.

The following table summarizes Morgan Stanley’s analysis:

			Implied Value per
Comparable Company	Comparable Company Multiple		Share of Savvis

Rackspace	18.1	x	$72.35
Equinix	9.0	x	$30.50
Internap	7.9	x	$25.37

Morgan Stanley observed that Savvis common stock closed at $37.08 on April 25, 2011 (the last full trading day prior to the date of the meeting of the Savvis board of directors to consider and approve the execution of the merger agreement).

No company utilized in the public trading comparables analysis is identical to Savvis. In evaluating the comparability of companies to Savvis and selecting the comparable companies listed above, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Savvis, such as the impact of competition on the businesses of Savvis and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Savvis or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to imply a future value of a company’s common equity as a function of its estimated future EBITDA and a potential range of aggregate value to EBITDA multiples. The resulting value is subsequently discounted to arrive at a present value for such company’s stock price. In connection with this analysis, Morgan Stanley calculated a range of present equity values per share of Savvis’ common stock. To calculate the discounted equity value, Morgan Stanley used forecasts from the research case and estimates prepared by Savvis’ management, which we refer to as the management case. For purposes of this analysis, Morgan Stanley used calendar year 2013 EBITDA forecasts from the research case and estimates of income from continuing operations before depreciation, amortization, accretion and non-cash equity-based compensation, and excluding acquisition and integration costs, which we refer to as Adjusted EBITDA, from the management case. Morgan Stanley applied a range of EBITDA multiples to these estimates and applied a discount rate ranging from 10.0% to 12.0% to reflect Savvis’ estimated cost of equity capital.

The following table summarizes Morgan Stanley’s analysis:

	Calendar Year 2013		Comparable Company		Implied Present Value per
	Assumed EBITDA		Representative Multiple Range		Share of Savvis

Research Case	$379MM (EBITDA	)	7.0x — 10.4	x	$26.39 — 45.06
Management Case	$420MM (Adjusted EBITDA	)	7.0x — 10.4	x	$30.81 — 51.54

Morgan Stanley also calculated ranges of implied equity values per share for CenturyLink, based on discounted equity values that were based on estimated leveraged free cash flow, which we sometimes refer to as LFCF, and EBITDA for calendar years 2012, 2013 and 2014 utilizing wall street analyst estimates from FactSet. In arriving at the estimated equity values per share of CenturyLink’s common stock, Morgan Stanley applied a 9.3x multiple to CenturyLink’s estimated leveraged free cash flow for calendar years 2012, 2013 and 2014 and a 5.6x EBITDA multiple to CenturyLink’s estimated EBITDA for calendar years 2012, 2013 and 2014. Morgan Stanley then added the projected value of the projected dividends paid on CenturyLink’s common stock over the periods and calculated the present value of these resulting numbers utilizing a 10% cost of capital.

The following table summarizes Morgan Stanley’s analysis:

		Implied Present Value
		per Share of CenturyLink

Calendar Year 2012 Assumed EBITDA	$7,815MM	$40.93
Calendar Year 2012 Assumed LFCF	$2,753MM	$41.99
Calendar Year 2013 Assumed EBITDA	$7,816MM	$41.42
Calendar Year 2013 Assumed LFCF	$3,322MM	$48.43
Calendar Year 2014 Assumed EBITDA	$7,783MM	$42.22
Calendar Year 2014 Assumed LFCF	$3,435MM	$48.16

Morgan Stanley noted that the closing stock price of CenturyLink common stock on April 25, 2011, the last full trading day prior to the date of the meeting of the Savvis board of directors to consider and approve the execution of the merger agreement, was $39.39.

Analysis of Precedent Transactions

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions that share some characteristics with the merger. In connection with its analysis of precedent transactions, Morgan Stanley compared publicly available statistics for ten selected transactions announced from April 2010 to April 2011 that Morgan Stanley deemed to be similar in certain respects to the merger because such transactions involved companies in industry sectors in which Savvis operates. Morgan Stanley reviewed the price paid and calculated the ratio of aggregate value implied by the price paid to EBITDA for the forward calendar year (based on publicly available information). Based on this analysis, Morgan Stanley selected a range of multiples implied by these transactions and applied this range of multiples to Savvis’ projected Adjusted EBITDA for calendar year 2011 utilizing the management case to imply a value per share of Savvis common stock based on such multiples.

For this analysis Morgan Stanley reviewed the following transactions and selected the three most recently announced transactions in calculating the comparable company multiple range:

Selected Sector Transactions

Target	Acquiror	Announcement Date

ViaWest, Inc.	Oak Hill Capital Partners	April 20, 2010
CyrusOne	Cincinnati Bell Inc.	May 12, 2010
SoftLayer Technologies	GI Partners	July 1, 2010
Fusepoint Managed Services Inc.	Savvis, Inc.	June 1, 2010
Rockwood Capital/365 Main Portfolio	Digital Realty Trust, Inc.	June 1, 2010
ThePlanet	SoftLayer Technologies, Inc.	November 10, 2010
Peak 10 Inc.	Welsh, Carson, Anderson & Stowe	September 1, 2010
Hosted Solutions Acquisition, LLC	Windstream Corp.	November 4, 2010
Terremark Worldwide, Inc.	Verizon Communications Inc.	January 27, 2011
NaviSite, Inc.	Time Warner Cable Inc.	February 1, 2011

The following table summarizes Morgan Stanley’s analysis:

	Comparable Company		Implied Value
Ratio	Multiple Range		per Share

Aggregate Value to 2011 Estimated Adjusted EBITDA	8.9x — 15.2	x	$30.64 — 60.51

Morgan Stanley noted that the assumed value of the consideration to be received by holders of shares of Savvis common stock pursuant to the merger agreement was $40.00 per share.

No company or transaction utilized in the precedent transactions analysis is identical to Savvis or the merger. In evaluating the selected sector transactions and selecting the three precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of Savvis and CenturyLink, such as the impact of competition on the business of Savvis, CenturyLink or the industry generally, growth of the industry and the absence of any adverse material change in the financial condition of Savvis, CenturyLink or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis as of April 25, 2011 which is designed to imply a value of Savvis by calculating the present value of projected unlevered future free cash flows of Savvis. Morgan Stanley calculated ranges of implied equity values per share for Savvis, based on a discounted cash flow analysis utilizing publicly available estimates of leveraged free cash flow from the research case and estimates of leveraged free cash flow from the management case for the calendar years 2011 through 2015. In arriving at the estimated equity values per share of Savvis’ common stock, Morgan Stanley calculated a terminal value by applying terminal multiples ranging from 6.0x to 8.0x for fiscal year 2015 EBITDA from the research case and fiscal year 2015 Adjusted EBITDA from the management case. The unlevered free cash flows and the terminal value were then discounted to present values using a range of weighted average cost of capital from 9.0% to 10.0%. The weighted average cost of capital is a measure of the average expected return on all of a given company’s equity securities and debt based on their proportions in such company’s capital structure. The discounted cash flow analysis implied a range of $23.64 per share to $35.16 per share using the research case, and $29.49 per share to $42.85 per share using the management case. Morgan Stanley noted that the assumed value of the consideration to be received by holders of shares of Savvis common stock pursuant to the merger agreement was $40.00 per share.

Leveraged Buyout Analysis

Morgan Stanley performed an illustrative leveraged buyout analysis to estimate the theoretical prices at which a financial sponsor might effect a leveraged buyout of Savvis. For purposes of this analysis, Morgan Stanley assumed that a financial buyer would attempt to realize a return on its investment in fiscal year 2015, with a valuation of Savvis realized by the financial sponsor in such subsequent exit transaction based on an 6.0x to 8.0x aggregate value to fiscal year 2015 EBITDA multiple for the research case and fiscal year 2015 Adjusted EBITDA multiple for the management case. Morgan Stanley utilized EBITDA projections from the research case and Adjusted EBITDA projections from the management case in performing its analysis. For purposes of this analysis, Morgan Stanley assumed an illustrative multiple of debt to last-twelve-months EBITDA or Adjusted EBITDA at the transaction date of 6.0x. Morgan Stanley then derived a range of theoretical purchase prices based on an assumed required internal rate of return for a financial buyer of between 17.5% and 22.5%. This analysis implied a value range of $22.56 per share to $31.76 per share using the research case and $26.08 per share to $37.22 per share using the management case. Morgan Stanley noted that the assumed value of the consideration to be received by holders of shares of Savvis common stock pursuant to the merger agreement was $40.00 per share.

General

In connection with the review of the merger by the Savvis board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Savvis or CenturyLink. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Savvis or CenturyLink. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration pursuant to the merger agreement from a financial point of view to holders of shares of Savvis common stock (other than holders of certain excluded shares) and in connection with the delivery of its opinion, dated April 26, 2011, to the Savvis board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Savvis or CenturyLink might actually trade.

The per share merger consideration to be received by the holders of shares of Savvis common stock was determined through arm’s length negotiations between Savvis and CenturyLink and was approved by the Savvis board of directors. Morgan Stanley provided advice to the Savvis board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific consideration to Savvis or its board of directors or that any specific consideration constituted the only appropriate consideration for the merger.

Morgan Stanley’s opinion and its presentation to the Savvis board of directors was one of many factors taken into consideration by the Savvis board of directors in deciding to approve the execution of the merger agreement. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Savvis board of directors with respect to the merger consideration, or of whether the Savvis board of directors would have been willing to agree to different consideration.

The Savvis board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise and its knowledge of the business affairs of Savvis. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of CenturyLink, Savvis, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided Savvis financial advisory services and a financial opinion in connection with the merger, and Savvis has agreed to pay Morgan Stanley an aggregate fee of approximately $19.7 million for its services, which fee may vary based on the stock consideration issued in the merger. As part of the aggregate fee due to Morgan Stanley, $1.0 million was payable upon announcement of the merger and the remaining amount is contingent upon the closing of the merger. Savvis has also agreed to reimburse Morgan Stanley for its reasonable documented expenses, including fees of outside counsel and other professional advisors, incurred in connection with its services, which expenses shall not exceed $75,000 without the prior consent of Savvis, such consent not to be unreasonably withheld. In addition, Savvis has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses relating to or arising out of Morgan Stanley’s engagement. In the two years prior to the date of its opinion, Morgan Stanley has provided financial advisory and financing services for both CenturyLink and Savvis and has received fees in connection with such services, including receiving a fee of approximately $14.0 million for providing financial advisory services to CenturyLink in its acquisition of Embarq and receiving a fee of approximately $2.4 million for providing financing services in connection with Savvis’ 2010 $550 million term loan. Morgan Stanley may also seek to provide such services to CenturyLink and Savvis in the future and expects to receive fees for the rendering of these services. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Directors and Management After the Merger

Upon completion of the merger, the board of directors and executive officers of CenturyLink are expected to remain unchanged, except that Mr. James E. Ousley, currently the Chairman and Chief Executive Officer of Savvis, is expected to serve as an executive officer of CenturyLink for approximately one year after the closing of the merger. For information on CenturyLink’s current directors and executive officers, please see CenturyLink’s proxy statement dated April 4, 2011. See “Where You Can Find More Information” beginning on page 92.

CenturyLink anticipates integrating its hosting business and Savvis’ managed hosting and cloud service operations into a single CenturyLink business unit. This integrated hosting business will be based in St. Louis and is expected to be led primarily by key members of the Savvis leadership team, including Savvis Chairman and Chief Executive Officer, James E. Ousley.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the merger to United States holders (as defined below) of Savvis common stock whose shares are converted into the right to receive the merger consideration pursuant to the merger. This summary is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, and administrative and judicial interpretations thereof, all as in effect as of the date of this proxy statement/prospectus, and all of which may change, possibly with retroactive effect. This summary assumes that shares of Savvis common stock are held as capital assets (generally, property held for investment). It does not address all of the United States federal income tax consequences that may be relevant to United States holders in light of their particular circumstances, or to other types of holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	persons who are not United States holders;

•	pass-through entities and persons who are investors in a pass-through entity;

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	persons deemed to sell their shares of Savvis common stock under the constructive sale provisions of the Internal Revenue Code;

•	persons that have a functional currency other than the United States dollar; or

•	persons who acquired their shares of Savvis common stock upon the exercise of stock options or otherwise as compensation.

In addition, this discussion does not address any United States state or local or non-United States tax consequences of the merger.

CenturyLink and Savvis urge each Savvis stockholder to consult its own tax advisor regarding the United States federal income or other tax consequences of the merger to the stockholder.

For purposes of this discussion, a United States holder means a holder of Savvis common stock who is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or an entity treated as a corporation created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (i) (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control or (ii) that has a valid election in effect to be treated as a United States person.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds Savvis common stock, the tax treatment of a partner in the partnership (or other entity) will generally depend upon the status of the partner and the activities of the partnership (or other entity). If you are a partner of a partnership (or other entity) holding Savvis common stock, you should consult your tax advisor regarding the tax consequences of the merger.

Consequences of the Merger

The receipt of the merger consideration in exchange for shares of Savvis common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States holder who receives the merger consideration in exchange for shares of Savvis common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between (i) the fair market value of the CenturyLink common stock as of the effective time of the merger and the amount of cash received and (ii) the holder’s adjusted tax basis in the shares of Savvis common stock exchanged for the merger consideration pursuant to the merger. Any gain or loss would be long-term capital gain or loss if the holding period for the shares of Savvis common stock exceeds one year at the effective time of the merger. Long-term capital gains of noncorporate United States holders (including individuals) generally are eligible for preferential rates of United States federal income tax. There are limitations on the deductibility of capital losses under the Internal Revenue Code.

A United States holder’s aggregate tax basis in CenturyLink common stock received in the merger will equal the fair market value of the stock as of the effective time of the merger. The holding period of the CenturyLink common stock received in the merger will begin on the day after the merger.

Backup Withholding

Backup withholding at a rate of 28% may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (i) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Internal Revenue Service Form W-9 included in the letter of transmittal to be delivered to holders of Savvis common stock prior to completion of the merger, (ii) provides a certification of non-United States status on the applicable Internal Revenue Service Form W-8 (typically Internal Revenue Service Form W-8BEN) or appropriate successor form or (iii) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service. Please consult your own tax advisor to see if you qualify for exemption from backup withholding and, if so, to understand the procedure for obtaining that exemption.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF SAVVIS COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF UNITED STATES FEDERAL, STATE OR LOCAL, NON-UNITED STATES AND OTHER TAX LAWS.

Accounting Treatment

CenturyLink prepares its financial statements in accordance with GAAP. The merger will be accounted for by applying the acquisition method using the accounting guidance for business combinations, ASC 805, which requires the determination of the acquirer, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. Based on the guidance of ASC 805, CenturyLink will be the acquirer of Savvis for accounting purposes. This means that CenturyLink will allocate the purchase price to the fair value of Savvis’ assets and liabilities at the acquisition date, with any excess purchase price being recorded as goodwill. Assuming the CenturyLink 30-day average price is equal to or exceeds $34.42, CenturyLink anticipates that the aggregate value of the merger consideration (based on such average price) to be paid at closing will approximate $2.5 billion, based on the number of Savvis shares outstanding on the date of this proxy statement/prospectus.

Regulatory Approvals Required for the Merger

HSR Act and Antitrust

The merger is subject to the requirements of the HSR Act, which prevents CenturyLink and Savvis from completing the merger until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and the HSR Act’s waiting period is terminated or expires. On May 16, 2011, CenturyLink and Savvis filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. The waiting period will expire at 11:59 p.m. on June 15, 2011, unless early terminated by the FTC. The DOJ or the FTC may extend the waiting period by requesting additional information or documentary material or the parties may otherwise agree to extend the waiting period. If the antitrust agencies make such a “second request” for information, the waiting period will expire at 11:59 p.m. on the thirtieth day after CenturyLink and Savvis have substantially complied with this request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. If the waiting period expires on a Saturday, Sunday or legal public holiday, then the period is extended until 11:59 p.m. the next day that is not a Saturday, Sunday or legal public holiday. The DOJ, the FTC and others may challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the merger, any of the DOJ, the FTC or others could take action under the antitrust laws, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not succeed.

FCC Approval

The Federal Communications Act of 1934, as amended, requires the approval of the FCC, prior to any transfer of control of certain types of licenses and other authorizations issued by the FCC. On May 19, 2011, CenturyLink and Savvis filed the required applications for FCC consent to the transfer of control to CenturyLink of the FCC licenses and authorizations held by Savvis and one of its subsidiaries. On June 7, 2011, the FCC issued a public notice acknowledging receipt of those applications and requesting public comments on the applications by June 21, 2011, and replies to any such comments by June 28, 2011.

Other Regulatory Matters

CenturyLink and Savvis (i) have provided required notification of the merger or supplemental information to the public utility commissions of two states in the U.S. and (ii) expect to provide shortly required notification of the merger to certain regulatory bodies in various foreign countries where Savvis holds licenses.

Litigation Relating to the Merger

Savvis and the members of the Savvis board of directors, CenturyLink and Mimi Acquisition Company have been named as defendants in a putative stockholder class action lawsuit filed on April 29, 2011 in the St. Louis County, Missouri Circuit Court, captioned Michael Jiannaras v. Savvis, Inc., et al., Case No. 11SL-CC01752, and three putative stockholder class action lawsuits filed in the Delaware Court of Chancery, the first filed on May 2, 2011, captioned Hilary Kramer v. James E. Ousley, et al., Case No. 6438, the second filed on May 6, 2011, captioned Tatyana Andreyeva v. James E. Ousley, et al., Case No. 6459, and the third filed on May 17, 2011, captioned Teamsters Union 25 Health Services & Insurance Plan v. James E. Ousley, et al., Case No. 6491. All four complaints assert, among other things, that Savvis’ directors allegedly breached their fiduciary duties and failed to maximize the value to be received by Savvis’ stockholders in the merger, and that the other defendants aided and abetted those breaches. All four complaints seek, among other things, to enjoin the defendants from consummating the merger. Savvis believes all four lawsuits are without merit and will defend the lawsuits vigorously.

Exchange of Shares in the Merger

Prior to the effective time of the merger, CenturyLink will appoint an exchange agent to handle the exchange of shares of Savvis common stock for the merger consideration the holder is entitled to receive under the merger agreement. Promptly after the effective time of the merger (and in no event later than 10 business days after such time), the exchange agent will send to each holder of record of Savvis common stock at the effective time of the merger who holds shares of Savvis common stock in certificated form a letter of transmittal and instructions for effecting the exchange of Savvis common stock certificates for the merger consideration. Upon surrender of stock certificates for cancellation along with the executed letter of transmittal and other documents described in the instructions, a Savvis stockholder will receive the per share cash consideration and one or both of the following: (1) one or more shares of CenturyLink common stock; and (2) cash in lieu of fractional shares of CenturyLink common stock. After the effective time of the merger, Savvis will not register any transfers of the shares of Savvis common stock. Unless you specifically request to receive CenturyLink stock certificates, the shares of CenturyLink stock you receive in the merger will be issued in book-entry form.

Upon completion of the merger, shares of Savvis common stock held in the book-entry form will be automatically converted, at the exchange ratio, into the merger consideration, with any whole shares of CenturyLink common stock issued as stock consideration being issued in book-entry form. An account statement will be mailed to you confirming this automatic conversion, along with the cash consideration to which you are entitled and any cash in lieu of fractional shares of CenturyLink common stock.

Financial Interests of Savvis’ Directors and Executive Officers in the Merger

In considering the recommendation of the Savvis board of directors to adopt the merger agreement, Savvis stockholders should be aware that certain Savvis directors and executive officers have interests in the merger that are different from, or in addition to, those of Savvis stockholders generally. These interests, which may create actual or potential conflicts of interest, are, to the extent material, described below. The Savvis board of directors was aware of these potential conflicts of interest and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to Savvis stockholders that the merger agreement be adopted. For the purposes of all of the Savvis agreements and arrangements described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control of Savvis.

Treatment of Savvis Equity Awards

The treatment of all equity awards, including those held by the executive officers of Savvis, is summarized below.

Treatment of Stock Options.  Pursuant to, and as further described in, the merger agreement, at the effective time of the merger, each option to purchase Savvis common stock under the Savvis stock plans outstanding immediately prior to the effective time will be assumed by CenturyLink and be converted into a vested option (whether or not previously vested) to purchase a number of CenturyLink common shares equal to the product of (i) the number of shares of Savvis common stock subject to the option and (ii) the stock award exchange ratio, as defined below, rounded down to the nearest whole share. The per share exercise price such assumed stock option will be equal to (i) the per share exercise price of the Savvis stock option divided by (ii) the stock award exchange ratio, rounded up to the nearest whole cent. Except as set forth above, each assumed stock option will be subject to the same terms and conditions as were applicable to the corresponding option to purchase Savvis common stock immediately prior to the effective time of the merger.

Treatment of Restricted Stock Units Other Than Restricted Stock Units Granted Under the Annual Incentive Plan.  Pursuant to, and as further described in, the merger agreement, with respect to the unvested restricted stock units outstanding immediately prior to the effective time of the merger under the Savvis stock plans, other than those granted pursuant to the Savvis annual incentive plan, 50% of such restricted stock units held by each holder thereof will become vested, without regard to any applicable performance targets, at the effective time of the merger and be converted into the right to receive cash and CenturyLink common shares on the same terms as shares of Savvis common stock, subject to applicable tax withholdings.

The remaining 50% of such restricted stock units will be assumed by CenturyLink and converted at the effective time of the merger into CenturyLink restricted stock units, on the same terms and conditions as were applicable under such restricted stock units immediately prior to the effective time of the merger (other than with respect to any performance goals, which will cease to apply), reflecting the right to receive a number of CenturyLink common shares rounded to the nearest whole share, equal to the product of (i) the applicable number of shares of Savvis common stock subject to the restricted stock units multiplied by (ii) the stock award exchange ratio, except that the restricted stock units that do not vest at the effective time of the merger will vest, subject to the holder’s continued employment, on the later of the first anniversary of the closing date or December 31, 2012 (unless the holder’s employment is terminated without “cause” (as defined in the SAVVIS 2003 Incentive Compensation Plan) or the holder resigns for “good reason” (as defined in the merger agreement) prior to the vesting date, in which case the converted restricted stock units will immediately vest and settle upon the date of such holder’s termination of employment).

Treatment of Restricted Stock Units Granted Pursuant to the Annual Incentive Plan.  Pursuant to, and as further described in, the merger agreement, each unvested restricted stock unit outstanding immediately prior to the effective time of the merger under the Savvis annual incentive plan for the performance year in which the effective time of the merger occurs will be converted into the right to receive a cash payment equal to the product of (i) the number of shares of Savvis common stock earned based on the actual achievement of the applicable performance measures as of the effective time of the merger in accordance with the Savvis annual incentive plan (prorated for the portion of the year prior to the closing date), multiplied by (ii) the sum of $30 plus 25% of the closing price per share of CenturyLink common shares on the NYSE on the last trading day immediately preceding the closing date, multiplied by (iii) the quotient of the number of days in the applicable performance year through the closing date divided by 365.

For the purposes of the conversion of the Savvis stock options and Savvis restricted stock units described above, the stock award exchange ratio is the sum of (i) the exchange ratio and (ii) the quotient of $30.00 divided by the closing price per share for CenturyLink common shares on the NYSE on the last trading day immediately preceding the closing date.

Treatment of Restricted Stock.  Pursuant to, and as further described in, the merger agreement, each Savvis restricted stock award, other than those granted to Savvis non-employee directors in June of 2011, the treatment of which is described in the section entitled “Non-Employee Director Compensation” below, will vest in full immediately prior to the effective time and be converted into a right to receive cash and CenturyLink common shares on the same terms as other shares of Savvis common stock.

Non-Employee Director Compensation.  As a result of the postponement of the Savvis 2011 annual stockholder meeting, and in order to properly compensate the non-employee directors on the Savvis board of directors for their service prior to closing, CenturyLink and Savvis have agreed that the non-employee directors of Savvis will be paid the following annual compensation, each component of which will be pro-rated for the portion of the year between May 12, 2011 and the closing:

•	an award of restricted stock, vesting over one year, with an initial value of $90,000 to be measured based on the closing price of Savvis common stock on the date of grant;

•	an annual cash retainer of $40,000;

•	an annual cash supplemental retainer of $10,000 for any non-employee director assigned to a committee of the Savvis board of directors; and

•	an additional supplemental retainer of (i) $15,000 for the chairman of the audit committee and the chairman of the compensation committee of the Savvis board of directors and (ii) $5,000 for the chairman of the governance committee of the Savvis board of directors.

The applicable pro-rata portion of the cash retainers will be paid immediately prior to the closing, and the applicable pro-rata portion of the restricted stock award granted to a non-employee director of Savvis as part of this non-employee director compensation program will vest immediately prior to the closing and convert into the right to receive cash and CenturyLink common shares on the same terms as other shares of Savvis common stock.

The following table identifies, for each non-employee director, the number of shares of restricted stock that will vest, and for each executive officer of Savvis, the number of Savvis stock options that will vest and become exercisable and the number of Savvis restricted stock units (including restricted stock units granted under the Savvis annual incentive plan) that will vest, assuming for these purposes only that the employment of each of the executive officers is terminated on August 1, 2011, under circumstances that would entitle them to receive full accelerated vesting of their outstanding equity, and to receive full payment on the outstanding unvested restricted stock units granted under the annual incentive plan, or AIP, as if all performance conditions had been satisfied.

	Number of
	Unvested Options			Number of Savvis
	That will Vest	Number of Savvis	Number of Savvis	RSUs Granted
	and Become	RSUs That will	Restricted Stock	Under the AIP
Name and Principal Position	Exercisable(1)	Vest(1)(2)	That will Vest(1)	That will Vest(1)(3)

James E. Ousley	375,000	368,750	0	13,181
Chief Executive Officer
William D. Fathers	82,151	160,000	0	8,188
President
Gregory W. Freiberg	162,500	50,000	0	4,248
Senior Vice President, Chief Financial Officer
Jeffrey H. Von Deylen	38,189	50,000	0	4,837
Senior Vice President, Global Operations and Client Services
Bryan S. Doerr	22,354	74,584	0	3,774
Chief Technology Officer
James D. Mori	39,838	59,167	0	0
Senior Vice President, Americas Sales
Peter J. Bazil	3,157	31,500	0	1,699
Vice President, General Counsel and Secretary
Paul S. Hott	3,765	69,000	0	2,304
Vice President, Human Resources
Independent directors, as a group	0	0	3,493 (4)	0

(1)	The number of unvested equity awards was determined as of August 1, 2011.

(2)	The number of restricted stock units disclosed in this column does not include restricted stock units granted under the Savvis annual incentive plan.

(3)	The number of restricted stock units granted under the Savvis annual incentive plan prorated for the portion of the year prior to closing assuming 100% performance.

(4)	The number of unvested shares of restricted stock which will accelerate for each non-employee director is estimated to equal 499 shares, which was determined by pro-rating 2,250 shares (the result of $90,000 by $40.00 per share for Savvis common stock) for the period of time from May 12, 2011 through an assumed closing date of August 1, 2011. This column does not include 2,400 shares of restricted stock which will vest pursuant to their existing terms, without regard to the merger, on July 31, 2011.

Employee Stock Purchase Plan

Each of the executive officers are eligible to participate in the SAVVIS, Inc. Amended and Restated Employee Stock Purchase Plan, or the ESPP. Pursuant to the merger agreement, any offering period under the ESPP underway will be shortened and will terminate upon exercise no later than immediately prior to the effective time and the ESPP will terminate immediately prior to the effective time.

Employment Agreements with Savvis

Each of the executive officers of Savvis named below is a party to an employment agreement with Savvis that provides for severance benefits upon a termination of employment under certain circumstances and, in some cases, additional benefits upon a termination of employment following a change in control. The material severance related terms of each of the employment agreements are summarized below.

Each employment agreement requires the following conditions, requirements and obligations to have occurred in order for each Savvis executive officer to receive (or continue to receive) any severance benefits:

•	execution of a general release of claims in favor of Savvis;

•	resignation from all offices, directorships and fiduciary positions with Savvis;

•	continued compliance with the applicable requirements in the employment agreement regarding the treatment of Savvis confidential information; and

•	an agreement, for a period of 12 months (18 months for Mr. Von Deylen) following any termination of employment: (i) to not compete against Savvis; (ii) not to solicit any customer of Savvis; (iii) not to solicit any employee or consultant of Savvis; (iv) reasonable cooperation to assist with the transition of executive’s duties to any successor; and (v) not to disparage Savvis or any of its directors, officers or employees.

James E. Ousley.  Pursuant to the terms of Mr. Ousley’s employment agreement, if his employment is terminated without cause (as defined in his employment agreement) or he resigns with good reason (as defined in his employment agreement), he will receive:

•	100% of his then current annual base salary for 18 months;

•	at the discretion of the Savvis compensation committee, a pro-rated portion of the bonus that he would have been entitled to receive under the Savvis annual incentive plan;

•	to the extent not previously paid, payment for the prior year’s annual bonus under the applicable Savvis annual incentive plan; and

•	continued company paid employer premiums for medical and dental coverage for 18 months.

If Mr. Ousley’s employment is terminated without cause or he resigns with good reason within 12 months following a change in control of Savvis, in addition to the severance described above, all of Mr. Ousley’s outstanding equity awards will fully vest and, to the extent applicable, become exercisable, provided that such equity awards remain outstanding following the change in control. Mr. Ousley will have the right to exercise any outstanding stock option until the earlier to occur of 12 months from the change in control and the expiration of such equity award and would be entitled to receive a pro-rated portion of his target bonus (rather than at the discretion of the Savvis compensation committee as is the case prior to a change in control of Savvis) for the year of termination under the applicable Savvis annual incentive plan.

In the event that a change in control of Savvis is consummated on or prior to December 31, 2011, Mr. Ousley’s employment agreement provides for a “gross-up” payment to make him whole for any federal excise tax imposed on payments or benefits received by Mr. Ousley under Section 4999 of the Internal Revenue Code, and any federal, state and local taxes associated with the “gross-up” payment.

Peter J. Bazil, Bryan S. Doerr, William D. Fathers, Gregory W. Freiberg, and Paul S. Hott.  Messrs. Bazil, Doerr, Fathers, Freiberg, and Hott are each party to substantially similar employment agreements. Pursuant to the employment agreements, if the executive’s employment is terminated without cause (as defined in the applicable employment agreement) or if the executive terminates for good reason (as defined in the applicable employment agreement), he will receive:

•	100% of the executive’s then current annual base salary for one year;

•	at the discretion of the Savvis compensation committee, a pro-rated portion of the bonus that the executive would have been entitled to receive under the Savvis annual incentive plan;

•	to the extent not previously paid, payment for the prior year’s annual bonus under the applicable Savvis annual incentive plan; and

•	continued company paid employer premiums for medical and dental coverage for 12 months.

If the executive’s employment is terminated without cause or the executive terminates for good reason within 12 months of a change in control of Savvis, then, in addition to the severance payments described above, all of his outstanding equity awards shall fully vest and, to the extent applicable, become exercisable, provided that such equity awards remain outstanding following the change in control. The executive shall have the right to exercise any outstanding stock options until the earlier to occur of 12 months from the change in control and the expiration of such stock option. In addition, the executive shall be entitled to receive a pro-rated portion of his target bonus for the year of termination (rather than at the discretion of the Savvis compensation committee as is the case prior to a change in control of Savvis) under the applicable Savvis annual incentive plan (rather than such payment being at the discretion of the compensation committee).

James D. Mori.  Mr. Mori’s employment agreement with Savvis provides that, if (i) Mr. Mori’s employment is terminated without cause or (ii) Mr. Mori resigns his employment following (a) an entity other than WCAS becoming the holder of more than 30% of the voting shares of Savvis, (b) being instructed to relocate from the St. Louis metropolitan area or (c) being reassigned to a position entailing materially reduced responsibilities or opportunities for compensation including, but not limited to, being reassigned to a position that has a lower total compensation opportunity than what is set forth in his employment agreement, then Mr. Mori would be entitled to:

•	a severance payment equal to two months base salary per year of service;

•	an additional severance payment equal to $450,000; and

•	immediate vesting of all options.

Jeffrey H. Von Deylen.  Mr. Von Deylen’s employment agreement provides that if his employment is terminated without cause (as defined in his employment agreement) or if he terminates his employment for good reason (as defined in his employment agreement), he is entitled to receive:

•	continuation of base salary for 18 months;

•	continued company paid employer premiums for medical and dental coverage for 18 months; and

•	his target bonus for the year of termination, prorated to the date of termination.

In addition to the foregoing, upon a change in control of Savvis following which Mr. Von Deylen no longer has the same job title, role or responsibilities, all equity based awards granted to Mr. Von Deylen will fully vest and, to the extent applicable, become exercisable six months following the change in control of Savvis, or if Mr. Von Deylen’s employment is terminated without cause following a change in control of Savvis, all equity-based awards granted to Mr. Von Deylen will become fully vested and, to the extent applicable, exercisable, immediately following such termination of employment. Mr. Von Deylen’s employment agreement also provides for a “gross-up” payment to make him whole for any federal excise tax imposed on payments or benefits received by Mr. Von Deylen under Section 4999 of the Internal Revenue Code, and any federal, state and local taxes associated with the “gross-up” payment.

Possible Employment and Retention Arrangements

As indicated above in the section entitled “The Merger — Background of the Merger,” during the negotiations with respect to the merger agreement, CenturyLink had discussions concerning the possible continued employment of Messrs. Ousley, Fathers, Doerr and Von Deylen following the closing of the merger. CenturyLink proposed entering into new employment agreements that were substantially similar to their existing employment agreements with Savvis and the parties discussed providing such executive officers with retention awards either pursuant to the new employment agreements or as stand-alone arrangements. No such employment agreements or arrangements have been entered into, although discussions on these matters are ongoing. CenturyLink anticipates finalizing these arrangements prior to the closing of the merger, but cannot assure that these arrangements will be finalized by that time.

Potential Payments upon a Termination In Connection with a Change in Control

Named Executive Officers.  The following table reflects the compensation and benefits that will be paid or provided to each of the named executive officers in the event a named executive officer’s employment is terminated by Savvis without cause or the named executive officer voluntarily resigns for good reason, in each case within 12 months following a change in control of Savvis (and based on the named executive officer’s current base salary and target bonus opportunity). Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts already earned during his term of employment, such as base salary earned through the date of termination and accrued vacation pay. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation (1)

		Single	Double	Pro-rated
		Trigger	Trigger	Earned AIP	Perquisites/	Tax
Name	Cash ($)(2)	Equity ($)(3)	Equity ($)(4)	($)(5)	Benefits ($)(6)	Reimbursement ($)(7)	Total ($)

James E. Ousley,	$825,000	$16,150,000	$7,375,000	$527,224	$22,857	$3,963,153	$28,863,234
Chairman and Chief Executive Officer
Gregory W. Freiberg,	$325,000	$5,701,125	$1,000,000	$169,925	$15,238	—	$7,211,288
Senior Vice President and Chief Financial Officer
William D. Fathers, President	$430,000	$5,360,060	$3,200,000	$327,514	$15,238	—	$9,332,812
Jeffrey H. Von Deylen,	$555,000	$2,081,866	$1,000,000	$193,460	$18,753	—	$3,849,079
Senior Vice President Global Operations and Client Services
James D. Mori,	$1,088,083	$2,187,272	$1,183,340	—	$9,377	—	$4,468,072
Senior Vice President America Sales

(1)	The merger agreement provides that outstanding Savvis stock awards are converted using a stock award exchange ratio, which is the sum of (i) the exchange ratio and (ii) the quotient of $30.00 divided by the closing price per share for CenturyLink common shares on the NYSE on the last trading day immediately preceding the closing date. Solely for the purpose of this disclosure, the cash value of merger consideration was determined to be $40.00 per share, calculated as the sum of (i) the $30.00 in cash consideration and (ii) $10.00 in stock consideration, calculated as the product of $40.52 (which was the average per share closing price of CenturyLink common shares for the first five trading days after the public announcement of the deal) and the quotient of $10.00 divided by $40.52. The number of unvested options was determined as of August 1, 2011.

(2)	Reflects the total amount of cash severance which would be owed to each individual if he was terminated without cause or voluntarily resigned for good reason following the closing of the merger (double trigger severance payments).

(3)	Reflects the aggregate market value of unvested Savvis stock options and fifty percent (50%) of the Savvis restricted stock units (other than the restricted stock units granted under the Savvis annual incentive plan). which, pursuant to the terms of the merger agreement, will be fully accelerated as of the effective time of the merger (single trigger vesting acceleration). The value of the accelerated Savvis stock options was determined by multiplying (i) the number of unvested Savvis stock options by (ii) the difference between $40.00 and the applicable exercise price of such Savvis stock options. For Savvis restricted stock units (other than the restricted stock units granted under the Savvis annual incentive plan) the value was determined by multiplying (i) fifty percent (50%) of such outstanding Savvis restricted stock units as of the closing of the merger by (ii) $40.00 per share.

(4)	Reflects the aggregate market value of the fifty percent (50%) of Savvis restricted stock units (other than the restricted stock units granted under the Savvis annual incentive plan), which, pursuant to the terms of the merger agreement, will be assumed by CenturyLink as of the effective time of the merger. The value was computed by multiplying (i) the number of assumed Savvis restricted stock units (other than the restricted stock units granted under the Savvis annual incentive plan) by (ii) $40.00 per share (the assumed per share merger consideration) and assumes a termination without cause or a voluntary resignation for good reason promptly after the closing which would require such assumed Savvis restricted stock units (other than the restricted stock units granted under the Savvis annual incentive plan) to become fully vested.

(5)	Represents a cash payment determined by multiplying (i) the number of outstanding Savvis restricted stock units granted under the annual incentive plan (assuming achievement at 100% of performance) by (ii) $40.00, and such product multiplied by (iii) the quotient of the number of days in the applicable performance year through the closing date (assumed for this purpose to be August 1, 2011) divided by 365.

(6)	Estimated value of COBRA payments for medical and dental coverage continuation after termination of employment is calculated as 18 months for Messrs. Ousley and Von Deylen, 12 months for Messrs. Fathers and Freiberg and 32 weeks for Mr. Mori.

(7)	Estimated 280G gross-up payments are subject to change based on the actual closing of the merger, date of termination of employment (if any) of the named executive officer, interest rates then in effect and certain other assumptions used in the calculations. The estimates do not take into account the value of any non-competition agreement with a named executive officer or certain amounts that may be reasonable compensation provided to the named executive officer, either before or after the closing of the merger, each of which may, in some cases, significantly reduce the amount of the potential 280G gross-up payments.

Potential Severance Payments and Benefits for Executive Officers Other than Named Executive Officers. As described above, Messrs. Bazil, Doerr and Hott are entitled to severance upon a termination of employment by Savvis without cause or a resignation of employment for good reason following a change in control of Savvis. Assuming that each of the executive officers were terminated without cause or resign for good reason, in each case within 12 months following a change in control of Savvis, Messrs. Bazil, Doerr and Hott would be entitled to severance payments and benefits (including the value of continuation of benefits) of $195,000, $315,000 and $235,000, respectively.

No Compensation Payable to CenturyLink Named Executive Officers.  None of CenturyLink’s executive officers are entitled to receive compensation that is based on or otherwise relates to the merger.

Director and Officer Indemnification

Savvis directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement for a period of six years after the merger is completed. For a more complete description, please see “The Merger — The Merger Agreement — Indemnification and Insurance” on page 69.

Dividends

CenturyLink currently pays an annual dividend of $2.90 per share. Savvis does not currently pay an annual dividend and has agreed in the merger agreement that it will not do so prior to the completion of the merger without CenturyLink’s prior written consent. Following the closing of the merger, CenturyLink expects to continue its current dividend for shareholders of the combined company, subject to any factors that its board of directors in its discretion deems relevant. See “CenturyLink cannot assure you that it will be able to continue paying dividends at the current rate,” in “Risk Factors — Other Risks.” For additional information on the treatment of dividends under the merger agreement, see “The Merger Agreement — Conduct of Business.”

Listing of CenturyLink Common Stock

CenturyLink’s common shares currently trade on the NYSE under the stock symbol “CTL”. It is a condition to the completion of the merger that the CenturyLink common stock issuable in the merger be approved for listing on the NYSE, subject to official notice of issuance. CenturyLink has agreed to use its reasonable best efforts to cause the CenturyLink common shares issuable in connection with the merger to be approved for listing on the NYSE and expects to obtain NYSE’s approval to list such shares prior to completion of the merger, subject to official notice of issuance.

De-Listing and Deregistration of Savvis Common Stock

Shares of Savvis common stock currently trade on the NASDAQ Global Select Market, or NASDAQ, under the stock symbol “SVVS”. When the merger is completed, the Savvis common stock currently listed on NASDAQ will cease to be quoted on NASDAQ and will be deregistered under the Exchange Act.

Certain Forecasts Prepared by the Management of Savvis

Savvis does not as a matter of course make public forecasts as to future performance, earnings or other results beyond the current fiscal year, and Savvis is especially reluctant to disclose forecasts for extended periods due to the unpredictability of the underlying assumptions and estimates. However, Savvis has included below certain information that was furnished to third parties and that was considered by Savvis’ financial advisor, Morgan Stanley, and by the board of directors of Savvis for the purposes of evaluating the merger. The forecasts set forth below include the forecasts that are referred to as the management case in the section of this proxy statement/prospectus entitled “Opinion of Morgan Stanley & Co. Incorporated” beginning on page 43.

	2011	2012	2013	2014	2015
		(In millions)

Adjusted EBITDA(1)	$290	$351	$420	$488	$560
Leveraged Free Cash Flow(2)	$(17)	$85	$148	$178	$230

(1)	Adjusted EBITDA represents income from continuing operations before depreciation, amortization, accretion and non-cash equity-based compensation and excludes acquisition and integration costs.

(2)	Leveraged Free Cash Flow represents adjusted EBITDA less cash acquisition and integration costs, less cash capital expenditures and less cash interest, net.

The internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. In addition, the projections were not prepared with the assistance of, or reviewed, compiled or examined by, independent accountants. The summary of these internal financial forecasts is not being included in this proxy statement/prospectus to influence your decision whether to vote for the merger, but because these internal financial forecasts were provided by Savvis to CenturyLink as well as to Savvis’ and CenturyLink’s financial advisors.

These internal financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Savvis’ management. Important factors that may affect actual results and cause the internal financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to Savvis’ business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25. The internal financial forecasts also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the internal financial forecasts will be realized.

The inclusion of these internal financial forecasts in this proxy statement/prospectus should not be regarded as an indication that any of Savvis, CenturyLink or their respective affiliates, advisors or representatives considered the internal financial forecasts to be predictive of actual future events, and the internal financial forecasts should not be relied upon as such. None of Savvis, CenturyLink or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial forecasts to reflect circumstances existing after the date the internal financial forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Savvis does not intend to make publicly available any update or other revision to these internal financial forecasts. Since the date of the internal financial forecasts, Savvis has made publicly available its actual results of operations for the quarter ended March 31, 2011. You should review Savvis’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 for this information. None of Savvis or its affiliates, advisors, officers, directors, partners or representatives has made or makes any representation to any stockholder or other person regarding Savvis’ ultimate performance compared to the information contained in these internal financial forecasts or that forecasted results will be achieved. Savvis has made no representation to CenturyLink, in the merger agreement or otherwise, concerning these internal financial forecasts.

The Merger Agreement

The following summarizes material provisions of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. Savvis stockholders are urged to read the merger agreement carefully and in its entirety as well as this proxy statement/prospectus before making any decisions regarding the merger.

In reviewing the merger agreement, please remember that it is included to provide you with information regarding its terms and is not intended to provide any other factual information about CenturyLink or Savvis. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by certain disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference herein. See “Where You Can Find More Information” on page 92.

Terms of the Merger

The merger agreement provides for the merger of Mimi Acquisition Company with and into Savvis. Savvis will be the surviving corporation in the merger and will become a subsidiary of CenturyLink. Each share of Savvis common stock issued and outstanding immediately prior to the completion of the merger, except for any shares of Savvis common stock held by Savvis, CenturyLink or Mimi Acquisition Company and shares held by holders who properly exercise dissenters’ rights, will be converted into the right to receive (i) $30.00 in cash and (ii) a fraction of a share of CenturyLink common stock equal to (x) $10.00 divided by (y) the volume-weighted average trading price per share taken to four decimal places of CenturyLink common stock as reported on the NYSE over the 30 trading day period ending three trading days prior to the closing, as calculated by Bloomberg Financial LP under the function “VWAP,” provided that if this average price is less than or equal to $34.42, each such Savvis share will be converted into the right to receive $30.00 in cash and 0.2905 of a share of CenturyLink common stock.

CenturyLink will not issue any fractional shares of CenturyLink common stock in the merger. Instead, a Savvis stockholder who otherwise would have received a fraction of a share of CenturyLink common stock will receive an amount in cash equal to such fractional amount multiplied by the last reported sale price of CenturyLink common stock on the NYSE on the last complete trading day prior to the effective time of the merger.

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place on a date specified by the parties, but no later than the fifth business day after all closing conditions have been satisfied or waived. The merger will be completed when the parties file a certificate of merger with the Delaware Secretary of State, unless the parties agree to a later time for the completion of the merger and specify that time in the certificate of merger.

We currently expect to complete the merger in the second half of 2011, subject to receipt of required stockholder and regulatory approvals and to the satisfaction or waiver of the other conditions to the merger described below.

Conditions to Completion of the Merger

The obligations of CenturyLink and Savvis to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by Savvis stockholders;

•	the approval for listing by the NYSE, subject to official notice of issuance, of the CenturyLink common stock issuable to Savvis stockholders in the merger;

•	the termination or expiration of any applicable waiting period under the HSR Act;

•	the receipt of any required authorizations of the FCC (or after the receipt of such authorizations, if the parties so agree, the termination or expiration of certain challenges to any such authorization);

•	the receipt of other requisite regulatory approvals, unless failure to obtain them would not, individually or in the aggregate, have a substantial detriment, as defined in the merger agreement, or provide a reasonable basis to conclude that either party or their officers or directors would be subject to the risk of criminal liability;

•	the absence of any judgment or other legal prohibition or binding order of any court or other governmental entity, or pending action or proceeding by a governmental entity which is reasonably likely to result in such a legal restraint, that prohibits the merger;

•	the absence of any judgment or other legal prohibition or binding order of any court or other governmental entity, or pending action or proceeding by a governmental entity which is reasonably likely to result in such a legal restraint, that is reasonably likely to result in any limitation on the ability of CenturyLink to control Savvis following the merger, any limitation on the ownership or operation by Savvis or CenturyLink of any portion of the business, property or assets of Savvis or CenturyLink, Savvis or CenturyLink being compelled to dispose of or hold separate any portion of the business, properties or assets of Savvis or CenturyLink as a result of the merger, or any limitation on the ability of CenturyLink to own and vote any shares of Savvis’ subsidiaries, in each case, which would reasonably be expected to have a substantial detriment, as defined in the merger agreement; and

•	the SEC having declared effective the registration statement of which this proxy statement/prospectus forms a part.

The merger agreement also provided that the obligations of CenturyLink and Savvis to complete the merger would be subject to the satisfaction or waiver of the receipt of any consents required to be obtained pursuant to certain regulations under the Indian Competition Act of 2002 that had not yet been promulgated at the time the merger agreement was executed. These regulations have since been issued, however, and no consent is required with respect to the merger under such regulations.

In addition, each of CenturyLink’s and Savvis’ obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representation and warranty as to the absence of a material adverse effect being true and correct in all respects, certain representations and warranties of the other party being true and correct in all material respects and all other representations and warranties of the other party being true and correct, subject to the material adverse effect standard provided in the merger agreement and summarized below;

•	the other party having performed or complied with, in all material respects, all material obligations required to be performed or complied with by it under the merger agreement; and

•	the receipt of an officer’s certificate executed by an executive officer of the other party certifying that the two preceding conditions have been satisfied.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Reasonable Best Efforts to Obtain Required Stockholder Vote

Savvis has agreed to hold a meeting of its stockholders as soon as is reasonably practicable for the purpose of Savvis stockholders voting on the adoption of the merger agreement. Savvis has agreed to use its reasonable best efforts to obtain such stockholder approval. The merger agreement requires Savvis to submit the merger agreement to a stockholder vote even if its board of directors no longer recommends adoption of the merger agreement. The board of directors of Savvis approved the merger and directed that the merger be submitted to Savvis stockholders for their consideration.

No Solicitation of Alternative Proposals

Savvis has agreed that, from the time of the execution of the merger agreement until the consummation of the merger or the termination of the merger agreement, none of Savvis or its affiliates, subsidiaries, officers, directors, employees or representatives will directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any inquiry, proposal or offer with respect to any merger, consolidation, share exchange, business combination or similar transaction involving Savvis or any of its subsidiaries, or any sale of assets, sale of voting securities or similar transaction involving Savvis or any of its subsidiaries meeting certain 20% thresholds described in the merger agreement, which we refer to as takeover proposals. Additionally, Savvis has agreed that it will not participate in any discussions or negotiations regarding, or furnish any information with respect to, any takeover proposal by a third party.

Nevertheless, the board of directors of Savvis will be permitted, prior to the receipt of the requisite stockholder approval, to furnish information with respect to Savvis and its subsidiaries to a person making a bona fide written takeover proposal (and such person’s advisors and financing sources) and participate in discussions and negotiations with respect to such bona fide written takeover proposal received by Savvis if its board of directors determines in good faith (after consultation with outside legal counsel and financial advisors) that such proposal constitutes or is reasonably likely to lead to a takeover proposal that is superior from a financial point of view to its stockholders and that is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal. The merger agreement requires that Savvis notify CenturyLink if any takeover proposals are presented to Savvis.

The merger agreement requires Savvis and its subsidiaries to cease and terminate any existing discussions or negotiations with any persons conducted prior to the execution of the merger agreement regarding an alternative takeover proposal, request the prompt return or destruction of all confidential information previously furnished to any such persons or their representatives and immediately terminate all access to data previously granted to any such person or their representatives.

Change in Board Recommendation

Subject to the following sentence, Savvis has agreed that its board of directors will not, and will not publicly propose to, withdraw or modify in a manner adverse to CenturyLink its recommendation related to the merger, or recommend any alternative takeover proposal, any acquisition agreement related to a takeover proposal, or any acquisition agreement inconsistent with the merger. The board of directors of Savvis may nonetheless withdraw or modify its recommendation or recommend an alternative takeover proposal if it determines in good faith (after consultation with outside legal counsel and financial advisors) that a failure to do so would be inconsistent with its fiduciary duties to stockholders, subject to informing CenturyLink of its proposed decision to change its recommendation and giving CenturyLink four business days to respond to such decision, including by proposing changes to the merger agreement. If the Savvis board of directors withdraws or modifies its recommendation, or recommends any alternative takeover proposal or acquisition agreement, Savvis will nonetheless continue to be obligated to hold its stockholder meeting and submit the proposals described in this proxy statement/prospectus to its stockholders.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, even after the receipt of the requisite stockholder approval, under the following circumstances:

•	by mutual written consent of CenturyLink and Savvis;

•	by either CenturyLink or Savvis:

•	if the merger is not consummated by January 31, 2012; provided that such date may be extended by either party for one or more periods of up to 60 days per extension, up to three months in the aggregate, if certain regulatory approvals have not been obtained but the required approval by Savvis stockholders has been obtained; provided further that if the required FCC authorization has been obtained but the parties have agreed that certain challenges to such authorization constitute a failure to satisfy the related closing condition, then neither party may terminate the agreement until the 60th day after the parties have made such determination;

•	if a court or governmental entity issues a final and nonappealable order, decree or ruling or takes any other action that permanently restrains, enjoins or otherwise prohibits the merger; or

•	if Savvis stockholders fail to adopt the merger agreement at Savvis’ stockholder meeting or at any adjournment or postponement at which the vote to obtain the approval required for this transaction is taken;

•	by CenturyLink upon a breach of any representation, warranty, covenant or agreement on the part of Savvis, such that the conditions to CenturyLink’s obligations to complete the merger would not then be satisfied and such breach is not reasonably capable of being cured by January 31, 2012 (subject to extension as provided in the merger agreement) or Savvis is not diligently attempting to cure such breach after receiving written notice from CenturyLink;

•	by Savvis upon a breach of any representation, warranty, covenant or agreement on the part of CenturyLink, such that the conditions to Savvis’ obligations to complete the merger would not then be satisfied and is not reasonably capable of being cured by January 31, 2012 (subject to extension as provided in the merger agreement) or CenturyLink is not diligently attempting to cure such breach after receiving written notice from Savvis; or

•	by CenturyLink if, prior to obtaining the approval of the Savvis stockholders required to consummate the merger, the board of directors of Savvis withdraws, modifies or proposes publicly to withdraw or modify its approval or recommendation with respect to the merger agreement or approves, recommends or proposes to approve or recommend any alternative takeover proposal with a third party.

Expenses and Termination Fees

Except as provided below, each party shall pay all fees and expenses incurred by it in connection with the merger and the other transactions contemplated by the merger agreement.

If the merger agreement is validly terminated, the agreement will become void and have no effect, without any liability or obligation on the part of any party except in the case of any statement, act or failure to act by a party that is intended to be a misrepresentation or breach of any covenant or agreement contained in the merger agreement. The provisions of the merger agreement relating to the effects of termination, fees and expenses, termination payments, governing law, jurisdiction, waiver of jury trial, specific performance and absence of recourse to lenders, as well as the confidentiality agreement entered into between CenturyLink subsidiaries and Savvis, will continue in effect notwithstanding termination of the merger agreement. Upon a termination, Savvis will become obligated to pay to CenturyLink an $85 million termination fee (which will, in any case, only be payable once) if:

•	the merger agreement is terminated by CenturyLink if, prior to obtaining the approval of Savvis stockholders of the merger, the board of directors of Savvis withdraws, modifies or proposes publicly to withdraw or modify its approval or recommendation with respect to the merger agreement or approves, recommends or proposes to approve or recommend any alternative takeover proposal with a third party;

•	the merger agreement is terminated by CenturyLink as a result of Savvis’ breach of its obligations to hold the Savvis special meeting and to use its reasonable best efforts to solicit its stockholder approval of the merger if, in either case, such breach occurs after an alternative takeover proposal has been made to Savvis or its stockholders;

•	prior to the Savvis special meeting, an alternative takeover proposal is made to Savvis or its stockholders and not withdrawn, Savvis or CenturyLink terminate the merger agreement because Savvis does not obtain stockholder approval of the merger or because the merger is not consummated by January 31, 2012 (subject to any applicable extensions described under the section entitled “Termination of the Merger Agreement” above) and within 12 months of such termination, Savvis enters into a definitive agreement with respect to or consummates any alternative takeover proposal, except that references to “20%” in the definition of “takeover proposal” will be deemed to be references to “50.1%” for this purpose; or

•	prior to the Savvis special meeting, an alternative takeover proposal is made to Savvis or its stockholders which is withdrawn, Savvis or CenturyLink terminate the merger agreement because Savvis does not obtain stockholder approval of the merger or because the merger is not consummated by January 31, 2012 (subject to any applicable extensions described under the section entitled “Termination of the Merger Agreement” above), and within 12 months of such termination, Savvis enters into a definitive agreement with respect to or consummates an alternative takeover proposal with the person or an affiliate of such person who originally made such withdrawn alternative takeover proposal, except that references to “20%” in the definition of “takeover proposal” will be deemed to be references to “50.1%” for this purpose.

Conduct of Business

Under the merger agreement, each of Savvis and CenturyLink has agreed to restrict the conduct of its respective business between the date of the merger agreement and the effective time of the merger.

In general, Savvis has agreed to (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use its reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees.

In addition, between the date of the merger agreement and the effective time of the merger, Savvis has agreed to various specific restrictions relating to the conduct of its business, including restrictions on the following (subject in each case to exceptions specified in the merger agreement or previously disclosed in writing to CenturyLink as provided in the merger agreement):

•	declaring or paying dividends or other distributions;

•	splitting, combining, subdividing or reclassifying any of its capital stock or issuing any other securities in substitution for shares of its capital stock;

•	repurchasing, redeeming or otherwise acquiring its own capital stock;

•	issuing or selling shares of capital stock, voting securities or other equity interests;

•	amending its charter or bylaws or equivalent organizational documents;

•	granting any current or former director or officer any increase in compensation or benefits; or promoting any employee, filling any open employee position, or changing any employee job description outside the ordinary course of business consistent with past practice; or granting any person any severance, retention, change in control or termination compensation or benefits;

•	entering into any material benefit plan or amending in any material respect an existing benefit plan;

•	making any material change in financial accounting methods, except as required by a change in GAAP;

•	acquiring or agreeing to acquire any equity interest in, or business of, any corporation, partnership, association or other similar business entity if the aggregate amount of consideration paid for such interests would exceed $5 million;

•	selling, leasing, mortgaging, encumbering or otherwise disposing of any properties or assets (other than sales of products and services in the ordinary course of business) that have an aggregate fair market value greater than $5 million;

•	incurring indebtedness except for (i) indebtedness in the ordinary course of business consistent with past practice not to exceed $25 million, (ii) indebtedness in replacement of existing indebtedness, (iii) guarantees of indebtedness of wholly owned subsidiaries or (iv) borrowing under an existing revolving credit facility with the intent to repay within 90 days;

•	making capital expenditures in excess of specified amounts;

•	entering into contracts that would reasonably be expected to prevent or materially impede or delay the consummation of the merger or adversely affect in any material respect the expected benefits of the merger;

•	entering into any material contract to the extent that consummation of the merger or compliance with the merger agreement would cause a default, create an obligation or lien, or cause a loss of a benefit under such material contract;

•	entering into any collective bargaining or other labor union contract;

•	assigning, leasing, canceling or failing to renew any material permit issued by the FCC that is necessary to hold its properties and assets or to conduct its businesses;

•	waiving, releasing, assigning or settling any claim, action or proceeding, other than for an amount equal to or lesser than its reserves or an aggregate amount of $2 million;

•	abandoning, encumbering, conveying or exclusively licensing any material intellectual property rights or entering into agreements that impose material restrictions on itself or its subsidiaries with respect to intellectual property rights owned by any third party;

•	entering into, amending or modifying certain material contracts including non-compete agreements, joint ventures, and partnerships;

•	entering into certain indemnification, employment, consulting or other material agreements with any director or executive officer;

•	making any material tax election or settling any material tax liability or refund, other than in the ordinary course of business;

•	entering into a new line of business outside its existing business;

•	taking any action or omitting to take any action that would be reasonably likely to result in one of the closing conditions not being satisfied, result in additional regulatory approvals being required for the merger that would materially delay the consummation of the merger or materially impair the ability of any party to consummate the merger;

•	failing to pay any maintenance and similar fees or failing to take other appropriate actions as necessary to prevent the abandonment, loss or impairment of any owned intellectual property that is material to the conduct of Savvis’ business;

•	selling, leasing, mortgaging, encumbering or otherwise disposing of any intellectual property, other than in the ordinary course of business consistent with past practice; or

•	authorizing or committing to any, or participating in any discussions with any other person regarding any, of the foregoing actions.

In addition, between the date of the merger agreement and the effective time of the merger, CenturyLink has agreed to various specific restrictions relating to the conduct of its business, including the following (subject in each case to exceptions specified in the merger agreement or previously disclosed in writing to Savvis as provided in the merger agreement):

•	declaring or paying dividends or other distributions, other than regular quarterly cash dividends;

•	splitting, combining, subdividing or reclassifying any of its capital stock or issuing any other securities in substitution for shares of its capital stock;

•	repurchasing, redeeming or otherwise acquiring its own capital stock, other than open market purchases;

•	issuing or selling shares of capital stock, voting securities or other equity interests in excess of 15% of the outstanding CenturyLink common shares;

•	amending its charter or bylaws or equivalent organizational documents, except as would not affect the holders of Savvis common stock whose shares are converted to CenturyLink common shares at the effective time of the merger in a manner different than holders of CenturyLink common shares prior to the effective time of the merger;

•	taking any action or omitting to take any action that would be reasonably likely to result in one of the closing conditions not being satisfied, result in additional regulatory approvals being required for the merger that would materially delay the consummation of the merger or materially impair the ability of any party to consummate the merger; or

•	authorizing or committing to any of the foregoing actions.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between CenturyLink and Savvis in the preparation of this proxy statement/prospectus;

•	confidentiality and access by CenturyLink to certain information about Savvis during the period prior to the effective time of the merger;

•	holding the Savvis special meeting and soliciting the Savvis stockholder approval of the merger;

•	the use of each party’s respective reasonable best efforts to take all actions reasonably appropriate to consummate the merger;

•	cooperation between CenturyLink and Savvis to obtain all governmental approvals, consents and waiting period expirations required to complete the merger;

•	participation by CenturyLink in the defense or settlement of any stockholder litigation against Savvis relating to the merger;

•	cooperation between CenturyLink and Savvis in connection with public announcements; and

•	the use of reasonable best efforts by CenturyLink to cause the shares of CenturyLink common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the closing date.

Indemnification and Insurance

Pursuant to the merger agreement, CenturyLink has agreed that all indemnification rights of the current or former directors, officers or employees of Savvis existing at the time of execution of the merger agreement for acts or omissions occurring at or prior to the effective time of the merger as provided in the charter documents of Savvis or any indemnification or similar agreements of Savvis will continue in full force and effect. The merger agreement provides that from and after the effective time of the merger, Savvis, as the surviving corporation in the merger, will indemnify and hold harmless each current director or officer of Savvis, its subsidiaries or another party, at the request of Savvis, against losses relating to such role to the fullest extent permitted by law. CenturyLink will guarantee Savvis’ post-closing obligations related to these matters. Savvis will also maintain directors’ and officers’ and fiduciary liability insurance policies for six years following the effective time of the merger, subject to certain limitations on the amount of premiums payable under such policies. In lieu of such insurance, Savvis may, prior to the closing of the merger and with the prior written consent of CenturyLink, purchase a “tail” directors’ and officers’ liability insurance policy for Savvis and its current and former directors and officers who are currently covered by the liability insurance coverage currently maintained by Savvis.

Employee Benefits Matters

CenturyLink and Savvis have agreed that, during the 12-month period following the consummation of the merger, CenturyLink will provide Savvis employees who remain employed by CenturyLink with compensation that is substantially comparable in the aggregate to the compensation provided to such employees of Savvis immediately prior to the consummation of the merger and benefits that are substantially comparable, in the aggregate, to either the benefits provided to such employees immediately prior to the consummation of the merger or to the benefits provided to similarly situated employees of CenturyLink.

CenturyLink and Savvis have also agreed that, with respect to Savvis employees who continue to be employed by CenturyLink following consummation of the merger, CenturyLink will:

•	establish a new bonus plan for the remaining portion of the calendar year during which the consummation of the merger occurs, upon terms and conditions that are substantially similar to Savvis’ 2011 Annual Incentive Plan;

•	for purposes of determining eligibility, level of benefits (other than benefit accruals and early retirement subsidies under a defined benefit plan) and vesting under CenturyLink employee benefit plans in which such employees become eligible to participate, treat service recognized by Savvis prior to consummation of the merger as service with CenturyLink, except that (1) the date of initial participation of such employees in CenturyLink benefit plans will be no earlier than the date of consummation of the merger and (2) CenturyLink need not recognize such service if (i) under any CenturyLink retiree medical plan or program or (ii) to the extent that (A) the applicable Savvis benefit plan did not recognize such service or recognition or (B) such service would result in any duplication of benefits;

•	waive all limitations as to pre-existing conditions and exclusions with respect to participation and coverage requirements under CenturyLink welfare plans in which such employees become eligible to participate, to the extent that such conditions and exclusions were satisfied or did not apply to such employees under the analogous Savvis welfare plan prior to consummation of the merger;

•	provide each such employee with credit for any co-payments and deductibles paid and for out-of-pocket maximums incurred prior to consummation of the merger and during the portion of the plan year of the applicable Savvis welfare plan ending upon consummation of the merger in satisfying any analogous deductible or out-of-pocket maximum under any CenturyLink welfare plan in which such employee becomes eligible to participate;

•	assume and honor all employment, change in control and severance agreements between Savvis and any Savvis employee who remains employed by CenturyLink following the consummation of the transaction, including with respect to any payments, benefits or rights arising as a result of the merger pursuant to the terms of the applicable agreements; and

•	assume, honor and continue the Savvis Severance Plan for at least 12 months following the effective time of the merger and the Savvis Paid Time Off (PTO) Policy through the later to occur of (i) the end of the calendar year in which the effective time of the merger occurs or (ii) December 31, 2011.

CenturyLink and Savvis have also agreed that, prior to the consummation of the merger, each party will not, without the prior written consent of the other party, directly or indirectly solicit for hire or hire any director-level or more senior employee of the other party. The merger agreement does not, however, prohibit either CenturyLink or Savvis from hiring any person who has not been employed by the other party during the preceding six months or from making a general public solicitation.

Financing

CenturyLink received an executed commitment letter from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC to provide CenturyLink, under certain circumstances and subject to certain conditions, with up to $2.0 billion in debt financing to fund the payment of the cash portion the merger consideration, the refinancing of certain existing credit facilities of Savvis in connection with the merger and certain fees and expenses to be incurred in connection with the merger, in whole or in part. CenturyLink expects to forego use of the bridge debt facilities contemplated by the commitment letter following its anticipated receipt on June 16, 2011 of the net proceeds from the public offering of CenturyLink Series P, R and S senior notes. For additional information with respect to CenturyLink’s debt financing plans, see “Description of the Debt Financing” on page 75. CenturyLink has agreed in the merger agreement to use its reasonable best efforts to arrange debt financing and to obtain alternative financing from alternative sources if any portion becomes unavailable. Savvis has agreed in the merger agreement to cooperate and to use its reasonable best efforts to cause its representatives to cooperate with CenturyLink in connection with the arrangement of the debt financing as may be reasonably requested by CenturyLink.

Representations and Warranties

CenturyLink and Savvis have each made representations and warranties to the other, many of which will be deemed untrue, inaccurate or incorrect as a consequence of the existence or absence of any fact, circumstance or event only if that fact, circumstance or event, individually or when taken together with all other facts, circumstances, effects, changes, events and developments, has had or would reasonably be expected to have a material adverse effect on the company making the representation. In determining whether a material adverse effect has occurred or would reasonably be expected to occur, the parties (subject to certain exceptions) will disregard any effects resulting from (i) changes or conditions generally affecting the industries in which such party operates, except if such effect has a materially disproportionate effect on such party relative to others in such industries, (ii) general economic or political conditions or securities, credit, financial or other capital markets conditions, except if such effect has a materially disproportionate effect on such party relative to others in the industries in which such party operates, (iii) any failure, in and of itself, by such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, (iv) the execution and delivery of the merger agreement or the public announcement or pendency of the merger, (v) any change in the market price or trading volume of such party’s securities, (vi) any change in applicable law, regulation or GAAP, except if such effect has a materially disproportionate effect on such party relative to others in the industries in which such party operates, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, except if such effect has a materially disproportionate effect on such party relative to others in the industries in which such party operates, or (viii) any natural disaster, except if such effect has a materially disproportionate effect on such party relative to others in the industries in which such party operates.

Savvis’ representations and warranties relate to, among other topics, the following:

•	organization, standing and corporate power, charter documents and ownership of subsidiaries;

•	capital structure;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	consents and approvals relating to the merger;

•	SEC documents, financial statements, internal controls and accounting or auditing practices;

•	absence of undisclosed liabilities and off-balance-sheet arrangements;

•	accuracy of information supplied or to be supplied in the registration statement and this proxy statement/prospectus;

•	absence of any fact, change or event that would reasonably be expected to have a material adverse effect, as defined in the merger agreement, on Savvis and the absence of certain other events and changes;

•	tax matters;

•	benefits matters and ERISA compliance;

•	absence of certain litigation;

•	compliance with applicable laws and permits, including all applicable rules of the FCC and other governmental entities;

•	environmental matters;

•	material contracts;

•	owned and leased real property;

•	intellectual property;

•	possession of all approvals, authorizations, certificates and licenses issued by the FCC, and all other material regulatory permits, approvals, licenses and other authorizations that are required for Savvis to conduct its business;

•	absence of certain agreements with regulatory agencies;

•	absence of collective bargaining agreements and other labor matters;

•	broker’s fees payable in connection with the merger;

•	receipt of opinions from Savvis’ financial advisor;

•	insurance policies;

•	affiliate transactions;

•	compliance with the U.S. Foreign Corrupt Practices Act;

•	top customers;

•	facilities and operations;

•	product liability and service level agreements; and

•	accounts receivable.

CenturyLink’s representations and warranties relate to, among other topics, the following:

•	organization, standing and corporate power, charter documents and ownership of subsidiaries;

•	capital structure;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	consents and approvals relating to the merger;

•	SEC documents, financial statements, internal controls and accounting or auditing practices;

•	absence of undisclosed liabilities and off-balance-sheet arrangements;

•	accuracy of information supplied or to be supplied in the registration statement and this proxy statement/prospectus;

•	absence of any fact, change or event that would reasonably be expected to have a material adverse effect, as defined in the merger agreement, on CenturyLink and the absence of certain other events and changes;

•	benefits matters and ERISA compliance;

•	absence of certain litigation;

•	compliance with applicable laws and permits, including all applicable rules of the FCC and other governmental entities;

•	broker’s fees payable in connection with the merger; and

•	validity of the commitment letter and other matters relating to the proposed debt financing.

The merger agreement also contains certain representations and warranties of CenturyLink with respect to its wholly owned subsidiary, Mimi Acquisition Company, including its corporate organization and authorization, lack of prior business activities, capitalization and execution of the merger agreement.

Amendments, Extensions and Waivers

Amendment.  The merger agreement may be amended by the parties at any time before or after the receipt of the approval of the Savvis stockholders required to consummate the merger. However, after such stockholder approval, there may not be, without further approval of Savvis stockholders, any amendment of the merger agreement for which applicable laws requires further approval by the stockholders of Savvis.

Extension; Waiver.  At any time prior to the effective time of the merger, with certain exceptions, any party may (i) extend the time for performance of any obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement or (iii) waive compliance by another party with any of the agreements or conditions contained in the merger agreement.

THE SAVVIS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

The Voting Agreement

Overview

In connection with the execution of the merger agreement, Welsh, Carson, Anderson & Stowe VIII, L.P., which we refer to as WCAS, and certain related parties (which we refer to collectively with WCAS as the WCAS stockholders), have entered into a voting agreement, dated as of April 26, 2011, with CenturyLink, which we refer to as the voting agreement. As of June 7, 2011, there were 13,105,304 shares, constituting approximately 22.8% of the outstanding common stock of Savvis, subject to the voting agreement.

The WCAS stockholders have agreed in the voting agreement to vote all shares of Savvis common stock beneficially owned by them:

•	in favor of the adoption of the merger agreement and any action reasonably requested by CenturyLink in furtherance thereof, including any proposal to adjourn or postpone to a later date any meeting of the Savvis stockholders at which the adoption of the merger agreement has been submitted for the consideration and vote of the Savvis stockholders if there are not sufficient votes for approval of such matters on the date on which such meeting is held; and

•	against action or agreement that would reasonably be expected to:

•	result in a breach of any covenant, representation or warranty or other obligation or agreement of Savvis contained in the merger agreement or of any WCAS stockholder in the voting agreement; or

•	result in any of the conditions to the completion of the merger not being satisfied on or before January 31, 2012;

•	against any change in the Savvis board of directors;

•	against any alternative takeover proposals with a third party and any action involving Savvis that is intended, or would reasonably be expected, to interfere with or delay the merger, including:

•	any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Savvis or any of its subsidiaries (other than the merger with CenturyLink);

•	any sale, lease or transfer of a material amount of Savvis’ or any of its subsidiaries’ assets or any reorganization, recapitalization or liquidation involving Savvis or any of its subsidiaries;

•	any change in the present capitalization of Savvis; or

•	any amendment or other change to Savvis’ certificate of incorporation or by-laws.

Non-Solicitation and Restriction on Transfers

The WCAS stockholders have agreed that they will not, and they will not authorize or permit their respective affiliates, to directly or indirectly solicit or initiate, or knowingly encourage, induce or facilitate any alternative takeover proposal or any inquiry or proposal that may reasonably be expected to lead to an alternative takeover proposal or participate in any discussions or negotiations regarding, or furnish any information or cooperate with any person with respect to, any takeover proposal by a third party. Notwithstanding these non-solicitation obligations, if Savvis is engaging in activities with respect to a takeover proposal that the WCAS stockholders reasonably believe are in compliance with the provisions of the merger agreement, the WCAS stockholders, and their respective affiliates and representatives, may participate with Savvis in such activities. The voting agreement also requires the WCAS stockholders to, and to cause their respective affiliates and representatives to, cease and terminate any existing discussions or negotiations with any persons conducted prior to the execution of the voting agreement regarding an alternative takeover proposal.

The WCAS stockholders also have agreed to comply with restrictions on the disposition and encumbrance of their shares of Savvis common stock and to refrain from, and have agreed to cause their respective representatives to refrain from, making any press release, public announcement or other public communication that criticizes or disparages the voting agreement, the merger agreement or the transactions contemplated thereby, including the merger, without the prior written consent of CenturyLink.

Other Provisions

In the voting agreement, the WCAS stockholders waived their dissenters’ rights with respect to the merger and have agreed not to commence or participate in any claim against CenturyLink, Mimi Acquisition Company or Savvis relating to the merger, including any claim challenging or seeking to enjoin any provision of the voting agreement or the merger agreement or alleging a breach of fiduciary duty by the board of directors of Savvis in connection with the merger agreement or the transactions contemplated thereby, including the merger.

Termination

Pursuant to its terms, the voting agreement will terminate upon the earlier of:

•	receipt of Savvis stockholder approval of the merger;

•	termination of the merger agreement in accordance with its terms;

•	a change in the Savvis board of directors’ favorable recommendation with respect to the merger agreement in response to a superior proposal; and

•	the effective date of any waiver, amendment or other modification of the merger agreement that reduces the per share merger consideration, or changes the cash/equity per share allocation of the consideration to be received (other than by adding cash consideration).

Description of the Debt Financing

In connection with the merger, CenturyLink entered into a commitment letter with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, which we refer to as the lenders. Pursuant to this commitment letter, the lenders have committed to provide, under certain circumstances and subject to certain conditions, up to $2.0 billion in new senior unsecured term loans. On June 9, 2011, in connection with the financing of the merger, CenturyLink commenced a public offering of three series of its senior notes, with an expected total aggregate principal amount of $2.0 billion, which we refer to as the CenturyLink senior notes offering. As a result of this offering, CenturyLink expects to forego use of the bridge debt facilities contemplated by the commitment letter. The CenturyLink senior notes offering is expected to consist of:

•	$400 million aggregate principal amount of 7.600% Series P senior notes due 2039, which will constitute a further issuance of, and will form a single fungible series with, the 7.600% Series P senior notes due 2039 that CenturyLink issued on September 21, 2009 in the aggregate principal amount of $400 million. Upon completion of the CenturyLink senior notes offering in connection with the debt financing of merger-related cash requirements, the aggregate principal amount of CenturyLink’s outstanding 7.600% Series P senior notes is expected to be $800 million;

•	$350 million aggregate principal amount of 5.150% Series R senior notes due 2017, which will constitute a newly issued series of CenturyLink debt securities; and

•	$1.250 billion aggregate principal amount of 6.450% Series S senior notes due 2021, which will constitute a newly issued series of CenturyLink debt securities.

All newly issued CenturyLink Series P, R and S senior notes are expected to be senior unsecured obligations of CenturyLink and to rank senior to any of CenturyLink’s future subordinated debt and equally in right of payment with all of CenturyLink’s existing and future unsecured and unsubordinated debt. CenturyLink does not plan to list the notes on any national securities exchange. CenturyLink anticipates using the net proceeds from the CenturyLink senior notes offering, together with cash on hand and any necessary borrowings under CenturyLink’s credit facility, to fund the payment of the cash portion of the merger consideration, to refinance Savvis’ credit facility debt and to pay fees and expenses in connection with the merger. CenturyLink expects to receive the net proceeds of the CenturyLink senior notes offering on June 16, 2011. For a more complete description of the CenturyLink senior notes offering, please see the definitive prospectus supplement relating to that offering when filed with the SEC.

In the event that the proceeds of the debt financing are not available to CenturyLink for any reason, CenturyLink would seek alternative financing arrangements in connection with the merger. Such alternative financing may not be available on acceptable terms, in a timely manner or at all. The potential alternative financing arrangements may include one or more bank financings or credit facilities or additional or new attempts to sell debt securities of CenturyLink or its subsidiaries. As of the date of this proxy statement/prospectus, no alternative financing arrangements or alternative financing plans have been made in the event the proceeds of the CenturyLink senior notes offering are not received as anticipated and CenturyLink cannot borrow funds as contemplated in the commitment letter.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED
COMPENSATION ARRANGEMENTS

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, Savvis is required to submit a proposal to Savvis stockholders for a (non-binding) advisory vote to approve the payment of certain compensation to the named executive officers of Savvis that is based on or otherwise relates to the merger. This proposal, commonly known as “say-on-golden parachute,” and which we refer to as the named executive officer merger-related compensation proposal, gives Savvis stockholders the opportunity to express their views on the compensation that Savvis’ named executive officers may be entitled to receive that is based on or otherwise relates to the merger.

The compensation that Savvis’ named executive officers may be entitled to receive that is based on or otherwise relates to the merger is summarized in the table entitled “Golden Parachute Compensation,” which is included in “The Merger — Financial Interests of Savvis’ Directors and Executive Officers in the Merger — Potential Payments upon a Termination In Connection with a Change in Control” beginning on page 59. This summary includes all compensation and benefits that may be paid or provided following a change in control.

We have entered into employment agreements providing the benefits referred to above for a number of reasons, including that:

•	in our industry, which has been characterized by significant volatility, we believe that such arrangements are necessary to attract and retain excellent executive officers, due to the perception by candidates for senior positions that there is significant difficulty in finding like employment following a change in control and the significant disruption during the transition between employment opportunities;

•	we believe that such arrangements align the interests of our named executive officers with those of our stockholders by incentivizing our named executive officers to maximize stockholder value; and

•	we believe that the “double-trigger” aspect of such arrangements, which requires both a change in control and a subsequent adverse employment event, properly addresses the concerns above while limiting payments made solely upon a change in control.

The Savvis board of directors unanimously recommends that the stockholders of Savvis approve the following resolution:

“RESOLVED, that the stockholders of SAVVIS, Inc. approve, on an advisory basis, the compensation to be paid to its named executive officers that is based on or otherwise relates to the merger as disclosed in the Golden Parachute Compensation Table and the related narrative disclosures.”

Approval of this proposal is not a condition to completion of the merger, and as an advisory vote, the result will not be binding on Savvis or on CenturyLink, or the board of directors or the compensation committees of Savvis or CenturyLink. Therefore, if the merger is approved by the stockholders of Savvis and completed, the compensation based on or otherwise relating to the merger will be paid to the Savvis named executive officers regardless of whether the stockholders of Savvis approve this proposal. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation to be paid to the Savvis’ named executive officers that is based on or otherwise relates to the merger, as disclosed in this proxy statement/prospectus.

THE BOARD OF DIRECTORS OF SAVVIS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION TO BE PAID TO ITS NAMED EXECUTIVE OFFICERS THAT IS BASED ON OR OTHERWISE RELATES TO THE MERGER, AS DISCLOSED IN THIS PROXY STATEMENT/PROSPECTUS.

COMPARATIVE STOCK PRICES AND DIVIDENDS

CenturyLink common stock is traded on the NYSE under the symbol CTL and Savvis common stock is traded on the NASDAQ under the symbol SVVS. The following table presents trading information for CenturyLink and Savvis common shares on April 26, 2011, the last trading day before the public announcement of the execution of the merger agreement, and June 7, 2011, the latest practicable trading day before the date of this proxy statement/prospectus.

	CTL Common Stock			SVVS Common Stock
Date	High	Low	Close	High	Low	Close

April 26, 2011	$40.36	$39.48	$40.32	$37.44	$35.98	$36.02
June 7, 2011	$40.79	$40.32	$40.34	$39.36	$39.18	$39.28

For illustrative purposes, the following table provides Savvis equivalent per share information on each of the specified dates. Savvis equivalent per share values are calculated as the sum of $30.00 plus the product of (i) the CenturyLink per share values as of such specified dates and (ii) the exchange ratio calculated as (a) $10.00 divided by (b) the volume-weighted average trading price of CenturyLink common stock as reported by the NYSE over the 30 trading day period ended as of the specified dates.

			SVVS Equivalent Per Share Information
Date	Average Price	Exchange Ratio	High	Low	Close

April 26, 2011	$40.5688	0.2465	$39.95	$39.73	$39.94
June 7, 2011	$41.6529	0.2401	$39.79	$39.68	$39.69

Market Prices and Dividend Data

The following table sets forth the high and low sales prices of CenturyLink’s and Savvis’ common stock as reported by the NYSE and the NASDAQ, respectively, and the quarterly cash dividends declared per share in respect of the common stock of each company, for the calendar quarters indicated.

	CenturyLink Common Stock				Savvis Common Stock
				Cash Dividends			Cash Dividends
	High	Low		Declared	High	Low	Declared

Fiscal Year Ended December 31, 2011:
Second Quarter (through June 7, 2011)	$43.49	$38.66		$0.7250	$39.43	$34.25	—
First Quarter	$46.78	$39.45		$0.7250	$37.71	$25.76	—
Fiscal Year Ended December 31, 2010:
Fourth Quarter	$46.87	$39.18		$0.7250	$29.00	$18.90	—
Third Quarter	$40.00	$32.92		$0.7250	$22.00	$14.47	—
Second Quarter	$36.73	$14.16	(1)	$0.7250	$20.63	$14.70	—
First Quarter	$37.00	$32.98		$0.7250	$18.22	$14.05	—
Fiscal Year Ended December 31, 2009:
Fourth Quarter	$37.16	$32.25		$0.7000	$18.46	$12.36	—
Third Quarter	$34.00	$28.90		$0.7000	$18.03	$9.57	—
Second Quarter	$33.62	$25.26		$0.7000	$14.45	$5.79	—
First Quarter	$29.22	$23.41		$0.7000	$8.58	$5.03	—

(1)	During the widely publicized temporary market malfunction that occurred on the afternoon of May 6, 2010, CenturyLink’s common stock momentarily traded as low as $14.16 in markets other than the NYSE. The opening and closing prices of CenturyLink’s common stock on May 6, 2010, were $34.48 and $33.52, respectively.

COMPARISON OF SHAREHOLDER RIGHTS

If the merger is consummated, stockholders of Savvis will become shareholders of CenturyLink. The rights of CenturyLink shareholders are governed by and subject to the provisions of the Louisiana Business Corporation Law and the articles of incorporation and bylaws of CenturyLink, rather than the provisions of Delaware General Corporation Law and the certificate of incorporation and bylaws of Savvis. The following is a summary of the material differences between the rights of holders of CenturyLink common stock and the rights of holders of Savvis common stock, but does not purport to be a complete description of those differences and is qualified in its entirety by reference to the relevant provisions of (i) the Louisiana Business Corporation Law, which we refer to as Louisiana law, (ii) the DGCL, (iii) the Amended and Restated Articles of Incorporation of CenturyLink, which we refer to as the CenturyLink charter, (iv) the Amended and Restated Certificate of Incorporation of Savvis, which we refer to as the Savvis charter, (v) the bylaws of CenturyLink, which we refer to as the CenturyLink bylaws, (vi) the amended and restated bylaws of Savvis, which we refer to as the Savvis bylaws, and (vii) the description of CenturyLink common stock contained in CenturyLink’s Form 8-A/A filed with the SEC on July 1, 2009 and any amendment or report filed with the SEC for the purpose of updating such description.

This section does not include a complete description of all differences among the rights of CenturyLink shareholders and Savvis stockholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of the DGCL and Louisiana law, as well as the governing corporate instruments of each of CenturyLink and Savvis, copies of which are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”

Authorized Capital Stock

CenturyLink is currently authorized under the CenturyLink charter to issue an aggregate of 802 million shares of capital stock, consisting of 800 million shares of common stock, $1.00 par value per share, and two million shares of preferred stock, $25.00 par value per share. Savvis is authorized under the Savvis charter to issue an aggregate of 1.55 billion shares of capital stock, consisting of 1.5 billion shares of common stock, $.01 par value per share, and 50 million shares of preferred stock, $.01 par value per share.

Common Stock.  Under the CenturyLink charter, each share of CenturyLink common stock, including those to be issued in connection with the merger, entitles the holder thereof to one vote per share on all matters duly submitted to shareholders for their vote or consent. Holders of CenturyLink stock do not have cumulative voting rights. As a result, the holders of more than 50% of the voting power would be able to elect all of the directors.

The holders of Savvis common stock are entitled to one vote per share on all matters duly submitted to stockholders for their vote or consent.

Preferred Stock.  Under the CenturyLink charter, the board of directors of CenturyLink is authorized, without shareholder action, to issue preferred stock from time to time and to establish the designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions thereof, as well as to establish and fix variations in the relative rights as between holders of any one or more series thereof. The authority of the board of directors includes, but is not limited to, the determination or establishment of the following with respect to each series of CenturyLink preferred stock that may be issued: (i) the designation of such series, (ii) the number of shares initially constituting such series, (iii) the dividend rate (fixed or variable) and conditions, (iv) the dividend, liquidation and other preferences, if any, in respect of CenturyLink preferred stock or among the series of CenturyLink preferred stock, (v) whether, and upon what terms, CenturyLink preferred stock would be convertible into or exchangeable for other securities of CenturyLink, (vi) whether, and to what extent, holders of CenturyLink preferred stock will have voting rights, and (vii) the restrictions, if any, that are to apply on the issue or reissue of any additional shares of CenturyLink preferred stock.

As of June 7, 2011, there were outstanding 9,434 shares of CenturyLink’s Series L Preferred Stock, which were convertible into a total of 12,864 shares of CenturyLink common stock. Each holder of the currently outstanding CenturyLink preferred stock is entitled to receive cumulative dividends prior to the distribution or declaration of dividends in respect of the CenturyLink common stock and is entitled to vote as a class with the CenturyLink common stock. Upon the dissolution, liquidation or winding up of CenturyLink, the holders of CenturyLink’s currently outstanding Series L Preferred Stock are entitled to receive, pro rata with all other such holders, a per share amount equal to $25.00 plus any unpaid and accumulated dividends thereon prior to any payments on the CenturyLink common stock. Aside from the shares of Series L Preferred Stock, no other shares of CenturyLink preferred stock are outstanding as of the date of this proxy statement/prospectus.

For a discussion of the possible antitakeover effects of the existence of undesignated CenturyLink preferred stock, see “— Laws and Organizational Document Provisions with Possible Antitakeover Effects” beginning on page 83.

Under the Savvis charter, the board of directors is authorized, without stockholder action, to issue preferred stock, which we refer to as Savvis preferred stock. Savvis preferred stock may be issued by the board of directors from time to time in one or more series, each of which is to have the powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as are established by the Savvis board of directors and stated in the Savvis charter or related certificates of designations. As of the date of this proxy statement/prospectus, there were no shares of Savvis preferred stock outstanding.

Dividends, Redemptions, Stock Repurchases and Reversions

Under the DGCL and Louisiana law, dividends may be declared by the board of directors of a corporation and paid out of surplus, and, if no surplus is available, out of any net profits for the then current fiscal year or the preceding fiscal year, or both, provided that such payment would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets upon liquidation of the corporation. Louisiana law further provides that no dividend may be paid when a corporation is insolvent or would thereby be made insolvent and that shareholders must be notified of any dividend paid out of capital surplus.

Under Louisiana law, a corporation may redeem or repurchase its shares out of surplus or, in certain circumstances, stated capital, provided in either event that it is solvent and will not be rendered insolvent thereby, and provided further that the net assets are not reduced to a level below the aggregate liquidation preferences of any shares that will remain outstanding after the redemption. Under the DGCL, a corporation may redeem or repurchase its outstanding shares provided that (i) its capital is not impaired and will not become impaired by such redemption or repurchase and (ii) the price for which any shares are repurchased is not then in excess of the price for which they may then be redeemed.

The CenturyLink charter, in accordance with Louisiana law, provides that cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares that are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable revert in full ownership to CenturyLink, and CenturyLink’s obligation to pay such dividend or redemption price or issue such shares, as appropriate, will thereupon cease, subject to the power of the board of directors to authorize such payment or issuance following the reversion. Neither the Savvis charter nor the Savvis bylaws contain a similar provision.

Election of Directors

The CenturyLink charter provides for three classes of directors serving staggered three-year terms, all of whom are elected pursuant to CenturyLink’s bylaws by a majority of the votes cast by shareholders at any meeting for the election of directors where a quorum is present. The Savvis bylaws provide that all directors are elected annually by a plurality of the votes cast with respect to the election of any such directors at any meeting for the election of directors at which a quorum is present.

Charter Amendments and Approval of Other Extraordinary Transactions

To authorize a (i) merger or consolidation, (ii) sale, lease or exchange of all or substantially all of a corporation’s assets, (iii) voluntary liquidation or (iv) amendments to the certificate of incorporation of a corporation, the DGCL requires, subject to certain limited exceptions, the affirmative vote of the holders of a majority of the outstanding shares of the voting stock. To authorize these same transactions, Louisiana law requires, subject to certain limited exceptions, the affirmative vote of the holders of two-thirds (or such larger or smaller proportion, not less than a majority, as the articles of incorporation may provide) of the voting power present or represented at the shareholder meeting at which the transaction is considered and voted upon.

The CenturyLink charter provides that certain articles thereof (primarily those relating to approving certain business combinations, holding shareholder meetings, removing directors, considering tender offers and amending bylaws) may be amended only upon, among other things, the affirmative vote of 80% of the votes entitled to be cast by all shareholders and two-thirds of the votes entitled to be cast by all shareholders other than related persons (which is defined therein). For a discussion of certain supermajority votes required to approve certain business combinations or to amend the CenturyLink bylaws, see the discussion below under “— Laws and Organizational Document Provisions with Possible Antitakeover Effects — Louisiana Fair Price Statute” on page 84 and “— Amendment to the Bylaws” on page 86.

The Savvis charter does not provide that any particular corporate action must be approved by a supermajority vote; rather, the Savvis bylaws provide that all questions and elections (other than the election of directors discussed above) are, unless otherwise provided by law, to be decided by the vote of the holders of a majority of the aggregate voting power of the issued and outstanding stock of Savvis entitled to vote thereon present in person or by proxy at the meeting, provided that, unless otherwise required by law, the board of directors may require a larger vote upon any question or election.

The DGCL and Louisiana law provide that the holders of outstanding shares of a class of stock shall be entitled to vote as a class in connection with any proposed amendment to the corporation’s certificate or articles of incorporation, whether or not such holders are entitled to vote thereon by the certificate or articles of incorporation, if such amendment would have certain specified adverse effects on the holders of such class of stock.

Shareholder Proposals and Nominations

The CenturyLink bylaws provide that any shareholder of record entitled to vote thereon may nominate one or more persons for election as directors and properly bring other matters before a meeting of the shareholders only if written notice has been received by the secretary of CenturyLink, in the event of an annual meeting of shareholders, not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual meeting of shareholders or, in the event of a special meeting of shareholders or annual meeting scheduled to be held either 30 days earlier or later than such anniversary date, within 15 days of the earlier of the date on which notice of such meeting is first mailed to shareholders or public disclosure of the meeting date is made.

The Savvis bylaws provide that any stockholder of record entitled to vote at the meeting may nominate individuals for election as directors at, and properly bring business before, an annual meeting of stockholders only if written notice has been received by the secretary of Savvis not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the date of the first anniversary of the immediately preceding year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the date of the immediately preceding year’s annual meeting of stockholders, notice by the stockholder must be received not earlier than the close of business on the 120th day prior to the date of the annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting and the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by Savvis.

The bylaws of both CenturyLink and Savvis require that the above-described notices include certain detailed information concerning the shareholder, the matter the shareholder proposes to bring before the meeting and, in the case of a nomination for director, the nominee.

Limitation of Personal Liability of Directors and Officers

Under both the DGCL and Louisiana law, shareholders are entitled to bring suit, generally in an action on behalf of the corporation, to recover damages caused by breaches of the duty of care and the duty of loyalty owed to a corporation and its shareholders by directors and officers. Both the DGCL and Louisiana law permit corporations to (i) include provisions in their certificate or articles of incorporation that limit personal liability of directors (and, under Louisiana law only, officers) for monetary damages resulting from breaches of the duty of care, subject to certain exceptions that are substantially the same under each state’s law, and (ii) indemnify officers and directors in certain circumstances for their expenses and liabilities incurred in connection with defending pending or threatened suits, as more fully described below.

The CenturyLink charter includes a provision that eliminates the personal liability of a director or officer to CenturyLink and its shareholders for monetary damages resulting from breaches of the duty of care to the full extent permitted by Louisiana law and further provides that any amendment or repeal of this provision will not affect the elimination of liability accorded to any director or officer for acts or omissions occurring prior to such amendment or repeal. The Savvis charter contains a similar provision, but only with respect to directors.

Under both the DGCL and Louisiana law, corporations are permitted, and in some circumstances required, to indemnify, among others, current and prior officers, directors, employees or agents of the corporation for expenses and liabilities incurred by such parties in connection with defending pending or threatened suits instituted against them in their corporate capacities, provided certain specified standards of conduct are determined to have been met. These corporate statutes further permit corporations to purchase insurance for indemnifiable parties against liability asserted against or incurred by such parties in their corporate capacities.

Under the CenturyLink bylaws, CenturyLink is obligated to indemnify its current or former directors and officers, except that if any of its current or former directors or officers are held liable under or settle any derivative suit, CenturyLink is permitted, but not obligated to, indemnify the indemnified person to the fullest extent permitted by Louisiana law. The Savvis bylaws provide for mandatory indemnification for, among others, current and former directors and officers of Savvis.

Appraisal and Dissent Rights

Under Louisiana law, a shareholder has the right to dissent from most types of mergers or consolidations, or from the sale, lease, exchange or other disposition of all or substantially all of the corporation’s assets, if such transaction is approved by less than 80% of the corporation’s total voting power. The right to dissent is not available with respect to sales pursuant to court orders or sales for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale. Moreover, no dissenters’ rights are available with respect to (i) shareholders holding shares of any class of stock that are listed on a national securities exchange, subject to certain exceptions, or (ii) shareholders of a surviving corporation whose approval is not required in connection with the transaction. In order to exercise dissenters’ rights under Louisiana law, a dissenting shareholder must follow certain procedures similar to the procedures that a dissenting stockholder must follow under the DGCL.

Neither the CenturyLink charter nor the CenturyLink bylaws contain any additional provisions relating to dissenters’ rights of appraisal. Accordingly, holders of CenturyLink stock may not be entitled to appraisal rights in connection with mergers or consolidations involving CenturyLink, or with the sale, lease, exchange or other disposition of all or substantially all of CenturyLink’s assets, depending on the consideration payable in connection therewith.

Under the DGCL, stockholders who dissent from a merger or consolidation of the corporation have the right to demand and receive payment of the fair value of their stock in cash as appraised by the Delaware Chancery Court. The DGCL provides that dissenters’ rights are inapplicable (i) to stockholders of a surviving corporation whose vote is not required to approve the merger or consolidation, and (ii) to any class of stock listed on a national securities exchange or designated as a Nasdaq National market security or held of record by over 2,000 stockholders, unless, in either case, such stockholders are required in the merger to accept in exchange for their shares anything other than (1) shares of the surviving corporation, (2) stock of another corporation which is either listed on a national securities exchange or designated as a Nasdaq National market, (3) cash in lieu of fractional shares of such corporations (4) or any combination of the above.

Neither the Savvis charter nor the Savvis bylaws contain any additional provisions relating to dissenters’ rights of appraisal. Holders of Savvis stock may not be entitled to appraisal rights in connection with mergers or consolidations involving Savvis, depending on the consideration payable in connection therewith. As noted above, the holders of Savvis stock are entitled to appraisal rights in connection with the merger. See “Appraisal Rights.”

Access to Corporate Records and Accounts

Under Louisiana law, any shareholder, except a business competitor, who has been the holder of record of at least 5% of the outstanding shares of any class of the corporation’s stock for a minimum of six months has the right to examine the records and accounts of the corporation for any proper and reasonable purpose. Two or more shareholders who have each held shares for six months may aggregate their stock holdings to attain the required 5% threshold. Business competitors, however, must have owned at least 25% of all outstanding shares for a minimum of six months to obtain such inspection rights. As shareholders of a public company subject to the Exchange Act, CenturyLink shareholders are entitled to receive periodic reports concerning CenturyLink’s operations and performance.

Under the DGCL, any stockholder, in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, has the right, subject to certain limited exceptions, to examine for any proper purpose the corporation’s relevant books and accounts, and to make copies and extracts from the corporation’s stock ledger, a list of its stockholders, its other books and records and a subsidiary’s books and records, to the extent that the corporation has actual possession and control of such records or the corporation could obtain such records through the exercise of control over such subsidiary. If after five business days the corporation fails to reply or refuses to comply with such a request, the stockholder may apply to the Court of Chancery to compel compliance.

Laws and Organizational Document Provisions with Possible Antitakeover Effects

Both the DGCL and Louisiana law permit corporations to include in their articles or certificate of incorporation any provisions not inconsistent with law that regulates the internal affairs of the corporation, including provisions that are intended to encourage any person desiring to acquire a controlling interest in the corporation to do so pursuant to a transaction negotiated with the corporation’s board of directors rather than through a hostile takeover attempt. These provisions are intended to assure that any acquisition of control of the corporation will be subject to review by the board to take into account the interests of all of the corporation’s stockholders. However, some stockholders may find these provisions to be disadvantageous to the extent that they could limit or preclude meaningful stockholder participation in certain transactions such as mergers or tender offers and render more difficult or discourage certain takeovers in which stockholders might receive for some or all of their shares a price that is higher than the prevailing market price at the time the takeover attempt is commenced. These provisions might further render more difficult or discourage proxy contests, the assumption of control by a person of a large block of the corporation’s voting stock or any other attempt to influence or replace the corporation’s incumbent management.

Unlike the Savvis charter, the CenturyLink charter contains provisions that are designed to ensure meaningful participation of the board of directors in connection with proposed takeovers. Moreover, Louisiana has adopted a greater number of statutes that regulate takeover attempts than Delaware has. Set forth below is a discussion of the provisions of the CenturyLink charter and Louisiana law that may reasonably be expected to affect the incidence and outcome of takeover attempts, together with a discussion of a Delaware statute designed to regulate takeovers.

Louisiana Fair Price Statute.  Louisiana has adopted a statute, which we refer to as the Louisiana Fair Price Statute, that is intended to deter the use of two-tier tender offers in which an interested shareholder obtains in a business combination a controlling interest in the shares of a Louisiana corporation having 100 or more beneficial shareholders at a price substantially in excess of the market value of the corporation’s voting stock and subsequently seeks in the second tier to compel a business combination in which the consideration paid to the remaining stockholders is greatly reduced. Under the statute, an interested shareholder is defined to include any person (other than the corporation, its subsidiaries or its employee benefit plans) who is the beneficial owner of shares of capital stock representing 10% or more of the total voting power of a corporation. The term business combination is broadly defined to include most corporate actions that an interested shareholder might contemplate after acquiring a controlling interest in a corporation in order to increase his or her share ownership or reduce his or her acquisition debt. These second tier transactions include any merger or consolidation of the corporation involving an interested shareholder, any disposition of assets of the corporation to an interested shareholder, any issuance to an interested shareholder of securities of the corporation meeting certain threshold amounts and any reclassification of securities of the corporation having the effect of increasing the voting power or proportionate share ownership of an interested shareholder. Under the Louisiana Fair Price Statute, a business combination must be recommended by the board of directors and approved by the affirmative vote of the holders of 80% of the corporation’s total voting power and two-thirds of the total voting power excluding the shares held by the interested shareholder (in addition to any other votes required under law or the corporation’s articles of incorporation), unless the transaction is approved by the board of directors prior to the time the interested shareholder first obtained such status or the business combination satisfies certain minimum price, form of consideration and procedural requirements. Although the statute protects shareholders by encouraging an interested shareholder to negotiate with the board of directors or to satisfy the minimum price, form of consideration and procedural requirements imposed thereunder, it does not prevent an acquisition of a controlling interest of a corporation by an interested shareholder who does not contemplate initiating a second tier transaction. The CenturyLink charter avails CenturyLink of the provisions of the statute and contains an article that provides for substantially similar protections.

Louisiana Control Share Statute.  The Louisiana Control Share Statute provides that, subject to certain exceptions, any shares of certain publicly traded Louisiana corporations acquired by a person or group other than an employee benefit plan or related trust of the corporation, in an acquisition that causes such acquiror to have the power to vote or direct the voting of shares in the election of directors in excess of 20%, 33 1/3% or 50% thresholds shall have only such voting power as shall be accorded by the affirmative vote of, among others, the holders of a majority of the votes of each voting group entitled to vote separately on the proposal, excluding all interested shares (as defined therein), at a meeting that, subject to certain exceptions, is required to be called for that purpose upon the acquiror’s request. The statute permits the articles of incorporation or bylaws of a corporation to exclude from its application share acquisitions occurring after the adoption of the statute. The CenturyLink bylaws contain such a provision.

Delaware Business Combination Statute.  Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or a subsidiary with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the transaction that will cause the person or entity to become an interested stockholder is approved by the board of directors of the corporation prior to the transaction; (ii) after the completion of the transaction in which the person or entity becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares held by officers and directors of interested stockholders or shares held by specified employee benefit plans; or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and holders of at least two-thirds of the corporation’s outstanding voting stock, excluding shares held by the interested stockholder. Delaware corporations may elect not to be governed by Section 203. Savvis has not made such an election.

Evaluation of Tender Offers.  The CenturyLink charter expressly requires, and Louisiana law expressly permits, the board of directors, when considering a tender offer, exchange offer, or business combination (defined therein substantially similarly to the definition of such term set forth above under “— Louisiana Fair Price Statute”), to consider, among other factors, the social and economic effects of the proposal on the corporation, its subsidiaries, and their respective employees, customers, creditors and communities. The availability of this statute may increase the likelihood that directors reviewing a tender offer will consider factors other than the price offered by a potential acquiror. Other effects of this provision may be (i) to discourage, in advance, an acquisition proposal to the extent it strengthens the position of the CenturyLink board of directors in dealing with any potential offeror who seeks to enter into a negotiated transaction with CenturyLink prior to or during a takeover attempt and (ii) to dissuade shareholders who might potentially be displeased with the board’s response to an acquisition proposal from engaging CenturyLink in costly and time-consuming litigation.

Shareholder Rights Plan.  Neither CenturyLink nor Savvis currently has a shareholder rights plan in effect, but under applicable law their respective boards could adopt such a plan without shareholder approval.

Unissued Stock.  As discussed above under “— Preferred Stock,” the board of directors of CenturyLink is authorized, without action of its shareholders, to issue CenturyLink preferred stock. One of the effects of the existence of undesignated preferred stock (and authorized but unissued common stock) may be to enable the board of directors to make more difficult or to discourage an attempt to obtain control of CenturyLink by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of CenturyLink’s management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in CenturyLink’s best interest, such shares could be issued by the board of directors without shareholder approval in one or more transactions that might prevent or make more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent shareholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. In this regard, the CenturyLink charter grants the board of directors broad power to establish the rights and preferences of the authorized and unissued CenturyLink preferred stock, one or more series of which could be issued entitling holders (i) to vote separately as a class on any proposed merger or consolidation; (ii) to elect directors having terms of office or voting rights greater than those of other directors; (iii) to convert CenturyLink preferred stock into a greater number of shares of CenturyLink Stock or other securities; (iv) to demand redemption at a specified price under prescribed circumstances related to a change of control; or (v) to exercise other rights designed to impede or discourage a takeover. The issuance of shares of CenturyLink preferred stock pursuant to the board of directors’ authority described above may adversely affect the rights of the holders of CenturyLink stock.

Classified Board of Directors.  Both the DGCL and Louisiana law permit boards of directors to be divided into classes of directors, with each class to be as nearly equal in size as possible, serving staggered multi-year terms. The CenturyLink charter provides for three classes of directors serving staggered three-year terms, all of whom are elected pursuant to CenturyLink’s bylaws by a majority of the votes cast by shareholders at any meeting for the election of directors where a quorum is present. Classification of the board of directors of CenturyLink tends to make more difficult the change of a majority of its composition and to assure the continuity and stability of CenturyLink’s management and policies, since a majority of the directors at any given time will have served on the board of directors for at least one year. Absent the removal of directors, a minimum of two annual meetings of shareholders is necessary to effect a change in control of the board of directors. The classified board provision applies to every election of directors, regardless of whether CenturyLink is or has been the subject of an unsolicited takeover attempt. The shareholders may, therefore, find it more difficult to change the composition of the board of directors for any reason, including performance, and the classified board structure will thereby tend to perpetuate existing management of CenturyLink. In addition, because the provision will make it more difficult to change control of the board of directors, it may discourage tender offers or other transactions that shareholders may believe would be in their best interests.

Neither the Savvis charter nor the Savvis bylaws provide for a classified board of directors. Directors are elected by a plurality of the votes cast with respect to the election of any such directors at any meeting for the election of directors at which a quorum is present.

Removal of Directors.  Under Louisiana law, subject to certain exceptions, the shareholders by vote of a majority of the total voting power may, at any special meeting called for such purpose, remove from office any director. The CenturyLink charter, however, provides that directors of CenturyLink may be removed from office only for cause and only by vote of both of the holders of a majority of the total voting power, voting together as a single class, and, at any time that there is a related person (as defined in the charter), the holders of a majority of the votes entitled to be cast by all shareholders other than the related person, voting as a separate group. This provision precludes a third party from gaining control of the CenturyLink board of directors by removing incumbent directors without cause and filling the vacancies created thereby with his or her own nominees. However, such provision also tends to reduce, and in some instances eliminate, the power of shareholders, even those with a majority interest in CenturyLink, to remove incumbent directors.

The DGCL provides that each director shall hold office for the term for which he or she is elected and until his or her successor is elected and qualified. Unless otherwise provided for in the certificate of incorporation or bylaws, the DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote for the election of directors. Neither the Savvis charter nor the Savvis bylaws provide an alternative mechanism for the removal of directors.

Restrictions on Taking Shareholder Action.  The Savvis bylaws and the CenturyLink charter provide that shareholders may effect corporate action only at a duly called annual or special meeting. Under the Savvis bylaws, only the chairman of the board, the vice chairman of the board, the chief executive officer or the board of directors may call a special meeting of stockholders. Under the CenturyLink charter, holders of a majority of the total voting power, as well as the board of directors, are entitled to call a special meeting of shareholders.

Amendment to the Bylaws

Under the CenturyLink charter, the CenturyLink bylaws may be amended and new bylaws may be adopted by (i) the shareholders, but only upon the affirmative vote of both 80% of the total voting power, voting together as a single group, and two-thirds of the total voting power entitled to be cast by the independent shareholders (as defined therein) present or duly represented at a shareholder meeting, voting as a separate group, or (ii) the board of directors, but only upon the affirmative vote of both a majority of the directors then in office and a majority of the continuing directors (as defined therein), voting as a separate group. Under the Savvis charter and the Savvis bylaws, the board of directors is expressly authorized and empowered to make, alter or repeal bylaws, subject to the power conferred by the DGCL to the Savvis stockholders to alter or repeal any bylaw made by the board of directors.

Filling Vacancies on the Board of Directors

Under Louisiana law, any vacancy on the board of directors (including those resulting from an increase in the authorized number of directors) may be filled by the remaining directors, subject to the right of the shareholders to fill such vacancy. Under the CenturyLink charter, changes in the number of directors may not be made without, among other things, the affirmative vote of 80% of the directors. Unlike the DGCL, Louisiana law expressly provides that a board of directors may declare vacant the office of a director if he or she is interdicted or adjudicated an incompetent, is adjudicated a bankrupt or has become incapacitated by illness or other infirmity and cannot perform his or her duties for a period of six months or longer.

Pursuant to the Savvis bylaws, any vacancy on the board of directors of Savvis may be filled by a majority vote of the remaining directors.

APPRAISAL RIGHTS

Under Section 262 of the DGCL, any holder of Savvis common stock who does not wish to accept the merger consideration may elect to exercise appraisal rights in lieu of receiving the merger consideration. A stockholder who exercises appraisal rights may petition the Delaware Court of Chancery to determine the “fair value” of his, her or its shares and receive payment of fair value in cash, together with interest, if any. However, the stockholder must comply with the provisions of Section 262 of the DGCL.

The following discussion is a summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement/prospectus as Annex C. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of Savvis common stock who exercises appraisal rights.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the company, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes the required notice, and the applicable statutory provisions are attached to this proxy statement/prospectus as Annex C. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL attached as Annex C. Any holder of Savvis common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex C carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement.

Stockholders wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement, abstain or not vote its shares;

•	the stockholder must deliver to Savvis a written demand for appraisal before the vote on the merger agreement at the special meeting;

•	the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger; and

•	the stockholder or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving company is under no obligation to file any petition and has no intention of doing so.

Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of Savvis common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must reasonably inform Savvis of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

SAVVIS, Inc.
1 Savvis Parkway,
Town & Country, Missouri 63017
Attention: General Counsel

If the merger is completed, CenturyLink will give written notice of the effective time within 10 days after the effective time to each former Savvis stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving company or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Savvis common stock held by all dissenting stockholders. The surviving company is under no obligation to file any petition and has no intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time, any stockholder who, to that point in time, has complied with the provisions of Section 262 of the DGCL, may receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which Savvis has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement to the stockholder within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal.

If any party files a petition for appraisal in a timely manner, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings and any stockholder who fails to comply with this direction may be dismissed from the proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Savvis common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger transaction, but together with interest, if any, to be paid on the amount determined to be fair value.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time.

Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving company, except that any attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be conditioned on the terms the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the consideration for your dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Savvis stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

LEGAL MATTERS

The validity of the shares of CenturyLink common stock to be issued in the merger will be passed upon by Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P.

EXPERTS

CenturyLink

The consolidated financial statements and the related financial statement schedule of CenturyLink, Inc. as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated into this proxy statement/prospectus by reference to CenturyLink, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Qwest

The consolidated financial statements of Qwest Communications International Inc. as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated into this proxy statement/prospectus by reference to Qwest Communications International Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Savvis

The consolidated financial statements of SAVVIS, Inc. incorporated into this proxy statement/prospectus by reference to Savvis’ Annual Report on Form 10-K for the year ended December 31, 2010 (including the schedules appearing therein), and the effectiveness of Savvis’ internal control over financial reporting as of December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which are incorporated herein by reference. Such consolidated financial statements and schedules and SAVVIS, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been so incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

Savvis’ 2011 annual meeting of stockholders, which we refer to as the 2011 annual meeting, is scheduled for September 15, 2011. The deadline for bringing any business (including director nominations) before the 2011 annual meeting pursuant to Savvis’ bylaws has passed. Savvis currently intends to hold a 2012 annual meeting of stockholders, which we refer to as the 2012 annual meeting, only if the merger agreement is terminated. Any Savvis stockholder who wishes to submit a proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in Savvis’ proxy statement and proxy card for the 2012 annual meeting must submit the proposal to Savvis’ Corporate Secretary at 1 Savvis Parkway, Town & Country, Missouri 63017, no later than December 3, 2011. SEC rules set forth standards as to which stockholder proposals are required to be included in a proxy statement. In addition, any stockholder who wishes to bring business (including director nominations) before the 2012 annual meeting must comply with Savvis’ bylaws, which currently require that written notice of such business be provided to Savvis’ Corporate Secretary no earlier than May 18, 2012 and no later than June 17, 2012. For additional requirements, Savvis stockholders should refer to Savvis’ bylaws, Section 1.11, “Director Nominations and Stockholder Business at Stockholders’ Meetings,” a current copy of which may be obtained from Savvis’ Corporate Secretary. If Savvis does not receive timely notice pursuant to Savvis’ bylaws, any proposal may be excluded from consideration at the meeting, regardless of any earlier notice provided in accordance with Rule 14a-8.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Savvis board of directors knows of no matters that will be presented for consideration at the Savvis special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Savvis special meeting or any adjournments or postponements of the meeting and are voted upon, the enclosed proxy will confer discretionary authority on the individuals named as proxy to vote the shares represented by the proxy as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

WHERE YOU CAN FIND MORE INFORMATION

CenturyLink and Savvis file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including CenturyLink and Savvis, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Savvis’ and CenturyLink’s websites for more information concerning the merger described in this proxy statement/prospectus. Savvis’ website is www.savvis.com and CenturyLink’s website is www.centurylink.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

CenturyLink has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the shares of CenturyLink common stock to be issued to Savvis stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about CenturyLink common stock. The rules and regulations of the SEC allow CenturyLink and Savvis to omit certain information included in the registration statement from this proxy statement/prospectus.

In addition, the SEC allows CenturyLink and Savvis to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that CenturyLink and its subsidiary, Qwest, have previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. They contain important information about CenturyLink, Qwest, their financial condition and other matters.

CenturyLink Filings (File No. 001-07784)	Period

Annual Report on Form 10-K, as amended by Amendment No. 1 thereto	Filed on March 1, 2011 for the fiscal year ended December 31, 2010, and amended on March 30, 2011.
Proxy Statement on Schedule 14A	Filed on April 6, 2011, in connection with the solicitation of proxies for the CenturyLink 2011 annual meeting of shareholders.
Quarterly Report on Form 10-Q	Filed on May 6, 2011 for the quarterly period ended March 31, 2011.
Current Reports on Form 8-K	Filed on January 24, 2011, February 15, 2011, April 6, 2011, April 27, 2011, May 17, 2011, May 20, 2011 and June 8, 2011 (other than documents or portions of those documents not deemed to be filed).
Description of CenturyLink common stock contained in CenturyLink’s Form 8-A/A	Filed with the SEC on July 1, 2009.

Qwest Filings (File No. 001-15577)	Period

Annual Report on Form 10-K, as amended by Amendment No. 1 thereto	Filed on February 15, 2011 for the fiscal year ended December 31, 2010, and amended on March 24, 2011.
Quarterly Report on Form 10-Q	Filed on May 6, 2011 for the quarterly period ended March 31, 2011.
Current Reports on Form 8-K	Filed on February 15, 2011, February 23, 2011, April 5, 2011 and June 8, 2011 (other than documents or portions of those documents not deemed to be filed).

In addition, CenturyLink incorporates by reference herein any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the Savvis special meeting. Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from CenturyLink by requesting them in writing or by telephone at the following address:

CenturyLink, Inc.
100 CenturyLink Drive
Monroe, Louisiana 71203
Attention: Investor Relations
Telephone: (318) 388-9000

These documents are available from CenturyLink without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

If you would like more information on Embarq’s operations or financial performance prior to its acquisition by CenturyLink on July 1, 2009, you can obtain annual, quarterly and special reports, proxy statements and other information that Embarq filed with the SEC under the Exchange Act prior to that date. If you would like more information on Qwest’s operations or financial performance prior to its acquisition by CenturyLink on April 1, 2011, you can obtain annual, quarterly and special reports, proxy statements and other information that Qwest filed with the SEC under the Exchange Act prior to that date. You can obtain these documents from the SEC or through the SEC’s website at the address described above.

This proxy statement/prospectus incorporates by reference the documents listed below that Savvis has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. They contain important information about Savvis, its financial condition and other matters.

Savvis Filings (File No. 000-29375)	Period

Annual Report on Form 10-K	Filed on March 4, 2011 for the fiscal year ended December 31, 2010.
Proxy Statement on Schedule 14A	Filed on April 1, 2011, in connection with the solicitation of proxies for the Savvis 2011 annual meeting of stockholders.
Quarterly Report on Form 10-Q	Filed on May 9, 2011 for the quarterly period ended March 31, 2011.
Current Reports on Form 8-K	Filed on January 20, 2011, February 8, 2011, February 25, 2011, April 1, 2011, April 28, 2011 (Items 1.01, 8.01 and 9.01) and April 28, 2011 (Items 2.02 and 9.01) (other than documents or portions of those documents not deemed to be filed).

In addition, Savvis incorporates by reference herein any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the Savvis special meeting. Such documents are considered to be a part of this document, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from Savvis by requesting them in writing or by telephone at the following address:

SAVVIS, Inc.
1 Savvis Parkway
Town & Country, Missouri 63017
(314) 628-7000

These documents are available from Savvis without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

If you would like to request documents, please do so by July 6, 2011 to receive them before the Savvis special meeting. If you request any documents from CenturyLink or Savvis, CenturyLink or Savvis will mail them to you by first class mail, or another equally prompt means, within one business day after CenturyLink or Savvis receives your request.

This document is a prospectus of CenturyLink and is a proxy statement of Savvis for the Savvis special meeting. Neither CenturyLink nor Savvis has authorized anyone to give any information or make any representation about the merger or CenturyLink or Savvis that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that CenturyLink or Savvis has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER
Dated as of April 26, 2011,
Among
SAVVIS, INC.,
CENTURYLINK, INC.
and
MIMI ACQUISITION COMPANY

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 26, 2011, among SAVVIS, INC., a Delaware corporation (the “Company”), CENTURYLINK, INC., a Louisiana corporation (“Parent”), and MIMI ACQUISITION COMPANY, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS the Board of Directors of the Company, the Board of Directors of Parent, and the Board of Directors of Merger Sub have approved this Agreement, determined that the terms of this Agreement are in the best interests of the Company, Parent or Merger Sub, as applicable, and their respective stockholders or shareholders, as applicable, and declared the advisability of this Agreement;

WHEREAS the Board of Directors of the Company and the Board of Directors of Merger Sub have recommended adoption or approval, as applicable, of this Agreement by their respective stockholders, as applicable;

WHEREAS concurrently with the execution of this Agreement, certain stockholders, who are the beneficial owners of an aggregate of 13,105,304 shares of common stock, par value $0.01, of the Company (the “Company Common Stock”), are entering into an agreement with Parent pursuant to which such stockholders have agreed to vote all shares of Company Common Stock beneficially owned by such stockholders in favor of the adoption of this Agreement (the “Voting Agreement”); and

WHEREAS the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01.  The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the ‘‘DGCL”), on the Closing Date, Merger Sub shall be merged with and into the Company (the ‘‘Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”).

Section 1.02.  Closing.  The closing (the “Closing”) of the Merger shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m., New York City time, on a date to be specified by the Company and Parent, which shall be no later than the fifth Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent; provided, however, that if all the conditions set forth in Article VII shall not have been satisfied or (to the extent permitted by Law) waived on such fifth Business Day, then the Closing shall take place on the fifth Business Day on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived, or at such other place, time and date as shall be agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03.  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Secretary of State of the State of Delaware in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as the Company and Parent shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the ‘‘Effective Time”).

Section 1.04.  Effects.  The Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL.

Section 1.05.  Certificate of Incorporation and By-Laws.  The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that the name of the Surviving Company shall be SAVVIS, INC. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company.

Section 1.06.  Directors and Officers of Surviving Company.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

Section 2.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of Company Common Stock or Merger Sub Common Stock:

(i) Conversion of Merger Sub Common Stock.  Each share of common stock, par value $0.01 per share, in Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into 1 fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(ii) Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is owned by the Company as treasury stock and each share of Company Common Stock that is owned by Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Company Common Stock.  Subject to Sections 2.02 and 2.03, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(ii) and Dissenting Shares) shall be converted into the right to receive (x) the fraction of a share of Parent Common Stock (rounding to the nearest ten-thousandth of a share) equal to the quotient (the “Exchange Ratio”) obtained by dividing (A) $10.00 by (B) the Parent Trading Price (as defined below); provided, however, that if the Parent Trading Price is equal to or less than $34.42, the Exchange Ratio shall equal 0.2905 (the “Stock Consideration”) and (y) $30.00 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.02, without interest. For purposes of this Agreement, (i) “Parent Common Stock” means the common stock, par value $1.00 per share, of Parent and (ii) “Parent Trading Price” means the volume-weighted sales price per share taken to four decimal places of Parent Common Stock as reported by the New York Stock Exchange for the consecutive period of thirty trading days beginning at 9:30 a.m. New York time on the thirty-third trading day immediately preceding the Closing Date and concluding at 4:00 p.m. New York time on the third trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP.” Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Parent Common Stock or Company Common Stock, as the case may be, will be appropriately adjusted to provide to Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event. As provided in Section 2.02(j), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any required withholding under applicable Tax Law.

Section 2.02.  Exchange of Certificates.  (a) Exchange Agent.  Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II through the Exchange Agent, (i) certificates representing the shares of Parent Common Stock to be issued as Stock Consideration and (ii) cash sufficient to (x) pay the Cash Consideration and (y) make payments in lieu of fractional shares pursuant to Section 2.02(f). All such Parent Common Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund.”

(b) Letter of Transmittal.  As promptly as reasonably practicable after the Effective Time (and in any event within ten Business Days after the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify subject to the Company’s reasonable approval), together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange.  Upon (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor (i) the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01 and (ii) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d). In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d) may be issued to a transferee if the Certificate representing such Company Common Stock (or, if such Company Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each share of Company Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Company Common Stock were entitled to receive in respect of such shares pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.02(f) and in respect of any dividends or other distributions pursuant to Section 2.02(d)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Company Common Stock held in book-entry form).

(d) Treatment of Unexchanged Shares.  No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of Company Common Stock held in book-entry form) with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment with respect to the Cash Consideration or in lieu of fractional shares shall be paid to any such holder, until the surrender of such Certificate (or shares of Company Common Stock held in book-entry form) in accordance with this Article II. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of Company Common Stock held in book-entry form), there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(e) No Further Ownership Rights in Company Common Stock.  The shares of Parent Common Stock issued and cash paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock (including any cash paid pursuant to Section 2.02(f)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) are presented to Parent or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) No Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Parent Common Stock on the New York Stock Exchange (the ‘‘NYSE”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on the last complete trading day prior to the date of the Effective Time.

(g) Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to Parent, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article II, in each case without any interest thereon.

(h) No Liability.  None of the Company, Parent, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for two years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(i) Investment of Exchange Fund.  The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

(j) Withholding Rights.  Each of Parent and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction or withholding was made.

(k) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the Stock Consideration and pay the Cash Consideration, any cash in lieu of fractional shares and any dividends and distributions on such Certificate, in each case deliverable in respect thereof pursuant to this Agreement.

Section 2.03.  Dissenters’ Rights.  Notwithstanding any other provision contained in this Agreement, no shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised such stockholder’s appraisal rights in respect of such shares (any such shares being referred to herein as “Dissenting Shares”) under Section 262 of the DGCL shall be converted into the right to receive the Merger Consideration as provided in Section 2.01(iii) and instead shall be entitled to such rights as are granted by Section 262 of the DGCL (unless and until such stockholder shall have failed to timely perfect, or shall have effectively withdrawn or lost, such stockholder’s right to dissent from the Merger under the DGCL) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. The Company (i) shall give Parent prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock or any withdrawals of such demands received by the Company, (ii) shall give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands and (iii) shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

ARTICLE III

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article III are true and correct except as set forth in the Parent SEC Documents filed and publicly available after January 1, 2011 and prior to the date of this Agreement (the “Filed Parent SEC Documents”) (excluding any disclosures in the Filed Parent SEC Documents in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature) or in the disclosure letter delivered by Parent to the Company at or before the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”). The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify other sections in this

Article III to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 3.01.  Organization, Standing and Power.  Each of Parent and each of Parent’s Subsidiaries (the “Parent Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Parent Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and the Parent Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (collectively, “Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Parent Permits”), except where the failure to have such power or authority or to possess Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and the Parent Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company, prior to execution of this Agreement, true and complete copies of (a) the amended and restated articles of incorporation of Parent in effect as of the date of this Agreement (the “Parent Articles”) and the by-laws of Parent in effect as of the date of this Agreement (the “Parent By-laws”) and (b) the constituent documents of Merger Sub.

Section 3.02.  Parent Subsidiaries.  (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all material pledges, liens, charges, mortgages, deeds of trust, rights of first offer or first refusal, options, encumbrances and security interests of any kind or nature whatsoever (collectively, with covenants, conditions, restrictions, easements, encroachments, title retention agreements or other third party rights or title defect of any kind or nature whatsoever, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Parent Subsidiaries, neither Parent nor any Parent Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

Section 3.03.  Capital Structure.  (a) The authorized capital stock of Parent consists of 800,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, par value $25.00 per share (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”), of which 325,000 shares have been designated as 5% Cumulative Convertible Series L Preferred Stock (the “Parent Series L Shares”). At the close of business on April 25, 2011, (i) 600,481,913 shares of Parent Common Stock were issued and outstanding, of which 1,958,322 were Parent Restricted Shares, (ii) 9,434 shares of Parent Series L Shares were issued and outstanding, (iii) 323,698 shares of Parent Common Stock were held by Parent in its treasury, (iv) 31,145,731 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent Stock Plans, of which 11,500,212 shares were issuable upon exercise of outstanding Parent Stock Options, (v) 108,809 shares of Parent Common Stock were reserved for issuance upon the vesting of Parent RSUs, (vi) 12,864 shares of Parent Common Stock were reserved for issuance upon conversion of the Parent Series L Shares, (vii) 3,838,932 shares of Parent Common Stock were reserved for issuance pursuant to the Parent 2001 Employee Stock Purchase Plan (the ‘‘Parent ESPP”), and (viii) 550,987 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Automatic Dividend Reinvestment and Stock Repurchase Service (the ‘‘Parent DRIP”). Except as set forth in this Section 3.03(a), at the close of business on April 25, 2011, no shares of capital stock or voting securities of, or other equity interests in, Parent were issued, reserved for issuance or outstanding. From the close of business on April 25, 2011 to the date of this Agreement, there have been no issuances by Parent of shares of capital stock or voting securities of, or other equity interests in, Parent other than the issuance of Parent Common Stock upon the exercise of Parent Stock Options outstanding at the close of business on April 25, 2011, and issuances pursuant to rights under the Parent ESPP and Parent DRIP, in each case in accordance with their terms in effect as of April 25, 2011.

(b) All outstanding shares of Parent Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise or vesting of Parent Stock Options or Parent RSUs or pursuant to the Parent Stock Plans, the Parent ESPP or the Parent DRIP will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Louisiana Business Corporation Law (the “LBCL”), the Parent Articles, the Parent By-laws or any Contract to which Parent is a party or otherwise bound. The shares of Parent Common Stock constituting the Stock Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the LBCL, the Parent Articles, the Parent By-laws or any Contract to which Parent is a party or otherwise bound. Except as set forth above in this Section 3.03 or pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (y) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary, or any other obligation of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, or (z) any rights issued by or other obligations of Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary. Except for acquisitions, or deemed acquisitions, of Parent Common Stock or other equity securities of Parent in connection with (i) the payment of the exercise price of Parent Stock Options with Parent Common Stock (including but not limited to in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of Parent Stock Options, the vesting of Parent Restricted Shares or Parent RSUs and the vesting or delivery of other awards pursuant to the Parent Stock Plans and (iii) forfeitures of Parent Stock Options, Parent Restricted Shares and Parent RSUs, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any Parent Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote (“Parent Voting Debt”). Neither Parent nor any of the Parent Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent.

Section 3.04.  Authority; Execution and Delivery; Enforceability.  (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the approval of this Agreement by Parent as the sole stockholder of Merger Sub. The Board of Directors of Parent (the “Parent Board”) has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of Parent was present, (i) approving the execution, delivery and performance of this Agreement and (ii) determining that entering into this Agreement is in the best interests of Parent and its shareholders. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Board of Directors of Merger Sub has adopted resolutions (i) approving the execution, delivery and performance of this Agreement, (ii) determining that the terms of this Agreement are in the best interests of Merger Sub and Parent, as its sole stockholder, (iii) declaring this Agreement advisable and (iv) recommending that Parent, as sole stockholder of Merger Sub, adopt this Agreement and directing that this Agreement be submitted to Parent, as sole stockholder of Merger Sub, for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Parent, as sole stockholder of Merger Sub, will, immediately following the execution and delivery of this Agreement by each of the parties hereto, adopt this Agreement. Except for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Certificate of Merger as required by the DGCL). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

Section 3.05.  No Conflicts; Consents.  (a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) the Parent Articles, the Parent By-laws or the comparable charter or organizational documents of any Parent Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument (a “Contract”) to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or any Parent Permit or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”), in each case, applicable to Parent or any Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 3.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No consent, approval, clearance, waiver, Permit or order (“Consent”) of or from, or registration, declaration, notice or filing made to or with any Federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the Securities and Exchange Commission (the “SEC”), and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by Parent of the Stock Consideration, in which the Proxy Statement will be included as a prospectus (the ‘‘Form S-4”), and (B) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the regulations under the Indian Competition Act of 2002 regarding mergers and acquisitions anticipated to come into effect on June 1, 2011 (the “Indian Competition Law”) (if required), and such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Stock Consideration, (v) such Consents from, or registrations, declarations, notices or filings made to or with, the Federal Communications Commission (the “FCC”) or any other Governmental Entities (other than with respect to securities, antitrust, competition, trade regulation or similar Laws), in each case as may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and are required with respect to mergers, business combinations or changes in control of telecommunications companies generally, (vi) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the Stock Consideration and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 3.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 3.06.  SEC Documents; Undisclosed Liabilities.  (a) Parent has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC since January 1, 2009 (such documents, together with any documents filed with the SEC during such period by Parent on a voluntary basis on a Current Report on Form 8-K, but excluding the Form S-4, being collectively referred to as the “Parent SEC Documents”).

(b) Each Parent SEC Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Parent included in the Parent SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in Parent’s consolidated audited balance sheet as of December 31, 2010 (or the notes thereto) as included in the Filed Parent SEC Documents and (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) Each of the chief executive officer of Parent and the chief financial officer of Parent (or each former chief executive officer of Parent and each former chief financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. None of Parent or any of the Parent Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements or other Parent SEC Documents.

(h) Since January 1, 2009, none of Parent, Parent’s independent accountants, the Parent Board or the audit committee of the Parent Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of Parent, (y) “material weakness” in the internal controls over financial reporting of Parent or (z) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(i) None of the Parent Subsidiaries is, or has at any time since January 1, 2009 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, other than Qwest Corporation and, until April 14, 2011, Qwest Communications International Inc.

Section 3.07.  Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 3.08.  Absence of Certain Changes or Events.  Since December 31, 2010, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. From December 31, 2010 to the date of this Agreement, each of Parent and the Parent Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, Parent or the capital stock or voting securities of, or other equity interests in, any of the Parent Subsidiaries (other than (x) regular quarterly cash dividends payable by Parent in respect of shares of Parent Common Stock and (y) dividends or other distributions by a direct or indirect wholly owned Parent Subsidiary to its parent) or any repurchase for value by Parent of any capital stock or voting securities of, or other equity interests in, Parent or the capital stock or voting securities of, or other equity interests in, any of the Parent Subsidiaries.

Section 3.09.  Benefits Matters; ERISA Compliance.  Section 3.09 of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying any material Parent Benefit Plan. Parent has delivered or made available to the Company true and complete copies of (i) all material Parent Benefit Plans or, in the case of any unwritten material Parent Benefit Plan, a description thereof, (ii) the most recent annual report on Form 5500 (other than Schedule SSA thereto) filed with the Internal Revenue Service (the “IRS”) with respect to each material Parent Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material Parent Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any material Parent Benefit Plan and (v) the most recent financial statements and actuarial reports for each Parent Benefit Plan (if any). For purposes of this Agreement, “Parent Benefit Plans” means, collectively (i) all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Parent Multiemployer Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of Parent or any Parent Subsidiary and (ii) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between Parent or any Parent Subsidiary and any current or former directors, officers, employees or consultants of Parent or any Parent Subsidiary.

Section 3.10.  Litigation.  There is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent or any Parent Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect (it being agreed that for purposes of this Section 3.10, effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur).

Section 3.11.  Compliance with Applicable Laws.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries are in compliance with all applicable Laws and Parent Permits, including all applicable rules, regulations, directives or policies of the FCC or any other Governmental Entity. To the Knowledge of Parent, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, no action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that Parent or a Parent Subsidiary is not in compliance with any applicable Law or Parent Permit or which challenges or questions the validity of any rights of the holder of any Parent Permit.

Section 3.12.  Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 3.13.  Financing.  Parent has delivered to the Company complete and correct copies of an executed commitment letter (the “Commitment Letter”) from the lenders named therein to provide Parent with at least $2.0 billion in debt financing (together with any bond, note, debenture or other capital markets debt financing that may be used in lieu of such debt financing, the “Financing”). Parent has made available to the Company all other side letters or other Contracts or arrangements related to the Commitment Letter; provided that Parent may redact in such documents the fee amounts payable to their financing sources under the Commitment Letter. As of the date of this Agreement, the Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Commitment Letter. As of the date hereof, there are no conditions relating to the funding of the full amount of the Financing, other than as set forth in the Commitment Letter. As of the date of this Agreement, Parent has no reason to believe any of the conditions relating to the funding of the full amount of the Financing will not be satisfied on or prior to the Closing Date. Parent has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid on or prior to the date of this Agreement and shall in the future pay any such fees as they become due.

Section 3.14.  Merger Sub.  Parent is the sole stockholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 3.15.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, the Company acknowledges that none of Parent, the Parent Subsidiaries or any other Person on behalf of Parent makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct except as set forth in the Company SEC Documents filed and publicly available after January 1, 2011 and prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures in the Filed Company SEC Documents in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature) or in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the ‘‘Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 4.01.  Organization, Standing and Power.  Each of the Company and each of the Company’s Subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the ‘‘Company Permits”), except where the failure to have such power or authority or to possess Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the by-laws of the Company in effect as of the date of this Agreement (the ‘‘Company By-laws”).

Section 4.02.  Company Subsidiaries.  (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all material Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Section 4.02(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

Section 4.03.  Capital Structure.  (a) The authorized capital stock of the Company consists of 1,500,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock” and together with the Company Common Stock, the “Company Capital Stock”). At the close of business on April 25, 2011, (i) 57,512,633 shares of Company Common Stock were issued and outstanding, of which 22,814 were Company Restricted Shares, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 6,568,656 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans, of which (A) 2,575,038 shares were issuable upon exercise of outstanding Company Stock Options and (B) 2,588,185 shares were potentially issuable under outstanding Company RSUs, including performance-based Company RSUs and Annual Incentive Company RSUs, (iv) 73,271 shares of Company Common Stock were reserved for issuance under the Company Amended and Restated Employee Stock Purchase Plan (the “Company ESPP”), and (v) (x) 44,132 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 3.0% Convertible Senior Notes due May 15, 2012 (the “Company Convertible Notes”) and (y) the Conversion Rate (as defined in the indenture governing the terms of the Company Convertible Notes) was 14.2086 shares of Company Common Stock per $1,000 principal amount of Company Convertible Notes and no adjustments had been made to the table or any amount therein set forth in section 10.13(c) of such indenture since the execution of such indenture. Except as set forth in this Section 4.03(a), at the close of business on April 25, 2011, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. From the close of business on April 25, 2011 to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company, other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding at the close of business on April 25, 2011 and in accordance with their terms in effect at such time.

(b) All outstanding shares of Company Common Stock (including Company Restricted Shares) are, and, at the time of issuance, all such shares that may be issued upon the exercise of Company Stock Options or pursuant to the Company Stock Plans or the Company ESPP will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound. Except as set forth above in this Section 4.03, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (y) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (z) any rights issued by or other obligations of the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Stock Options with Company Common Stock (including but not limited to in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of Company Stock Options, the vesting of Company Restricted Shares and the vesting or delivery of other awards pursuant to the Company Stock Plans, and (iii) forfeitures of Company Stock Options and Company Restricted Shares, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. With respect to Company Stock Options, (i) each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) for such option by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee or subcommittee thereof), and (ii) the per share exercise price of each Company Stock Option was at least equal to the fair market value of a share of Company Common Stock on the applicable Grant Date. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or, other than the Company Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (“Company Voting Debt”). Neither the Company nor any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company. Neither the Company nor any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

(c) If any holder of the Company Convertible Notes exercises its conversion rights thereunder, the Company has the right to pay cash in lieu of all shares that would otherwise be issuable upon such conversion. The Company Convertible Notes are not, as of the date hereof, convertible by the holders thereof and the Company has not issued any shares of Company Common Stock upon conversion of the Company Convertible Notes.

Section 4.04.  Authority; Execution and Delivery; Enforceability.  (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the Company Stockholder Approval. The Board of Directors of the Company (the “Company Board”) has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of directors of the Company was present, (i) approving the execution, delivery and performance of this Agreement, (ii) determining that entering into this Agreement is in the best interests of the Company and its stockholders, (iii) declaring this Agreement advisable and (iv) recommending that the Company’s stockholders adopt this Agreement and directing that this Agreement be submitted to the Company’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (the ‘‘Company Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) The Company Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger, the Voting Agreement and the other transactions contemplated hereby or thereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to this Agreement, the Merger, the Voting Agreement or any of the other transactions contemplated hereby or thereby.

Section 4.05.  No Conflicts; Consents.  (a) The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company Stockholder Approval is obtained), (ii) any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or any Company Permit or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 4.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Proxy Statement in definitive form, and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the HSR Act, the Indian Competition Law (if required), and such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Stock Consideration, (v) such Consents from, or registrations, declarations, notices or filings made to or with, the FCC or any other Governmental Entities (other than with respect to securities, antitrust, competition, trade regulation or similar Laws), in each case as may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and are required with respect mergers, business combinations or changes in control of telecommunications companies generally, (vi) such filings with and approvals of the NASDAQ Stock Market LLC (“NASDAQ”) as are required to permit the consummation of the Merger and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 4.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 4.06.  SEC Documents; Undisclosed Liabilities.  (a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2009 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Proxy Statement, being collectively referred to as the “Company SEC Documents”).

(b) Each Company SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in the Company’s consolidated audited balance sheet as of December 31, 2010 (or the notes thereto) as included in the Filed Company SEC Documents and (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Each of the chief executive officer of the Company and the chief financial officer of the Company (or each former chief executive officer of the Company and each former chief financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. None of the Company or any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.

(h) Since January 1, 2009, none of the Company, the Company’s independent accountants, the Company Board or the audit committee of the Company Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of the Company, (y) “material weakness” in the internal controls over financial reporting of the Company or (z) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(i) None of the Company Subsidiaries is, or has at any time since January 1, 2009 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 4.07.  Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.08.  Absence of Certain Changes or Events.  Since January 1, 2011, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. From January 1, 2011 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, the Company or the capital stock or voting securities of, or other equity interests in, any of the Company Subsidiaries (other than dividends or other distributions by a direct or indirect wholly owned Company Subsidiary to its parent) or any repurchase for value by the Company of any capital stock or voting securities of, or other equity interests in, the Company or the capital stock or voting securities of, or other equity interests in, any of the Company Subsidiaries;

(b) any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person, or any issue or sale of debt securities, warrants or other rights to acquire any debt security of the Company or any Company Subsidiary other than draws on existing revolving credit facilities in the ordinary course of business;

(c) (i) any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any of the Company’s or the Company Subsidiaries’ property or assets outside of the ordinary course of business consistent with past practice with a fair market value in excess of $5,000,000 or (ii) any acquisitions of businesses, whether by merger, consolidation, purchase of property or assets or otherwise;

(d) (i) any granting by the Company or any Company Subsidiary to any current or former director or officer of the Company or any Company Subsidiary of any material increase in compensation, bonus or fringe or other benefits or any granting of any type of compensation or benefits to any such Person not previously receiving or entitled to receive such type of compensation or benefits, except in the ordinary course of business consistent with past practice or as was required under any Company Benefit Plan in effect as of January 1, 2011, (ii) any granting by the Company or any Company Subsidiary to any Person of any rights to severance, retention, change in control or termination compensation or benefits or any material increase therein, except with respect to new hires and promotions in the ordinary course of business and except as was required under any Company Benefit Plan in effect as of January 1, 2011, or (iii) any entry into or adoption of any material Company Benefit Plan or any material amendment of any such material Company Benefit Plan;

(e) any change in accounting methods, principles or practices by the Company or any Company Subsidiary, except insofar as may have been required by a change in GAAP;

(f) any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any of the Company Intellectual Property owned by the Company or any Company Subsidiary, other than in the ordinary course of business consistent with past practice; or

(g) any material elections or changes thereto with respect to Taxes by the Company or any Company Subsidiary or any settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or material Tax refund, other than in the ordinary course of business.

Section 4.09.  Taxes.  (a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and each Company Subsidiary has timely filed, taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are accurate and complete; (ii) each of the Company and each Company Subsidiary has paid all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any Company Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings; (iv) neither the Company nor any Company Subsidiary has failed to withhold, collect, or timely remit all amounts required to have been withheld, collected and remitted in respect of Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, shareholder, or any other Person; (v) neither the Company nor any Company Subsidiary is subject to income Tax in a jurisdiction in which it does not file income Tax Returns, and no claim has been made in writing by any Taxing Authority that the Company or any Company Subsidiary is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns; (vi) no Company Subsidiary is subject to income tax in a country other than the country of its incorporation or legal establishment by virtue of maintaining a permanent establishment (within the meaning of any applicable income tax treaty) or other place of business in such country; and (vii) each Company Subsidiary established outside the United States that is characterized as a corporation for U.S. federal income tax purposes is a controlled foreign corporation (as defined in Section 957(a) of the Code).

(b) Neither the Company nor any Company Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and wholly owned Company Subsidiaries).

(c) Within the past two years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(d) Neither the Company nor any Company Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law).

Section 4.10.  Benefits Matters; ERISA Compliance.  (a) Section 4.10(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying any material Company Benefit Plan. The Company has delivered or made available to Parent true and complete copies of (i) all material Company Benefit Plans or, in the case of any unwritten material Company Benefit Plan, a description thereof, (ii) the most recent annual report on Form 5500 (other than Schedule SSA thereto) filed with the IRS with respect to each material Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any material Company Benefit Plan and (v) the most recent financial statements and actuarial reports for each Company Benefit Plan (if any). For purposes of this Agreement, “Company Benefit Plans” means, collectively (A) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Company Multiemployer Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of the Company or any Company Subsidiary and (B) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between the Company or any Company Subsidiary and any current or former directors, officers, employees or consultants of the Company or any Company Subsidiary.

(b) All Company Benefit Plans which are intended to be qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, have been the subject of or have timely applied for, as of the date of this Agreement, determination letters from the IRS to the effect that such Company Benefit Plans and the trusts created thereunder are so qualified and tax-exempt, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Company Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

(c) Neither the Company nor any Company Subsidiary has, during the six-year period ending on the date of this Agreement, maintained, contributed to or been required to contribute to any Company Benefit Plan that is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code (a “Company Pension Plan”). Except as, individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has any unsatisfied liability under Title IV of ERISA, (ii) to the Knowledge of the Company, no condition exists that presents a risk to the Company or any Company Subsidiary of incurring a liability under

Title IV of ERISA, (iii) no Company Benefit Plans and trusts have been terminated, nor is there any intention or expectation to terminate any Company Benefit Plans and trusts, (iv) no Company Benefit Plans and trusts are the subject of any proceeding by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of any Company Benefit Plan or trust, (v) no event has occurred, and to the Knowledge of the Company or any Company Subsidiary no condition exists, that could be reasonably expected to subject the Company or any Subsidiary to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations, and (vi) neither the Company nor any Company Subsidiary has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Company Multiemployer Plan.

(d) With respect to each Company Benefit Plan that is an employee welfare benefit plan, such Company Benefit Plan (including any Company Benefit Plan covering retirees or other former employees) may be amended subject to applicable Law to reduce benefits or limit the liability of the Company or the Company Subsidiaries or terminated, in each case, without material liability to the Company and the Company Subsidiaries on or at any time after the Effective Time.

(e) No Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).

(f) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA (if applicable), the Code and all other Laws applicable to such Company Benefit Plan and (ii) the Company and each of the Company Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the Company Benefit Plans.

(g) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits.

(h) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of the Company or any of the Company Subsidiaries to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company Benefit Plan or (C) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any material Company Benefit Plan.

(i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1) and (iii) January 1, 2009, been in documentary and operational compliance in all material respects with Section 409A of the Code.

(j) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all contributions required to be made to any Company Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements set forth in the Company SEC Documents. Each Company

Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) is unfunded.

(k) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company or any Company Subsidiary following the Closing. Without limiting the generality of the foregoing, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary, nor any of their respective ERISA Affiliates, has engaged in any transaction described in (i) Section 4069 or (ii) Section 4204 or 4212 of ERISA with respect to any Company Multiemployer Plans.

(l) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all Company Benefit Plans subject to the laws of any jurisdiction outside the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 4.11.  Litigation.  There is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 4.11, effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur).

Section 4.12.  Compliance with Applicable Laws.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all applicable Laws and Company Permits, including all applicable rules, regulations, directives or policies of the FCC or any other Governmental Entity. To the Knowledge of the Company, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, no action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that the Company or a Company Subsidiary is not in compliance with any applicable Law or Company Permit or which challenges or questions the validity of any rights of the holder of any Company Permit. This section does not relate to Tax matters, employee benefits matters, environmental matters or Intellectual Property Rights matters, which are the subjects of Sections 4.09, 4.10, 4.13 and 4.16, respectively.

Section 4.13.  Environmental Matters.  (a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i) the Company and the Company Subsidiaries are in compliance with all Environmental Laws, and neither the Company nor any Company Subsidiary has received any written communication from a Governmental Entity that alleges that the Company or any Company Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law;

(ii) the Company and the Company Subsidiaries have obtained and are in compliance with all Permits issued pursuant to any Environmental Law applicable to the Company, the Company Subsidiaries and the Company Properties and all such Permits are valid and in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement (it being agreed that for purposes of this Section 4.13(a)(ii), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries;

(iv) there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any Person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

(v) neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries.

(b) As used herein:

(i) “Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (y) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (z) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

(ii) “Environmental Laws” means all applicable Federal, national, state, provincial or local Laws, Judgments, or Contracts issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(iii) “Hazardous Materials” means (y) any petroleum or petroleum products, explosive or radioactive materials or wastes, asbestos in any form, and polychlorinated biphenyls; and (z) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.

(iv) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

Section 4.14.  Contracts.  (a) As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a ‘‘Filed Company Contract”) that has not been so filed.

(b) Section 4.14 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of (i) other than Company Permits imposing geographical limitations on operations, each agreement, Contract, understanding, or undertaking to which the Company or any of the Company Subsidiaries is a party that restricts in any material respect the ability of the Company or its Affiliates to compete in any business or with any Person in any geographical area, (ii) each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, capital and financing method leases or other similar agreement pursuant to which any material Indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred, other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries, (iii) each partnership, joint venture or similar agreement, Contract, understanding or undertaking to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company Subsidiaries, in each case material to the Company and the Company Subsidiaries, taken as a whole, (iv) each indemnification, employment, consulting, or other material agreement, Contract, understanding or undertaking with (x) any member of the Company Board or (y) any executive officer of the Company, in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Filed Company SEC Documents or Contracts terminable by the Company or any of the Company Subsidiaries on no more than 30 days’ notice without liability or financial obligation to the Company or any of the Company Subsidiaries, (v) each agreement, Contract, understanding or undertaking relating to the disposition or acquisition by the Company or any of the Company Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business, (vi) each material hedge, collar, option, forward purchasing, swap, derivative, or similar agreement, Contract, understanding or undertaking, (vii) each Contract or binding understanding or undertaking containing any “standstill” provisions or provisions of similar effect to which the Company or any of the Company Subsidiaries is a party or of which the Company or any of the Company Subsidiaries is a beneficiary, (viii) each Contract or binding understanding or undertaking with a Top Customer, (ix) each Contract or binding understanding or undertaking (A) pursuant to which the Company or any of the Company Subsidiaries is granting any material Intellectual Property License (other than the Company’s or the Company Subsidiaries’ customer Contracts (including such Contracts with resellers, distributors and systems integrators)), or (B) that purports to materially limit, curtail or restrain the ability of the Company or any of the Company Subsidiaries to exploit any of the material Company Intellectual Property owned by the Company or any Company Subsidiary, (x) each Contract pursuant to which the Company or any of the Company Subsidiaries is being granted any material Intellectual Property License (it being agreed that this clause (x) shall be limited, in the case of Software, to the 10 largest license Contracts for Software (based on annual cost) of the Company and the Company Subsidiaries, and shall exclude all of the Company’s and the Company Subsidiaries’ other license Contracts for Software), (xi) each Contract with a vendor of the Company or any Company Subsidiary pursuant to which payments of at least $1, 500,000 over the year ended on March 31, 2011 were made and (xii) each Contract for the use of dark fiber used by the Company or any of the Company Subsidiaries and owned by a third party. Each agreement, Contract, understanding or undertaking of the type described in this Section 4.14(b) and each Filed Company Contract is referred to herein as a “Material Contract.”

(c) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that for purposes of this Section 4.14(c), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur), (i) each Material Contract (including, for purposes of this Section 4.14(c), any Contract entered into after the date of this Agreement that would have been a Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Material Contract is in full force and effect, and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

(d) Except to the extent permitted by Section 5.01(b)(viii) and for any Filed Company Contracts, neither the Company nor any of the Company Subsidiaries are parties to or bound by any loan agreement, credit agreement, note, debenture, bond, indenture, mortgage, security agreement, pledge, capital or financing method leases or other similar agreement that prevents or restricts the Company, any Company Subsidiary or any direct or indirect Subsidiary thereof from (i) paying dividends or distributions to the Person or Persons who owns such entity, (ii) incurring or guaranteeing Indebtedness or (iii) creating Liens that secure Indebtedness.

Section 4.15.  Properties.  (a) The Company and each Company Subsidiary has good and valid title to, or good and valid leasehold interests in, all their respective properties and assets (the “Company Properties”)

except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company Properties are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of the Company and the Company Subsidiaries as presently conducted, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All of the Company Properties are free and clear of all Liens, except for Liens on material Company Properties that, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material Company Property to which they relate in the conduct of the Company and the Company Subsidiaries as presently conducted and Liens on other Company Properties that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. This Section 4.15 does not relate to Intellectual Property Rights matters, which are the subject of Section 4.16.

(b) The Company and each of the Company Subsidiaries has complied with the terms of all leases, subleases and licenses entitling it to the use of real property owned by third parties (“Company Leases”), and all Company Leases are valid and in full force and effect, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is in exclusive possession of the properties or assets purported to be leased under all the Company Leases, except for such failures to have such possession of material properties or assets as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material assets to which they relate in the conduct of the Company and Company Subsidiaries as presently conducted and failures to have such possession of immaterial properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.16.  Intellectual Property.  (a) The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all Company Intellectual Property as used in their business as presently conducted, except where the failure to have the right to use such Company Intellectual Property, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No actions, suits or other proceedings are pending or, to the Knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property Right, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the rights of the Company or any of the Company Subsidiaries with respect to any Company Intellectual Property, except for such infringement, misappropriation or violation that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. Since January 1, 2009, no prior or current employee or officer or any prior or current consultant or contractor of the Company or any of the Company Subsidiaries has asserted or, to the Knowledge of the Company, has any ownership in any Company Intellectual Property owned or purported to be owned by the Company or the Company Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any of the Company Subsidiaries has incorporated any “open source,” “freeware,” “shareware” or other Software having similar licensing or distribution models (“Open Source”) in any Software that is both owned by the Company or any of the Company Subsidiaries and distributed by the Company or any of the Company Subsidiaries to third parties in a manner that requires the contribution or disclosure to any third party, including the Open Source community, of any portion of the source code of any such Software product, and the Company and the Company Subsidiaries are in compliance with their Open Source obligations, except any such required contribution, required disclosure or non-compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company and the Company Subsidiaries are in compliance with SAS70 Type II, U.S.-E.U. Safe Harbor Framework, ISO 27001, and PCI-DSS physical security standards, except for noncompliance that,

individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) Neither the Company nor any of the Company Subsidiaries has disclosed, delivered or licensed to any Person that is not an Affiliate, agreed to disclose, deliver or license to any Person that is not an Affiliate, or permitted the disclosure or delivery to any escrow agent or other Persons that are not Affiliates of material Company Source Code, which disclosure, delivery or license has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no event has occurred that (with or without notice or lapse of time, or both) has or would reasonably be expected to result in the disclosure or delivery by the Company or the Company Subsidiaries of any Company Source Code to any Person that is not an Affiliate, which disclosure or delivery had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) No university, college, other educational institution or research center has any right, interest, license obtained from the Company or claim against the Company with respect to any Company Intellectual Property owned or purported to be owned by the Company or Company Subsidiaries other than pursuant to a non-exclusive license granted in the ordinary course of business by the Company or any of the Company Subsidiaries pursuant to the terms of a customer Contract.

(f) As used herein:

(i) “Company Intellectual Property” means all Intellectual Property Rights used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by or licensed to the Company or any of its Subsidiaries.

(ii) “Company Source Code” means, collectively, any humanly readable written software code, annotations, commentary or algorithm contained in or relating to any software source code, of any Software forming part of the Technology used in or necessary for the conduct of the business of the Company or any of the Company Subsidiaries, or owned or held for use by or licensed to the Company or any of the Company Subsidiaries.

(iii) “Intellectual Property Rights” means all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, know-how and trade secret rights, domain names, sui generis database rights, and other corresponding, similar or analogous proprietary intellectual property rights.

(iv) “Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, associated databases and compilations.

(v) “Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software (whether in source code, object code or humanly readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

Section 4.17.  Communications Regulatory Matters.  (a) The Company and each Company Subsidiary hold (i) all approvals, authorizations, certificates and licenses issued by the FCC that are required for the Company and each Company Subsidiary to conduct its business, as presently conducted, which approvals, authorizations, certificates and licenses are set forth in Section 4.17(a) of the Company Disclosure Letter, and (ii) all other material regulatory permits, approvals, licenses and other authorizations, including franchises, ordinances and other agreements granting access to public rights of way, issued or granted to the Company or any Company Subsidiary by a Governmental Entity that are required for the Company and each Company

Subsidiary to conduct its business, as presently conducted (clause (i) and (ii) collectively, the “Company Licenses”). No approvals, authorizations, certificates or licenses issued by any state or local public service or public utility commissions or other similar state or local regulatory bodies are required for the Company or any Company Subsidiary to conduct its business, as presently conducted.

(b) Each Company License is valid and in full force and effect and has not been suspended, revoked, canceled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of which has not and would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Company or any Company Subsidiary to conduct its business as presently conducted. No Company License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements have not and would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Company or any Company Subsidiary to conduct its business as presently conducted, or (ii) any pending regulatory proceeding or judicial review before the FCC or any other Governmental Entity, unless such pending regulatory proceeding or judicial review has not and would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Company or any Company Subsidiary to conduct its business as presently conducted. The Company has no Knowledge of any event, condition or circumstance that would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms), except where the failure to be renewed has not and would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Company or any Company Subsidiary to conduct its business as presently conducted.

(c) The licensee of each Company License is in compliance with each Company License and has fulfilled and performed all of its obligations with respect thereto, including all reports, notifications and applications required by the Communications Act or the rules, regulations, policies, instructions and orders of the FCC (the “FCC Rules”), and the payment of all regulatory fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions has not, or would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Company or any Company Subsidiary to conduct its business as presently conducted. Each licensee of each Company License is in good standing with the FCC and all other Governmental Entities, and no such licensee is subject to any formal complaint, investigation, audit, inquiry, subpoena, forfeiture, or petition to suspend before the FCC, the Universal Service Administrative Company (“USAC”), or any other Governmental Entity (each an “Enforcement Proceeding”), except where any such Enforcement Proceedings have not and would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Company or any Company Subsidiary to conduct its business as presently conducted.

(d) The Company or a Company Subsidiary owns 100% of the equity and controls 100% of the voting power and decision-making authority of each licensee of the Company Licenses.

(e) This Section 4.17 does not relate to environmental matters, Environmental Laws or any Permits issued pursuant to Environmental Law, which are the subject of Section 4.13.

Section 4.18.  Agreements with Regulatory Agencies.  Neither the Company nor any of the Company Subsidiaries is subject to any material cease-and-desist or other material order or enforcement action issued by, or is a party to any material written agreement, consent agreement or memorandum of understanding with, or is a party to any material commitment letter or similar undertaking to, or is subject to any material order or directive by, or has been ordered to pay any material civil money penalty by, the FCC, the USAC or any other Governmental Entity (other than a taxing authority, which is covered by Section 4.09), other than those of general application that apply to similarly situated providers of the same services or their Subsidiaries (each item in this sentence, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has the Company or any of the Company Subsidiaries been advised in writing since January 1, 2009, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

Section 4.19.  Labor Matters.  Neither the Company nor any of the Company Subsidiaries is a party to or bound by any collective bargaining agreement, labor union contract, trade union agreement or foreign works council contract (“Collective Bargaining Agreement”) and no Collective Bargaining Agreement is applicable to any employees of the Company or any of the Company Subsidiaries. To the Knowledge of the Company, as of the date of this Agreement, no labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary (a) as of the date of this Agreement, has entered into any agreement, arrangement or understanding, whether written or oral, with any union, trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Merger or other transactions contemplated by this Agreement or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (b) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any material Company Benefit Plan.

Section 4.20.  Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. Incorporated (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent true and complete copies of all agreements between the Company and the Company Financial Advisor relating to the Merger or any of the other transactions contemplated by this Agreement.

Section 4.21.  Opinion of Financial Advisor.  The Company has received the oral opinion of the Company Financial Advisor, to be confirmed in writing (with a copy provided to Parent promptly upon receipt by the Company), to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Section 4.22.  Insurance.  Each of the Company and the Company Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each insurance policy of the Company or any Company Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither the Company nor any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. There is no material claim by the Company or any of the Company Subsidiaries pending under any such policies that (a) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid would constitute a Company Material Adverse Effect.

Section 4.23.  Affiliate Transactions.  Except for (i) employment-related Contracts filed or incorporated by reference as an exhibit to the Filed Company SEC Documents, (ii) Company Benefits Plans or (iii) Contracts or arrangements entered into in the ordinary course of business with customers, suppliers or service providers, Section 4.23 of the Company Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (x) present executive officer or director of either the Company or any of the Company Subsidiaries or any person that has served as such an executive officer or director within the last five years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the shares of Company Common Stock as of the date hereof or (z) to the Knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of the Company Subsidiaries).

Section 4.24.  Foreign Corrupt Practices Act.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Affiliates, directors, officers and employees have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)) (the “Foreign Corrupt Practices Act”), and any other applicable foreign or domestic anticorruption or antibribery laws; (b) the Company and its Affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws; and (c) except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other applicable Laws), neither the Company nor any of its Affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any applicable Law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent or (v) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

Section 4.25.  Top Customers.  To the Knowledge of the Company, since January 1, 2011, there has not been any material adverse change in the business relationship of the Company or any of the Company Subsidiaries with any of their 20 largest customers based on consolidated revenues (each, a “Top Customer”), and neither the Company nor any of the Company Subsidiaries has received any written communication or written notice from any Top Customer to the effect that such Top Customer (a) has, in any material and adverse respect, changed, modified, amended or reduced, or intends to, in any material and adverse respect, change, modify, amend or reduce, its business relationship with the Company or any of the Company Subsidiaries, or (b) will fail to perform in any material respect, or intends to fail to perform in any material respect, its obligations under any of its Contracts with the Company or any of the Company Subsidiaries.

Section 4.26.  Facilities and Operations.  (a) Section 4.26(a) of the Company Disclosure Letter sets forth the following information relating to the Facilities as of the date hereof: (i) per Facility, the space currently in use by customers versus space currently available and ready for use by customers versus space available but not ready for use by customers (i.e. unfinished space); and (ii) any pending sale or sublease of any of the foregoing other than in the ordinary course of business consistent with past practice.

(b) Each of the Facilities (i) is, in all respects, adequate and sufficient, and in satisfactory condition to support the operations of the Company and the Company Subsidiaries at such Facility, (ii) is operated, installed and maintained by the Company and the Company Subsidiaries (or their respective contractors) in a manner that is in compliance, in all material respects, with (A) generally accepted industry standards for the industry in which the Company and the Company Subsidiaries operate, (B) performance requirements in service agreements with customers of the Company and the Company Subsidiaries and (C) all applicable Laws and (iii) has sufficient sources of power to support the operations of the Company and the Company Subsidiaries at such Facility as presently conducted, except, in the case of clauses (i) through (iii), in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Section 4.26(c) of the Company Disclosure Letter sets forth for the Company’s current operations a complete list as of the date hereof of material customer service level agreement outage credits owed during the period from January 1, 2009 through December 31, 2010.

(d) Section 4.26(d) of the Company Disclosure Letter sets forth a complete and correct list of the Facilities as of the date hereof. As used herein, “Facilities” means, collectively, (i) each of the Company’s and the Company Subsidiaries’ owned, leased or operated network access points or data centers, in each case exceeding 50,000 square feet of “raised floor”, and (ii) each of the 39 locations from which the Company or any of the Company Subsidiaries provides managed services as described in Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (including, in the case of each of clause (i) and (ii), to the extent owned by the Company or any of the Company Subsidiaries, land and buildings, and cables, wires, conduits, switches, servers, routers and other equipment and real or personal property) and related material operating support systems, whether used to provide or support colocation, network connectivity, managed hosting, cloud computing, disaster recovery or continuity of operations, exchange point or other services provided by the Company or any of the Company Subsidiaries.

Section 4.27.  Product Liability; Service Level Agreements.  To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries have any material liability (and to the Knowledge of the Company, there is no reasonable basis for any action, suit or other proceeding that may give rise to any material liability) for replacement or repair of or other damages in connection with any products or services sold, distributed, licensed, installed, used or otherwise delivered in connection with the business of the Company or any of the Company Subsidiaries (including under any service level agreements) in excess, in each case, of the reserves for such liabilities that the Company and the Company Subsidiaries have recorded in the Company’s financial statements as of March 31, 2011.

Section 4.28.  Accounts Receivable.  All accounts receivable of the Company and the Company Subsidiaries as of March 31, 2011 are as set forth in Section 4.28 of the Company Disclosure Letter (the “Accounts Receivable”). The Accounts Receivable represent valid receivables, subject to no setoffs or counterclaims except as recorded as accounts payable in the Company’s financial statements as of March 31, 2011, and are collectible subject to the reserve for bad debts and the reserve for credits each of which is set forth in Section 4.28 of the Company Disclosure Letter.

Section 4.29.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, Parent acknowledges that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01.  Conduct of Business.  (a) Conduct of Business by Parent.  Except for matters set forth in the Parent Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (x) regular quarterly cash dividends payable by Parent in respect of shares of Parent Common Stock and (y) dividends and distributions by a direct or indirect Parent Subsidiary, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(a)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Parent Common Stock or other equity securities of Parent in connection with (i) the payment of the exercise price of Parent Stock Options with Parent Common Stock (including but not limited to in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of Parent Stock Options, the vesting of Parent Restricted Shares and the vesting or delivery of other awards pursuant to the Parent Stock Plans, (iii) forfeitures of Parent Stock Options and Parent Restricted Shares and (iv) open market purchases of Parent Common Stock;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of Parent or any Parent Subsidiary (other than the issuance of Parent Common Stock (1) upon the exercise of Parent Stock Options and the vesting or delivery of other awards pursuant to the Parent Stock Plans and (2) pursuant to the Parent ESPP in accordance with its terms), (B) any other equity interests or voting securities of Parent or any Parent Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (E) any rights issued by Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary or (F) any Parent Voting Debt, except, in the case of each of the foregoing clauses (A) through (F), for (1) the issuance in (i) an underwritten transaction, (ii) a merger, acquisition or other business combination, or (iii) otherwise on arms’ length terms of capital stock or other securities constituting (or that are convertible into or exchangeable or exercisable for capital stock or other securities constituting) not in excess of 15% of (x) the outstanding shares of Parent Common Stock or (y) the securities entitled to vote in an election of directors of Parent and (2) the issuance of Parent Stock Options or other awards pursuant to the Parent Stock Plans;

(iii) (A) amend the Parent Articles or the Parent By-laws or (B) amend in any material respect the charter or organizational documents of any Parent Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), (i) as may be required by Law or the rules and regulations of the SEC or the NYSE or (ii) as would not affect the holders of Company Common Stock whose shares are converted into Parent Common Stock at the Effective Time in a manner different than holders of Parent Common Stock prior to the Effective Time;

(iv) take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions set forth in Article VII not being satisfied, (ii) result in new or additional required approvals from any Governmental Entity in connection with the Merger and other transactions contemplated by this Agreement that would materially delay the consummation of the Merger or (iii) materially impair the ability of Parent, the Company or Merger Sub to consummate the Merger and other transactions contemplated by this Agreement in accordance with the terms or this Agreement or materially delay such consummation; or

(v) authorize any of, or commit, resolve or agree to take any of the foregoing actions.

(b) Conduct of Business by the Company.  Except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, (x) conduct its business in the ordinary course consistent with past practice in all material respects and (y) use reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Stock Options with Company Common Stock (including but not limited to in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of Company Stock Options, the vesting of Company Restricted Shares and the vesting or delivery of other awards pursuant to the Company Stock Plans and (iii) forfeitures of Company Stock Options and Company Restricted Shares, pursuant to their terms as in effect on the date of this Agreement;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of the Company or any Company Subsidiary (other than the issuance of Company Common Stock (1) upon the exercise of Company Stock Options and the vesting or delivery of other awards pursuant to the Company Stock Plans, in each case outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or thereafter granted or modified as permitted by the provisions of Section 5.01(b)(ii) of the Company Disclosure Letter and (2) pursuant to the Company ESPP, in accordance with its terms in effect on the date of this Agreement), (B) any other equity interests or voting securities of the Company or any Company Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, other than grants of awards, or modifications to existing awards consistent with Section 5.01(b)(ii) of the Company Disclosure Letter, (E) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary or (F) any Company Voting Debt;

(iii) (A) amend the Company Charter or the Company By-laws or (B) amend in any material respect the charter or organizational documents of any Company Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law or the rules and regulations of the SEC or the NASDAQ;

(iv) (A) grant to any current or former director or officer of the Company or any Company Subsidiary any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such Person not previously receiving or entitled to receive such compensation, except in the ordinary course of business consistent with past practice, consistent with Section 5.01(b)(iv) of the Company Disclosure Letter, or to the extent required under any Company

Benefit Plan as in effect as of the date of this Agreement, (B) engage in promotions of employees, fill open employee positions or modify employee job descriptions, except in the ordinary course of business consistent with past practice, (C) grant to any Person any severance, retention, change in control or termination compensation or benefits or any increase therein, except with respect to new hires or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, or except to the extent required under any Company Benefit Plan as in effect as of the date of this Agreement, or (D) enter into or adopt any material Company Benefit Plan or amend in any material respect any material Company Benefit Plan or any award issued thereunder, except for any amendments in the ordinary course of business consistent with past practice, consistent with Section 5.01(b)(iv) of the Company Disclosure Letter or in order to comply with applicable Law (including Section 409A of the Code);

(v) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice) if the aggregate amount of the consideration paid or transferred by the Company and the Company Subsidiaries in connection with all such transactions would exceed $5,000,000;

(vii) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice) or any interests therein that, individually or in the aggregate, have a fair market value in excess of $5,000,000, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(b)(viii);

(viii) incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $25,000,000 in the aggregate, or (B) Indebtedness in replacement of existing Indebtedness, provided that (1) the execution, delivery, and performance of this Agreement and the consummation of the Merger and other transactions contemplated hereby shall not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or any loss of a material benefit under, or result in the creation of any Lien, under such replacement Indebtedness and (2) such replacement Indebtedness shall otherwise be on substantially similar terms or terms that are more favorable to the Company, shall contain covenants that are no more restrictive to the Company, and shall be for the same or lesser principal amount, as the Indebtedness being replaced; or (C) guarantees by the Company of Indebtedness of any wholly owned Company Subsidiary; or (D) additional borrowings under the Company’s existing revolving credit facility (in accordance with the terms of such facility existing on the date hereof) with the intent to repay such borrowings within 90 days;

(ix) make, or agree or commit to make, any capital expenditure except in accordance with the capital forecast for 2011 set forth in Section 5.01(b)(ix) of the Company Disclosure Letter;

(x) enter into or amend any Contract or take any other action (except as expressly permitted or contemplated by this Agreement) if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger;

(xi) enter into or amend any material Contract to the extent consummation of the Merger or compliance by the Company or any Company Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under, or require Parent, the Company or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xii) enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of the Company Subsidiaries;

(xiii) assign, transfer, lease, cancel, fail to renew or fail to extend any material Company Permit issued by the FCC;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create obligations of the Company or any of the Company Subsidiaries other than the payment of monetary damages (a) equal to or lesser than the amounts reserved with respect thereto on the Filed Company SEC Documents or (b) do not exceed $2,000,000 in the aggregate;

(xv) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property Rights owned or exclusively licensed to the Company or any Company Subsidiary, or enter into licenses or agreements that impose material restrictions upon the Company or any of its Affiliates with respect to Intellectual Property Rights owned by any third party, in each case other than in the ordinary course of business consistent with past practice;

(xvi) enter into, amend or modify any Material Contract of a type described in Section 4.14(b)(i), (iii) or (vi) or any Contract that would be such a Material Contract if it had been entered into prior to the date of this Agreement;

(xvii) make any material election or change thereto with respect to Taxes or settle or compromise any material Tax liability or material Tax refund, other than in the ordinary course of business;

(xviii) enter into any new line of business outside of its existing business;

(xix) take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions set forth in Article VII not being satisfied, (ii) result in new or additional required approvals from any Governmental Entity in connection with the Merger and other transactions contemplated by this Agreement that would materially delay the consummation of the Merger or (iii) materially impair the ability of Parent, the Company or Merger Sub to consummate the Merger and other transactions contemplated by this Agreement in accordance with the terms or this Agreement or materially delay such consummation;

(xx) fail to pay any maintenance and similar fees or fail to take any other appropriate actions as necessary to prevent the abandonment, loss or impairment of any owned Company Intellectual Property that is material to the conduct of the Company’s business;

(xxi) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any of the Company Intellectual Property, other than in the ordinary course of business consistent with past practice; or

(xxii) authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

(c) Advice of Changes.  Parent and the Company shall use reasonable best efforts to promptly advise the other orally and in writing of any change or event that, individually or in the aggregate with all past changes and events, has had or would reasonably be expected to have a Material Adverse Effect with respect to such Person, to cause any of the conditions set forth in Article VII not to be satisfied, or to materially delay or impede the ability of such party to consummate the Closing.

Section 5.02.  No Solicitation by the Company; Company Board Recommendation.  (a) The Company shall not, nor shall it authorize or permit any of its Affiliates or any of its and their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, ‘‘Representatives”) to, (i) directly or indirectly solicit or initiate, or knowingly encourage, induce or facilitate any Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Takeover Proposal) with respect to any Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Takeover Proposal. The Company shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written Takeover Proposal that the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date of this Agreement and was made after the date of this Agreement and prior to the Company Stockholders Meeting and did not otherwise result from a breach of this Section 5.02(a), the Company may, subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal (and its Representatives and any financing sources) (provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement with the Person making such Takeover Proposal (or with one or more of its financing sources) not less restrictive of such Person as to the use of such information than the Confidentiality Agreement, and (y) participate in discussions regarding the terms of such Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Takeover Proposal (and such Person’s Representatives and any financing sources). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(a) by any Representative of the Company or any of its Subsidiaries or Affiliates shall constitute a breach of this Section 5.02(a) by the Company.

(b) Except as set forth below, neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Parent), or propose publicly to withdraw (or modify in any manner adverse to Parent), the approval, recommendation or declaration of advisability by the Company Board or any such committee thereof with respect to this Agreement or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Takeover Proposal (any action in this clause (i) being referred to as an ‘‘Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, the Company to fail to comply with this Agreement (other than a confidentiality agreement referred to in Section 5.02(a)). Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may make an Adverse Recommendation Change if the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company shall not be entitled to exercise its right to make an Adverse Recommendation Change until after the fourth Business Day following Parent’s receipt of written notice (a “Notice of Recommendation Change”) from the Company advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including in the case of a Superior Proposal, the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board (it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change and a new four Business-Day period). In determining whether to make an Adverse Recommendation Change, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Recommendation Change or otherwise.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall promptly, and in any event within 24 hours of the receipt thereof, advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the Person making any such Takeover Proposal. The Company shall (x) keep Parent informed in all material respects and on a reasonably current basis of the status and details (including any change to the terms thereof) of any Takeover Proposal, and (y) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between the Company or any of its Subsidiaries and any Person that describes any of the terms or conditions of any Takeover Proposal.

(d) Nothing contained in this Section 5.02 shall prohibit the Company from (x) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (y) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Takeover Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed; provided, further, that in no event shall the Company or the Company Board or any committee thereof take, or agree or resolve to take, any action, or make any statement, that would violate Section 5.02(b).

(e) For purposes of this Agreement:

“Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any Company Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Company Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company or (v) any combination of the foregoing (in each case, other than the Merger).

“Superior Proposal” means any bona fide written proposal or offer made by a third party or group pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Company Common Stock or substantially all of the assets of the Company and the Company Subsidiaries, taken as a whole, (i) on terms which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement), and (ii) that is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

ARTICLE VI

Additional Agreements

Section 6.01.  Preparation of the Form S-4 and the Proxy Statement; Company Stockholders Meeting.  (a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC a proxy statement to be sent to the stockholders of the Company relating to the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) and Parent shall prepare and cause to be filed with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus, and Parent and the Company shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement, and the Form S-4 and Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall consider in good faith all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of the Company and Parent shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Stock Consideration for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger and the issuance of the Stock Consideration.

(b) If prior to the Effective Time, any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) The Company shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Company Stockholders Meeting for the sole purpose of seeking the Company Stockholder Approval. The Company shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and to hold the Company Stockholders Meeting as soon as practicable after the Form S-4 becomes effective and (ii) subject to Section 5.02(b) and Section 5.02(d), solicit the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval and shall include such recommendation in the Proxy Statement, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 5.02(b). Notwithstanding the foregoing provisions of this Section 6.01(d), if on a date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall make one or more successive postponements or adjournments of the Company Stockholders Meeting, provided that the Company Stockholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Company Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). The Company agrees that its obligations to hold the Company Stockholders Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or by the making of any Adverse Recommendation Change by the Company Board; provided, however, that if the public announcement of an Adverse Recommendation Change or the delivery of a Company Notice of Recommendation Change is less than 10 Business Days prior to the Company Stockholders Meeting, the Company shall be entitled to postpone the Company Stockholders Meeting to a date not more than 10 Business Days after such event.

Section 6.02.  Access to Information; Confidentiality.  Subject to applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the Representatives of Parent reasonable access during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws or commission actions and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may withhold any document or information that is subject to the terms of a confidentiality agreement with a third party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure) or subject to any attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege) or that constitutes information that is subject to confidentiality requirements under the Communications Act and FCC Rules. If any material is withheld by the Company pursuant to the proviso to the preceding sentence, the Company shall inform Parent as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated February 10, 2011 among the Company, CenturyTel Service Group, LLC and Qwest Communications International Inc. (the “Confidentiality Agreement”).

Section 6.03.  Required Actions.  (a) Each of the parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably appropriate to consummate and make effective, as soon as reasonably possible, the Merger and the other transactions contemplated by this Agreement.

(b) In connection with and without limiting Section 6.03(a), the Company and the Company Board and Parent and the Parent Board shall use their respective reasonable best efforts to (x) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any transaction contemplated by this Agreement and (y) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any transaction contemplated by this Agreement, take all action reasonably appropriate to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.

(c) In connection with and without limiting Section 6.03(a), the Company and Parent shall promptly enter into discussions with the Governmental Entities from whom Consents or nonactions are required to be obtained in connection with the consummation of the Merger and the other transactions contemplated by this Agreement in order to obtain all such required Consents or nonactions from such Governmental Entities and eliminate each and every other impediment that may be asserted by such Governmental Entities, in each case with respect to the Merger, so as to enable the Closing to occur as soon as reasonably possible. To the extent necessary in order to accomplish the foregoing and subject to the limitations set forth in Section 6.03(e), the Company and Parent shall use their respective reasonable best efforts to jointly negotiate, commit to and effect, by consent decree, hold separate order, condition or approval or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation of, or requirements or undertakings with respect to the conduct by the Company, Parent or any of their respective Subsidiaries, of any portion of the business, properties or assets of the Company, Parent or any of their respective Subsidiaries; provided, however, that neither Parent nor the Company shall be required pursuant to this Section 6.03(c) to commit to or effect any action that is not conditioned upon the consummation of the Merger or that would or would reasonably be expected to result in a Substantial Detriment. If the actions taken by Parent and the Company pursuant to the immediately preceding sentence do not result in the conditions set forth in Section 7.01(d), (e) and (f) being satisfied, then, during the term of this Agreement, each of Parent and the Company shall jointly (to the extent practicable) use their reasonable best efforts to initiate and/or participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against any action by any Governmental Entity to prevent or enjoin the consummation of the Merger or any of the other transactions contemplated by this Agreement, and/or (ii) take such action as necessary to overturn any regulatory action by any Governmental Entity to block consummation of the Merger or any of the other transactions contemplated by this Agreement, including by defending any suit, action or other legal proceeding brought by any Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Legal Restraint resulting from any suit, action or other legal proceeding that would cause any condition set forth in Section 7.01(d), (e) or (f) not to be satisfied; provided that Parent and the Company shall cooperate with one another in connection with, and shall jointly control, all proceedings related to the foregoing.

(d) In connection with and without limiting the generality of the foregoing, each of Parent and the Company shall:

(i) make or cause to be made, in consultation and cooperation with the other and (A) within twenty days after the date of this Agreement (or such other time as the parties mutually agree), an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger, (B) within fifteen days after the effectiveness of the Indian Competition Law (or such other time as the parties mutually agree), all necessary registrations, declarations, notices and filings relating to the Merger pursuant to the Indian Competition Law, if any, and (C) within thirty days after the date of this Agreement (or such other time as the parties mutually agree), all other necessary registrations, declarations, notices and filings relating to the Merger with other Governmental Entities under any other antitrust, competition, trade regulation or similar Laws;

(ii) (A) make or cause to be made, in consultation and cooperation with the other and as promptly as practicable after the date of this Agreement, all applications required or advisable to be filed with the FCC (the “FCC Applications”) to effect the transfer of control of the Company Licenses, as necessary to consummate and make effective the Merger and the other transactions contemplated by this Agreement, and use its reasonable best efforts to respond in consultation and cooperation with the other and as promptly as practicable to any additional requests for information received from the FCC by any party to an FCC Application and (B) use its reasonable best efforts to cure not later than the Effective Time any violations or defaults under any FCC Rules, except for such violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Substantial Detriment;

(iii) use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing and in order to achieve the effects set forth in Section 6.03(c);

(iv) give the other reasonable prior notice of any such registration, declaration, notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Merger (including with respect to any of the actions referred to in Section 6.03(c) and in this Section 6.03(d)), and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such registration, declaration, notice, filing or communication;

(v) use its reasonable best efforts to respond as promptly as reasonably practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, trade regulation or similar Laws for additional information or documentation in connection with antitrust, competition, trade regulation or similar matters (including a “second request” under the HSR Act), and not extend any waiting period under the HSR Act or enter into any agreement with such Governmental Entities or other authorities not to consummate any of the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; and

(vi) unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Section 6.03(c) and in this Section 6.03(d)) without the other, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Merger, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Merger, except that any materials concerning valuation of the other party may be redacted or withheld.

(e) Notwithstanding anything else contained herein but subject to the proviso of the second sentence of Section 6.03(c), the provisions of this Section 6.03 shall not be construed to require the Company, Parent, or their respective Subsidiaries to offer, take, commit to or accept any action, restrictions or limitations (“Actions”) of or on the Company, Parent, or their respective Subsidiaries, or to permit such Actions without the prior written consent of the other party, if such Actions, individually or in the aggregate, would or would reasonably be expected to result in a Substantial Detriment.

(f) Notwithstanding anything else contained in this Agreement, during the term of this Agreement neither the Company nor any of its Affiliates or any of their respective Representatives shall cooperate with any other party in seeking regulatory clearance of any Takeover Proposal.

(g) Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.04.  Stock Plans.  (a) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt such resolutions as are necessary to effect the following:

(i) adjust the terms of all outstanding Company Stock Options to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be assumed by Parent and converted into an option (a “Converted Parent Option”) to acquire, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time (except that each Converted Parent Option shall vest and become exercisable immediately following the conversion), a number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Stock Award Exchange Ratio (as defined below), rounded down to the nearest whole share, at a per share exercise price determined by dividing the per share exercise price of such Company Stock Option immediately prior to the Effective Time by the Stock Award Exchange Ratio, rounded up to the nearest whole cent; provided, however, that each Company Stock Option (x) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (y) shall be adjusted in a manner which complies with Section 409A of the Code;

(ii) As to each holder’s restricted stock units outstanding immediately prior to the Effective Time under the Company Stock Plans, other than those granted pursuant to the Company’s annual incentive plan (the “Company RSUs”):

(A) 50% of such Company RSUs (the “First Tranche RSUs”) shall be converted, at the Effective Time and without regard to any applicable performance targets, into the right to receive cash and shares of Parent Stock equal to the Merger Consideration, determined in accordance with Section 2.01(iii), in respect of that number of shares of Company Common Stock represented by the First Tranche RSUs; provided that, the First Tranche RSUs of each holder shall include those Company RSUs as to which the vesting dates follow the Closing Date but are earlier than the later of (x) December 31, 2012 or (y) the first anniversary of the Closing Date (the later of (x) and (y), the “Second Tranche Vesting Date”), in order starting with the soonest vesting to the Closing Date until all of the Company RSUs for which vesting is earlier then the Second Tranche Vesting Date have been identified and, if all of the Company RSUs as to which the vesting date is earlier than the Second Tranche Vesting Date comprise less than 50% of all the holder’s Company RSUs, additional Company RSUs shall be considered First Tranche RSUs based starting with the latest vesting date and working in reverse order of vesting dates until all of the First Tranche RSUs have been identified. For the purposes of this Section 6.04(a)(ii)(A) an amount necessary to satisfy the applicable minimum tax withholding obligation shall first be reduced from the amount of the Cash Consideration to be receive and then, if necessary, from the number of shares of Parent Common Stock to be received pursuant to the Stock Consideration. For purposes of this Section 6.04(a)(ii)(A), the value of the Stock Consideration shall be based on the closing price per share of Parent Common Stock on the last trading day immediately preceding the Closing Date; and

(B) the remaining 50% of such Company RSUs (the “Second Tranche RSUs”) shall be adjusted to provide that, at the Effective Time, the Second Tranche RSUs shall be assumed by Parent and represent, immediately after the Effective Time, the right to receive, on the same terms and conditions as were applicable under the Second Tranche RSUs immediately prior to the Effective Time (other than with respect to any performance goals, which shall cease to apply), a number of shares of Parent Common Stock, rounded to the nearest whole share, equal to the product of (1) the applicable number of shares of Company Common Stock subject to the Second Tranche RSUs, multiplied by (2) the Stock Award Exchange Ratio (the “Converted Second Tranche RSUs”);

provided that the Converted Second Tranche RSUs shall vest and settle on the Second Tranche Vesting Date, subject to the holder’s continued employment through the Second Tranche Vesting Date; further provided; however, that in the event the holder’s employment is terminated with “Good Reason” (as defined below) or without “Cause” (as defined in the Company’s 2003 Incentive Compensation Plan) prior to the Second Tranche Vesting Date, the holder’s Converted Second Tranche RSUs shall immediately vest and settle upon the date of such holder’s termination of employment.

(iii) Each Company Restricted Share that is outstanding immediately prior to the Effective Time shall vest in full immediately prior to the Effective Time and shall be converted into the right to receive the Merger Consideration in accordance with Section 2.01(iii);

(iv) Each Annual Incentive Company RSU award in respect of the performance year in which the Closing Date occurs shall, immediately prior to the Effective Time, be converted into a right to receive a cash payment equal to the product of (A) the number of shares of Company Common Stock that are earned under such Annual Incentive Company RSU award based on the actual achievement of the applicable performance measures as of the Effective Time, as determined in accordance with the terms and conditions of the Company’s Annual Incentive Plan for the applicable performance year, with such performance measures pro-rated for the portion of such performance year in which the Closing Date occurs, multiplied by (B) the sum of (x) the Cash Consideration plus (y) twenty-five percent (25%) of the closing price per share of Parent Common Stock on the last trading day immediately preceding the Closing Date, multiplied by (C) the quotient of the number of days in the applicable performance year through the Closing Date divided by 365 (rounded to the fourth decimal point); and

(v) For the purposes of this Section 6.04(a), (A) “Stock Award Exchange Ratio” means the sum of (1) the Exchange Ratio plus (2) a fraction resulting from dividing the Cash Consideration by the closing price per share of Parent Common Stock on the last trading day immediately preceding the Closing Date and (B) “Good Reason” shall mean any of the following events or conditions, but only if the holder shall have provided written notice to the Parent within ninety (90) days of the initial existence or occurrence of such event or condition and the Parent shall have failed to cure such event or condition within thirty (30) days of its receipt of such notice: (1) a material reduction in the holder’s base salary or target bonus opportunity or (2) a relocation of the holder’s employment more than fifty (50) miles from the metropolitan area in which the holder’s office is located at the time of resignation.

(b) provide that with respect to the Company ESPP, (A) each purchase right under the Company ESPP outstanding on the day immediately prior to the Effective Time shall be automatically suspended and any contributions made for the then-current Withholding Period (as defined in the Company ESPP) will be applied toward the purchase of Company Common Stock, effective immediately prior to the Effective Time, and each such share of Company Common Stock shall be treated in accordance with Section 2.01(iii), and (B) the Company ESPP shall terminate, effective immediately prior to the Effective Time.

(c) At the Effective Time, Parent shall assume all the obligations of the Company under the Company Stock Plans, each outstanding Converted Parent Option and Converted Second Tranche RSU and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Converted Parent Stock Options and Converted Second Tranche RSUs appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Parent Options and Converted Second Tranche RSUs shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger).

(d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise or settlement of the Converted Parent Options and Converted Second Tranche RSUs in accordance with this Section 6.04. As soon as reasonably practicable, but in no event later than 10 days, after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to Converted Parent Options and Converted Second Tranche RSUs and shall use its reasonable commercial efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Parent Options and Converted Second Tranche RSUs remain outstanding.

Section 6.05.  Indemnification, Exculpation and Insurance.  (a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms. From and after the Effective Time, the Surviving Company agrees that it will indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of the Company Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company of any of the Company Subsidiaries as a director or officer of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding, (x) each the Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Company within ten Business Days of receipt by the Surviving Company from the Company Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Surviving Company’s certificate of incorporation or by-laws, to repay such advances if it is ultimately determined that such person is not entitled to indemnification and (y) the Surviving Company shall cooperate in the defense of any such matter.

(b) In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 6.05.

(c) For a period of six years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute polices for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company in either case, of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the annual premium payable by the Company for such insurance for the year ending December 31, 2010 (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 6.05 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date the Company may, with the prior written consent of Parent, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time. In the event the Company purchases such tail coverage, the Surviving Company shall cease to have any obligations under the first sentence of this Section 6.05(c). The Surviving Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(e) From and after the Effective Time, Parent shall guarantee the prompt payment of the obligations of the Surviving Company and the Company Subsidiaries under Section 6.05(a).

Section 6.06.  Fees and Expenses.  (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b) The Company shall pay to Parent a fee of $85,000,000 (the “Termination Fee”) if:

(i) Parent terminates this Agreement pursuant to Section 8.01(e); provided that if either the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(iii) at any time after Parent would have been permitted to terminate this Agreement pursuant to Section 8.01(e), this Agreement shall be deemed terminated pursuant to Section 8.01(e) for purposes of this Section 6.06(b)(i);

(ii) Parent terminates this Agreement pursuant to Section 8.01(d) as a result of a breach by the Company of, or failure by the Company to perform, the Company’s obligations under Section 6.01(d), if such breach shall have occurred or continued after a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal; or

(iii) (A) prior to the Company Stockholders Meeting, (1) a Takeover Proposal shall have been made to the Company and not withdrawn or shall have been made directly to the stockholders of the Company generally and not withdrawn or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal not subsequently withdrawn, or (2) a Takeover Proposal shall have been made to the Company which is withdrawn or shall have been made directly to the stockholders of the Company generally and is withdrawn or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal which is subsequently withdrawn, (B) this Agreement is terminated pursuant to Section 8.01(b)(i) prior to the Company Stockholders Meeting or Section 8.01(b)(iii) and (C) within 12 months of such termination, (x) in the case of clause (A)(1) of this Section 6.06(b)(iii), the Company enters into a definitive Contract to consummate a Takeover Proposal or a Takeover Proposal is consummated or (y) in the case of clause (A)(2) of this Section 6.06(b)(iii), the Company enters into a definitive Contract to consummate a Takeover Proposal with the Person making the Takeover Proposal that was withdrawn (or any Affiliate of such Person) or any Takeover Proposal with the Person making the Takeover Proposal that was withdrawn (or any Affiliate of such Person) is consummated, provided, however, that solely for this Section 6.06(b)(iii), all references to 20% in the definition of “Takeover Proposal” shall be deemed to be references to 50.1%.

Any Termination Fee due under this Section 6.06(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) or (ii) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (iii) above, on the date of the first to occur of the events referred to in clause (iii)(C) above.

(c) The Company acknowledges and agrees that the agreements contained in Section 6.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amount due pursuant to Section 6.06(b), and, in order to obtain such payment, Parent commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate of BankAmerica in effect on the date such payment was required to be made. In no event shall the Company be obligated to pay more than one termination fee.

Section 6.07.  Transaction Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 6.03, the Company shall cooperate, shall cause the Company Subsidiaries to cooperate, and shall use its reasonable best efforts to cause its directors, officers, employees, agents, legal counsel, financial advisors, independent auditors, and other advisors and representatives to cooperate in the defense against such litigation.

Section 6.08.  Section 16 Matters.  Prior to the Effective Time, the Company, Parent and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.09.  Financing.  (a) Parent shall use reasonable best efforts to obtain the Financing on the terms and conditions described in the Commitment Letter (provided that Parent may amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities or otherwise replace or amend the Commitment Letter so long as such action would not reasonably be expected to delay or prevent the Closing). In the event that Parent becomes aware that any portion of the Financing is unavailable in the manner or from the sources contemplated in the Commitment Letter, Parent shall use its reasonable best efforts to obtain alternative financing for such unavailable portion from alternative sources.

(b) The Company shall provide, shall cause the Company Subsidiaries to provide, and shall use its reasonable best efforts to cause its and their Representatives to provide, (i) such reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent, including participating in meetings, roadshows and presentations, cooperating with marketing efforts, providing information, documents, opinions and certificates, entering into agreements, and other actions that are or may be customary in connection with the Financing or necessary to permit Parent to fulfill conditions or obligations under the Commitment Letter and related fee letters and (ii) such customary information as any arranger of the Financing may reasonably request in connection with the arrangement of the Financing; provided that none of the Company or any of the Company Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability in connection with the Financing; provided further that the Company, each Company Subsidiary and their respective Representatives shall be fully and unconditionally released from any agreement entered into in connection with the Financing if this Agreement is terminated.

(c) At the request of Parent, the Company shall, and shall cause the Company Subsidiaries to, promptly take such actions in respect of (i) the Company Convertible Notes and (ii) the existing credit facilities of the Company and the Company Subsidiaries, in each case as directed by and in accordance with the terms and conditions specified in writing by Parent, which actions shall not be inconsistent with the terms of the Company

Convertible Notes or existing credit facilities, and the Company shall consult with Parent before taking any action with respect to any of the foregoing; provided, however, that, prior to the Effective Date, the Company shall not be required to incur any material amount of out-of-pocket expenses as a result of actions requested by Parent under this Section 6.09 unless Parent shall have agreed to reimburse the Company for such out-of-pocket expenses; and provided, further, that the Company shall not be required pursuant to this Section 6.09 to commit to or effect any action that is not conditioned upon the consummation of the Merger and that would or would reasonably be expected to expose the Company to material liability or expense if the Merger fails to occur. All actions, notices, announcements and other documentation related to the Company Convertible Notes as well as whether the Company settles any conversion obligations with respect to the Company Convertible Notes in whole or in part in Company Common Stock or in cash shall be subject to Parent’s prior written approval, such approval not to be unreasonably withheld; provided that Parent shall instruct the Company to settle its conversion obligations in Company Common Stock or cash, or a combination thereof, within the time contemplated by the indenture governing the Company Convertible Notes for settlement.

(d) All non-public or otherwise confidential information regarding either party obtained by the other party pursuant to this Section 6.09 shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that Parent and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Financing subject to customary confidentiality arrangements.

Section 6.10.  Public Announcements.  Except with respect to any Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 6.11.  Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 6.12.  Employee Matters.  (a) For a period of not less than 12 months following the Effective Time, the employees of the Company and the Company Subsidiaries who remain in the employment of Parent and the Parent Subsidiaries (the “Continuing Employees”) shall receive compensation that is substantially comparable in the aggregate to the compensation provided to such employees of the Company and the Company Subsidiaries immediately prior to the Effective Time and benefits that are substantially comparable in the aggregate either to the benefits provided to such employees immediately prior to the Effective Time or to the benefits provided to similarly situated employees of Parent. Notwithstanding Section 6.04(a)(iv), Parent will establish a new bonus plan for Continuing Employees for the remaining portion of the calendar year during which the Closing Date occurs, upon terms and conditions that are substantially similar to the Company’s 2011 Annual Incentive Plan; provided, however, that all payments under the new bonus plan shall be made in cash.

(b) With respect to any employee benefit plan maintained by Parent or any of the Parent Subsidiaries in which Continuing Employees and their eligible dependents will be eligible to participate from and after the Effective Time, for purposes of determining eligibility to participate, level of benefits including benefit accruals (other than benefit accruals and early retirement subsidies under any defined benefit pension plan) and vesting, service recognized by the Company and any Company Subsidiary immediately prior to the Effective Time shall be treated as service with Parent or the Parent Subsidiaries; provided, however, that, notwithstanding that the Company service shall be recognized by Parent benefit plans in accordance with the forgoing, the date of initial participation of each Continuing Employee in any Parent benefit plan shall be no earlier than the Effective Time; further provided, however, that such service need not be recognized (i) under any retiree medical plan or program of Parent or (ii) to the extent that (A) the applicable Company Benefit Plan did not recognize such service or (B) such recognition would result in any duplication of benefits.

(c) Except as otherwise set forth in this Section 6.12, (i) nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent to continue any specific plans or to continue the employment, or any changes to the terms and conditions of the employment, of any specific person and (ii) no provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent to amend, modify or terminate, pursuant to their specific terms, any employee benefit plans, programs, policies, arrangements, agreements or understandings of Parent or the Company. Without limiting the scope of Section 9.07, nothing in this Section 6.12 shall confer any rights or remedies of any kind or description upon any Continuing Employee or any other person other than the parties hereto and their respective successors and assigns.

(d) With respect to any welfare plan maintained by Parent or any Parent Subsidiary in which Continuing Employees are eligible to participate after the Effective Time, Parent or such Parent Subsidiary shall (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the analogous welfare plans of the Company and the Company Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid and for out-of-pocket maximums incurred prior to the Effective Time and during the portion of the plan year of the applicable the Company welfare plan ending at the Effective Time, in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(e) Without limiting the generality of Section 6.12, from and after the Effective Time, Parent shall assume and honor, or shall cause to be assumed and honored, all employment, change in control and severance agreements between the Company and any Continuing Employee as in effect at the Effective Time and as set forth on Section 4.10(a) of the Company Disclosure Schedule, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), pursuant to the terms thereof, including respecting any limitations as to amendment or modification included in such agreements.

(f) Without limiting the generality of Section 6.12, Parent shall assume, honor and continue, or shall cause to be assumed, honored and continued, for the benefit of all Continuing Employees, (i) the Company Severance Plan for a period of not less than 12 months following the Effective Time and (ii) the Company Paid Time Off (PTO) Policy through the later to occur of (i) the end of the calendar year in which the Effective Time occurs or (ii) December 31, 2011.

(g) Nothing herein, expressed or implied, is intended or shall be construed to constitute an amendment to any Parent Benefit Plan or Company Benefit Plan or any other compensation or benefits plan maintained for or provided to employees, directors or consultants of Parent or the Company prior to or following the Effective Time.

(h) Each of Parent and the Company agrees that, for purposes of each Company Benefit Plan, the transactions contemplated by the Agreement shall constitute a “change in control,” “change of control” or “corporate change,” as applicable.

Section 6.13.  Control of Operations.  Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time.

ARTICLE VII

Conditions Precedent

Section 7.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b) Listing.  The shares of Parent Common Stock issuable as Stock Consideration pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) Certain Antitrust Approvals.  (i) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (ii) any and all Consents, if any, required to be obtained under the Indian Competition Law in connection with the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained.

(d) FCC Approvals.  Any and all authorizations required to be obtained from the FCC in connection with the consummation of the Merger shall have been obtained; provided that in the event that after the time of the receipt of any authorization required to be obtained from the FCC and prior to the Closing Date, (i) any request for a stay or any similar request is pending, any stay is in effect, the action or decision has been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has not passed, (ii) any petition for rehearing or reconsideration or application for review is pending and the time for the filings of any such petition or application has not passed, (iii) any Governmental Entity has undertaken to reconsider the action on its own motion and the deadline within which it may effect such reconsideration has not passed or (iv) any appeal is pending (including other administrative or judicial review) or in effect and any deadline for filing any such appeal that may be specified by statute or rule has not passed, then, such FCC authorization shall not be deemed to have been obtained for purposes of this Section 7.01(d) if both Parent and the Company agree, but only for so long as any of the events set forth in clauses (i), (ii), (iii) or (iv) above exist or, upon the agreement of both Parent and the Company, earlier.

(e) Other Approvals.  Other than the authorizations, filings and Consents provided for by Sections 1.03, 7.01(c) and 7.01(d), all Consents, if any, required to be obtained (i) under any foreign antitrust, competition or similar Laws or (ii) from or of any Governmental Entity, in each case in connection with the consummation of the Merger and the transactions contemplated by this Agreement, shall have been obtained, except for those, the failure of which to be obtained, individually or in the aggregate, would not reasonably be expected to (x) have a Substantial Detriment or (y) provide a reasonable basis to conclude that the Company, Parent or Merger Sub or any of their Affiliates or any of their respective officers or directors, as applicable, would be subject to the risk of criminal liability.

(f) No Legal Restraints.  No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints”) shall be in effect, and no suit, action or other proceeding shall have been instituted by any Governmental Entity and remain pending which is reasonably likely to result in a Legal Restraint, in each case, that prevents, makes illegal, or prohibits the consummation of the Merger or that is reasonably likely to result, directly or indirectly, in (i) any prohibition or limitation on the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any portion of the business, properties or assets of the Company, Parent or any of their respective Subsidiaries, (ii) the Company, Parent or any of their respective Subsidiaries being compelled to dispose of or hold separate any portion of the business, properties or assets of the Company, Parent or any of their respective Subsidiaries, in each case as a result of the Merger, (iii) any prohibition or limitation on the ability of Parent to acquire or hold, or exercise full right of ownership of, any shares of the capital stock of the Company Subsidiaries, including the right to vote or (iv) any prohibition or limitation on Parent effectively controlling the business or operations of the Company and the Company

Subsidiaries; which, in the case of each of clauses (i)-(iv), would reasonably be expected to have a Substantial Detriment.

(g) Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities or “blue sky” authorizations necessary for the issuance of the Stock Consideration.

Section 7.02.  Conditions to Obligations of the Company.  The obligations of the Company to consummate the Merger are further subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Sections 3.01, 3.03(a) and 3.04(a) and the first sentence of Section 3.08) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being agreed that with respect to any representation or warranty with respect to which effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” are not excluded in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur, such effects shall similarly not be excluded for purposes of this Section 7.02(a)), the representations and warranties of Parent and Merger Sub contained in Sections 3.01, 3.03(a) and 3.04(a) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and the representations and warranties of Parent and Merger Sub contained in the first sentence of Section 3.08 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time. The Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub, respectively, to such effect.

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub, respectively, to such effect.

Section 7.03.  Conditions to Obligation of Parent.  The obligation of Parent and Merger Sub to consummate the Merger is further subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Sections 4.01, 4.03(a) and 4.04(a) and the first sentence of Section 4.08) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (it being agreed that with respect to any representation or warranty with respect to which effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” are not excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, such effects shall similarly not be excluded for purposes of this Section 7.03(a)), the representations and warranties of the Company contained in Sections 4.01, 4.03(a) and 4.04(a) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and the representations and warranties of the Company contained in the first sentence of Section 4.08 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger is not consummated on or before the End Date. The “End Date” shall mean January 31, 2012; provided that if by the End Date, any of the conditions set forth in Section 7.01(c), (d), (e), or (f) shall not have been satisfied but the condition set forth in Section 7.01(a) shall have been satisfied, the End Date may be extended for one or more periods of up to 60 days per extension by either Parent or the Company, in its discretion, up to an aggregate extension of 3 months from the first End Date (in which case any references to the End Date herein shall mean the End Date as extended); provided, further, that if the condition set forth in Section 7.01(d) shall not have been satisfied solely by reason that any authorization required to be obtained by the FCC has been obtained but Parent and the Company have deemed that such authorization has not been obtained pursuant to such Section 7.01(d), the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party prior to the 60th day after Parent and the Company have deemed that such authorization of the FCC has not been obtained; provided, however, that the right to extend or terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Merger to occur on or before the End Date is a proximate result of a willful breach of this Agreement by such party (including, in the case of Parent, Merger Sub);

(ii) if the condition set forth in Section 7.01(f) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations pursuant to Section 6.03; or

(iii) if the Company Stockholder Approval is not obtained at the Company Stockholders Meeting duly convened (unless such the Company Stockholders Meeting has been adjourned, in which case at the final adjournment thereof);

(c) by the Company, if Parent or Merger Sub breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Parent or Merger Sub contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, Parent or Merger Sub, as the case may be, does not diligently attempt, or ceases to diligently attempt, to cure such breach or failure after receiving written notice from the Company;

(d) by Parent, if the Company breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, the Company does not diligently attempt, or ceases to diligently attempt, to cure such breach or failure after receiving written notice from Parent; or

(e) by Parent, in the event that an Adverse Recommendation Change shall have occurred; provided that Parent shall no longer be entitled to terminate this Agreement pursuant to this Section 8.01(e) if the Company Stockholder Approval has been obtained at the Company Stockholders Meeting.

Section 8.02.  Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the last sentence of Section 6.02, Section 6.06, this Section 8.02 and Article IX, which provisions shall survive such termination, and no such termination shall relieve any party from any liability for any statement, act or failure to act by such party that it intended to be a misrepresentation or a breach of any covenant or agreement set forth in this Agreement.

Section 8.03.  Amendment.  This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders, and (ii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the stockholders of the Company unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company shall require the approval of the stockholders of the Company unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05.  Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of the Company, Parent or Merger Sub, action by its Board of Directors or the duly authorized designee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of Parent or the stockholders of the Company.

ARTICLE IX

General Provisions

Section 9.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02.  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company, to:

SAVVIS, Inc.
1 Savvis Parkway
Town & Country, Missouri 63017
Phone: (314) 628-7000
Facsimile: (314) 628-7540

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Phone: (650) 493-9300
Facsimile: (650) 493-6811

Attention: Larry W. Sonsini

(b) if to Parent or Merger Sub, to:

CenturyLink, Inc.
100 CenturyLink Drive
Monroe, Louisiana 71203
Phone: (318) 388-9000
Facsimile: (318) 388-9488

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Phone: (212) 403-1000
Facsimile: (212) 403-2000

Attention: Eric S. Robinson

Section 9.03.  Definitions.  For purposes of this Agreement:

“Annual Incentive Company RSU” means any Restricted Stock Unit granted pursuant to the Company’s 2011 Annual Incentive Plan.

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City, the State of Missouri or the State of Louisiana.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means the Company, the Company Subsidiaries, Parent and the Parent Subsidiaries, taken as a whole, combined in the manner currently intended by the parties.

“Communications Act” means the Communications Act of 1934, as amended.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Restricted Shares” means any award of Company Common Stock that is subject to restrictions based on performance or continuing service and granted under any Company Stock Plan.

“Company Stock Option” means any option to purchase Company Common Stock granted under any Company Stock Plan.

“Company Stock Plans” means each Company Benefit Plan that provides for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock, including the 1999 Stock Option Plan, the 2003 Incentive Compensation Plan and the 2011 Omnibus Incentive Plan.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans, including Company Pension Plans.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), or (vii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

“Intellectual Property License” means (A) any grant (or covenant not to assert) by the Company or any Company Subsidiary to another Person of or regarding any right relating to or under the Company Intellectual Property (other than a sale of all rights of ownership), and (B) any grant (or covenant not to assert) by another Person to the Company or any Subsidiary of or regarding any right relating to or under any third Person’s Intellectual Property Rights (other than a sale of all rights of ownership).

The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of such Person’s executive officers after making due inquiry.

“Material Adverse Effect” with respect to any Person means any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect to the extent that it results from or arises out of (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except if such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in such industries, (ii) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except if such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (iv) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, (v) any change, in and of itself, in the market price or trading volume of such Person’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except if such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except if such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate or (viii) any hurricane, tornado, flood, earthquake or other natural disaster, except if such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent Restricted Share” means any award of Parent Common Stock that is subject to restrictions based on performance or continuing service and granted under any Parent Stock Plan.

“Parent RSU” means any award of the right to receive Parent Common Stock that is subject to restrictions based on performance or continuing service and granted under any Parent Stock Plan.

“Parent Stock Option” means any option to purchase Parent Common Stock granted under any Parent Stock Plan.

“Parent Stock Plan” means each Parent Benefit Plan that provides for the award of rights of any kind to receive shares of Parent Common Stock or benefits measured in whole or in part by reference to shares of Parent Common Stock, including the Amended and Restated Legacy Ebony 2008 Equity Incentive Plan, the Ebony 2006 Equity Incentive Plan, the Amended and Restated 2005 Management Incentive Compensation Plan, the Amended and Restated 2005 Directors Stock Plan, the Amended and Restated 2002 Management Incentive Compensation Plan, the Amended and Restated 2002 Directors Stock Option Plan, the Amended and Restated 2000 Incentive Compensation Plan, the 1995 Incentive Compensation Plan and the Amended and Restated 1983 Restricted Stock Plan.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing person or body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Substantial Detriment” means an effect on any division, Subsidiary, interest, business, product line, asset, property or results of operations of Parent and/or the Company and/or the Combined Company if such effect (after giving effect to the loss of any reasonably expected synergies or other benefits of the Merger and other transactions contemplated hereby and to the receipt of any reasonably expected proceeds of any divestiture or sale of assets) on the Company and the Company Subsidiaries, taken as a whole (including, for purposes of this determination, any effect on any division, Subsidiaries, interest, business, product line, asset, property or results of operations of Parent and/or the Combined Company as if it were applied to a comparable amount of interest, business, product line, asset, property or results of operations of the Company) would or would reasonably be expected to result in a material adverse effect on the business, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or of Parent and the Parent Subsidiaries, taken as a whole (without giving effect to the Merger).

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed relating to Taxes.

Section 9.04.  Interpretation.  When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

Section 9.05.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, taken together with the Parent Disclosure Letter, the Company Disclosure Letter, the Confidentiality Agreement and the Voting Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for Section 6.05 and Section 9.12, is not intended to confer upon any Person other than the parties any rights or remedies.

Section 9.08.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE.

Section 9.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned subsidiary of Parent. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10.  Specific Enforcement.  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any Federal court sitting in the State of Delaware.

Section 9.11.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.

Section 9.12.  No Recourse to Lenders.  Notwithstanding any provision of this Agreement, the Company agrees on its behalf and on behalf of its Subsidiaries that none of the lenders, agents or arrangers party to the Commitment Letter nor their respective Affiliates (collectively, the “Lender Related Parties”) shall have any liability or obligation to the Company and its Subsidiaries relating to this Agreement or any of the transactions contemplated herein (including the Financing); provided, however, that nothing in this Section 9.12 shall in any way affect any liability or obligation of any Lender Related Party to Parent or any of its Affiliates. This Section 9.12 is intended to benefit the Lender Related Parties.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

SAVVIS, INC.

By:	/s/ James E. Ousley
Name:     James E. Ousley

Title:	Chairman & CEO

CENTURYLINK, INC.

By:	/s/ Glen F. Post, III
Name:     Glen F. Post, III

Title:	Chief Executive Officer & President

MIMI ACQUISITION COMPANY

By:	/s/ Stacey W. Goff
Name:     Stacey W. Goff

Title:	Vice President & Secretary

Index of Defined Terms

Term	Section

Accounts Receivable	4.28
Actions	6.03(e)
Adverse Recommendation Change	5.02(b)
Affiliate	9.03
Agreement	Preamble
Annual Incentive Company RSU	9.03
Business Day	9.03
Cash Consideration	2.01(iii)
Cause	6.04(a)(ii)(B)
Certificate	2.01(iii)
Certificate of Merger	1.03
chief executive officer	3.06(d)
chief financial officer	3.06(d)
Closing	1.02
Closing Date	1.02
Code	9.03
Collective Bargaining Agreement	4.19
Combined Company	9.03
Commitment Letter	3.13
Communications Act	9.03
Company	Preamble
Company Benefit Plans	4.10(a)
Company Board	4.04(a)
Company By-laws	4.01
Company Capital Stock	4.03(a)
Company Charter	4.01
Company Common Stock	Recitals
Company Convertible Notes	4.03(a)
Company Disclosure Letter	Article IV
Company ESPP	4.03(a)
Company Financial Advisor	4.20
Company Indemnified Parties	6.05(a)
Company Intellectual Property	4.16(f)(i)
Company Leases	4.15(b)
Company Licenses	4.17(a)
Company Material Adverse Effect	9.03
Company Multiemployer Plan	4.10(a)
Company Pension Plan	4.10(c)
Company Permits	4.01
Company Preferred Stock	4.03(a)
Company Properties	4.15(a)
Company Regulatory Agreement	4.18
Company Restricted Shares	9.03

Term	Section

Company RSUs	6.04(a)(ii)
Company SEC Documents	4.06(a)
Company Source Code	4.16(f)(ii)
Company Stock Option	9.03
Company Stock Plans	9.03
Company Stockholder Approval	4.04(a)
Company Stockholders Meeting	4.04(a)
Company Subsidiaries	4.01
Company Voting Debt	4.03(b)
Confidentiality Agreement	6.02
Consent	3.05(b)
Continuing Employees	6.12
Contract	3.05(a)
Controlled Group Liability	9.03
Converted Parent Option	6.04(a)(i)
Converted Second Tranche RSUs	6.04(a)(ii)(B)
DGCL	1.01
Dissenting Shares	2.03
Effective Time	1.03
End Date	8.01(b)(i)
Enforcement Proceeding	4.17(c)
Environmental Claim	4.13(b)
Environmental Laws	4.13(b)
ERISA	3.09
ERISA Affiliates	9.03
Exchange Act	3.05(b)
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
Exchange Ratio	2.01(iii)
Facilities	4.26(d)
FCC	3.05(b)
FCC Applications	6.03(d)
FCC Rules	4.17(c)
Filed Company Contract	4.14(a)
Filed Company SEC Documents	Article IV
Filed Parent SEC Documents	Article III
Financing	3.13
First Tranche RSUs	6.04(a)(ii)(A)
Foreign Corrupt Practices Act	4.24
Form S-4	3.05(b)
GAAP	3.06(b)
Good Reason	6.04(a)(ii)(B)
Governmental Entity	3.05(b)
Grant Date	4.03(b)

Term	Section

Hazardous Materials	4.13(b)(iii)
HSR Act	3.05(b)
Indebtedness	9.03
Indian Competition Law	3.05(b)
Intellectual Property License	9.03
Intellectual Property Rights	4.16(f)(iii)
IRS	3.09
Judgment	3.05(a)
Knowledge	9.03
Law	3.05(a)
LBCL	3.03(b)
Legal Restraints	7.01(f)
Lender Related Parties	9.12
Letter of Transmittal	2.02(b)
Liens	3.02(a)
Material Adverse Effect	9.03
Material Contract	4.14(b)
material weakness	3.06(h)
materially modified	4.10(i)
Maximum Amount	6.05(c)
Merger	1.01
Merger Consideration	2.01(iii)
Merger Sub	Preamble
Merger Sub Common Stock	2.01(i)
NASDAQ	4.05(b)
nonqualified deferred compensation plan	4.10(i)
Notice of Recommendation Change	5.02(b)
NYSE	2.02(f)
Open Source	4.16(b)
Parent	Preamble
Parent Articles	3.01
Parent Benefit Plans	3.09
Parent Board	3.04(a)
Parent By-laws	3.01
Parent Capital Stock	3.03(a)
Parent Common Stock	2.01(iii)
Parent Disclosure Letter	Article III
Parent DRIP	3.03(a)
Parent ESPP	3.03(a)
Parent Material Adverse Effect	9.03
Parent Multiemployer Plan	3.09
Parent Permits	3.01
Parent Preferred Stock	3.03(a)
Parent Restricted Shares	9.03

Term	Section

Parent RSU	9.03
Parent SEC Documents	3.06(a)
Parent Series L Shares	3.03(a)
Parent Stock Plan	9.03
Parent Stock Option	9.03
Parent Subsidiaries	3.01
Parent Voting Debt	3.03(b)
Permits	3.01
Person	9.03
Principals	Recitals
Proxy Statement	6.01(a)
Release	4.13(b)(iv)
Representatives	5.02(a)
SEC	3.05(b)
Second Tranche RSUs	6.04(a)(ii)(B)
Second Tranche Vesting Date	6.04(a)(ii)(A)
Securities Act	3.05(b)
significant deficiency	3.06(h)
Software	4.16(f)(iv)
SOX	3.06(b)
Stock Award Exchange Ratio	6.04(a)(v)(A)
Stock Consideration	2.01(iii)
Subsidiary	9.03
Substantial Detriment	9.03
Superior Proposal	5.02(e)
Surviving Company	1.01
Takeover Proposal	5.02(e)
Taxes	9.03
Tax Returns	9.03
Technology	4.16(f)(v)
Termination Fee	6.06(b)
Top Customers	4.25
USAC	4.17(c)
Voting Agreement	Recitals

ANNEX B

STRICTLY PRIVATE AND CONFIDENTIAL

April 26, 2011

Board of Directors
Savvis, Inc.
1 Savvis Parkway
Town & Country, MO 63017

Members of the Board:

We understand that Savvis, Inc. (“Savvis” or the “Company”), CenturyLink, Inc. (“CenturyLink”), and Mimi Acquisition Company, a wholly owned subsidiary of CenturyLink (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated April 25, 2011 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, Savvis will become a wholly owned subsidiary of CenturyLink, and each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company, other than shares held in treasury, held by CenturyLink or Merger Sub or as to which dissenters’ rights have been perfected (collectively, the “Excluded Shares”), will be converted into the right to receive (x) that number of shares of common stock, par value $1.00 per share, of CenturyLink (the “CenturyLink Common Stock”), determined pursuant to the formula set forth in the Merger Agreement (the “Stock Consideration”) and (y) $30.00 per share in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. Concurrently with the execution of the Merger Agreement, certain stockholders of the Company beneficially owning an aggregate of 13,393,104 shares of the Company Common Stock will enter into a Voting Agreement (as defined in the Merger Agreement), pursuant to which they agree, subject to certain conditions and limitations, to vote all shares of Company Common Stock beneficially owned by such stockholders in favor of the adoption of the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

1) Reviewed certain publicly available financial statements and other business and financial information of the Company and CenturyLink, respectively;

2) Reviewed certain internal financial statements and other financial and operating data concerning the Company and CenturyLink, respectively;

3) Reviewed certain financial projections prepared by the managements of the Company;

4) Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Company;

5) Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

6) Discussed the past and current operations and financial condition and the prospects of CenturyLink;

7) Reviewed the pro forma impact of the Merger on CenturyLink’s cash flow, consolidated capitalization and financial ratios;

8) Reviewed the reported prices and trading activity for the Company Common Stock and the CenturyLink Common Stock;

9) Compared the financial performance of the Company and CenturyLink and the prices and trading activity of the Company Common Stock and CenturyLink Common Stock with that of certain other publicly traded companies comparable with the Company and CenturyLink, respectively, and their securities;

10) Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11) Participated in certain discussions and negotiations among representatives of the Company and CenturyLink and certain parties and their financial and legal advisors;

12) Reviewed the Merger Agreement, the Voting Agreement and certain related documents; and

13) Performed such other analyses and reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, with your consent and without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and CenturyLink, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and CenturyLink of the future financial performance of the Company and CenturyLink. In addition, we have assumed, with your consent, that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us and that CenturyLink will have sufficient committed financing for purposes of consummating the Merger. Morgan Stanley has assumed, with your consent, that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, and regulatory advisors with respect to such matters. We express no view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into in connection with the Merger, including, without limitation, the Voting Agreement or any Employment Agreement (as defined in the Merger Agreement), or the fairness of the transactions contemplated thereby to or any consideration received in connection therewith by, the holders of any class of securities or instruments, creditors or other constituencies of the Company. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the Merger. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or CenturyLink, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for both CenturyLink and the Company and have received fees in connection with such services.

Morgan Stanley may also seek to provide such services to CenturyLink in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of CenturyLink, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the CenturyLink Common Stock will trade at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Adam D. Shepard
Adam D. Shepard
Managing Director

ANNEX C

SECTION 262
OF THE GENERAL CORPORATION LAW
OF THE STATE OF DELAWARE
§262 of DGCL

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the Merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the Merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the Surviving Corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 144 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 144 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 De. Laws, c.14 §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 83 of the Louisiana Business Corporation Law provides in part that CenturyLink may indemnify each of its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by CenturyLink or in its right) if such action arises out of his acts on CenturyLink’s behalf and he acted in good faith not opposed to CenturyLink’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under Section 83, CenturyLink may also advance expenses to the indemnified party provided that he or she agrees to repay those amounts if it is later determined that he or she is not entitled to indemnification. CenturyLink has the power to obtain and maintain insurance, or to create a form of self-insurance, on behalf of any person who is or was acting for us, regardless of whether CenturyLink has the legal authority to indemnify the insured person against such liability.

Under Article II, Section 10 of CenturyLink’s bylaws, which CenturyLink refers to as the indemnification bylaw, CenturyLink is obligated to indemnify its current or former directors and officers, except that if any of its current or former directors or officers are held liable under or settle any derivative suit, CenturyLink is permitted, but not obligated to, indemnify the indemnified person to the fullest extent permitted by Louisiana law.

CenturyLink’s charter authorizes CenturyLink to enter into contracts with directors and officers providing for indemnification to the fullest extent permitted by law. CenturyLink has entered into indemnification contracts providing contracting directors or officers the procedural and substantive rights to indemnification currently set forth in the indemnification bylaw. CenturyLink refers to these contracts as indemnification contracts. The right to indemnification provided by these indemnification contracts applies to all covered claims, whether such claims arose before or after the effective date of the contract.

CenturyLink maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity. The indemnification contracts provide that, to the extent insurance is reasonably available, CenturyLink will maintain comparable insurance coverage for each contracting party as long as he serves as an officer or director and thereafter for so long as he is subject to possible personal liability for actions taken in such capacities. The indemnification contracts also provide that if CenturyLink does not maintain comparable insurance, CenturyLink will hold harmless and indemnify a contracting party to the full extent of the coverage that would otherwise have been provided for his benefit.

The foregoing is only a general summary of certain aspects of Louisiana law and CenturyLink’s charter and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to (i) the relevant provisions of the Louisiana Business Corporation Law and (ii) CenturyLink’s charter, bylaws, and form of indemnification contract, each of which is on file with the SEC.

Item 21.	Exhibits.

Exhibit
Number		Description

2	.1†	Agreement and Plan of Merger, dated as of April 26, 2011, by and among the Registrant, Mimi Acquisition Company and SAVVIS, Inc. (included as Annex A to the proxy statement/prospectus that forms a part of this Registration Statement on Form S-4)
5.1		Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. regarding legality of securities being registered
23.1		Consent of KPMG LLP, Independent Registered Public Accounting Firm for the Registrant

Exhibit
Number		Description

23.2		Consent of KPMG LLP, Independent Registered Public Accounting Firm for Qwest Communications International Inc.
23.3		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for SAVVIS, Inc.
23.4		Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. (included in Exhibit 5.1)
24	.1*	Power of Attorney
99.1		Form of Proxy for SAVVIS, Inc.
99.2		Consent of Morgan Stanley & Co. Incorporated

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

*	Previously filed.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(11) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on June 9, 2011.

CENTURYLINK, INC.
(Registrant)

By:	/s/ Stacey W. Goff
Name:     Stacey W. Goff

Title:	Executive Vice President, General Counsel & Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated and on June 9, 2011:

Signature	Title

/s/ Glen F. Post, III Glen F. Post, III	Chief Executive Officer and President (Principal Executive Officer and Director)

* R. Stewart Ewing, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* David D. Cole	Senior Vice President — Controller and Operations Support (Principal Accounting Officer)

* William A. Owens	Chairman of the Board of Directors

* Harvey P. Perry	Vice Chairman of the Board of Directors

* Virginia Boulet	Director

* Charles L. Biggs	Director

* Peter C. Brown	Director

* Richard A. Gephardt	Director

* W. Bruce Hanks	Director

Signature	Title

* Gregory J. McCray	Director

* C.G. Melville, Jr.	Director

* Edward A. Mueller	Director

* Fred R. Nichols	Director

* Michael J. Roberts	Director

* Laurie A. Siegel	Director

* James A. Unruh	Director

* Joseph R. Zimmel	Director

The undersigned, by signing his name hereto, does hereby sign this document on behalf of each of the above-named persons indicated above by asterisks, pursuant to a power of attorney duly executed by such persons and previously filed with the Securities and Exchange Commission as an exhibit hereto.

*By:	/s/ Glen F. Post, III Glen F. Post, III Attorney-in-Fact	June 9, 2011

EXHIBIT INDEX

Exhibit
Number		Description

2	.1†	Agreement and Plan of Merger, dated as of April 26, 2011, by and among the Registrant, Mimi Acquisition Company and SAVVIS, Inc. (included as Annex A to the proxy statement/prospectus that forms a part of this Registration Statement on Form S-4)
5.1		Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. regarding legality of securities being registered
23.1		Consent of KPMG LLP, Independent Registered Public Accounting Firm for the Registrant
23.2		Consent of KPMG LLP, Independent Registered Public Accounting Firm for Qwest Communications International Inc.
23.3		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for SAVVIS, Inc.
23.4		Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. (included in Exhibit 5.1)
24	.1*	Power of Attorney
99.1		Form of Proxy for SAVVIS, Inc.
99.2		Consent of Morgan Stanley & Co. Incorporated

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

*	Previously filed.